As filed with the Securities and Exchange Commission on August 12, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LATAM Airlines Group S.A.

(Exact Name of Registrant as Specified in Its Charter)

LATAM Airlines Group S.A.

(Translation of Registrant’s name into English)

Republic of Chile	4512	59-2605885
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Presidente Riesco 5711, 20th Floor

Las Condes

Santiago, Chile

Tel.: 56-2-2565-2525

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

CT Corporation System

28 Liberty Street

New York, NY 10005

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Adam J. Brenneman, Esq. Richard J. Cooper, Esq. Lisa M. Schweitzer, Esq. Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006 (212) 225-2000

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.  ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

(NOT PART OF THE PROSPECTUS)

This registration statement on Form F-1 relates to the proposed resale of common shares of LATAM Airlines Group S.A., a company incorporated under the laws of Chile, by the selling shareholders to be set forth herein.

On May 26, 2020, LATAM Airlines Group S.A. (“LATAM”) and 28 affiliates (collectively, the “Initial Debtors”) filed their petitions for relief under Chapter 11 (“Chapter 11”) of title 11 of the United States Code, 11 U.S.C. §§ 101-1532, (as amended, the “Bankruptcy Code”), with the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”). On July 7, 2020 and July 9, 2020 (as applicable, the “Subsequent Petition Dates”), nine additional affiliates of LATAM (the “Subsequent Debtors” and together with the Initial Debtors, the “Debtors”) filed their petitions for relief under Chapter 11 of the Bankruptcy Code with the Bankruptcy Court. We refer to these proceedings in this prospectus as our “Chapter 11 proceedings.”

On November 26, 2021, the Debtors filed an initial proposed plan of reorganization under our Chapter 11 proceedings (as it has been and may be subsequently supplemented, revised or amended, or otherwise modified in accordance with its terms, the “Plan of Reorganization” or “Plan”) resulting from the negotiation of a restructuring support agreement (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Restructuring Support Agreement” or “RSA”), also dated as of November 26, 2021, with an ad hoc group of general unsecured creditors of LATAM and certain of the existing equity holders of LATAM. The Debtors filed the solicitation version of the Plan of Reorganization on March 25, 2022.

In accordance with the RSA, on January 12, 2022 we and the Debtors entered into a backstop commitment agreement with certain shareholders (the “Backstop Shareholders”), which we refer to as the “Shareholder Backstop Agreement,” and certain of our creditors (the “Backstop Creditors”), which we refer to as the “Creditor Backstop Agreement”. The Shareholder Backstop Agreement and the Creditor Backstop Agreement are referred to collectively as the “Backstop Agreements.” Under the Plan, the terms of the Backstop Agreements and the transactions contemplated therein, the Backstop Shareholders, the Backstop Creditors and certain general unsecured creditors of the Debtors will be issued, in a private placement exempt from registration under the Securities Act of 1933, three distinct classes of convertible notes issued by LATAM that may be converted into common shares of LATAM (the “Convertible Notes”). In addition, pursuant to the terms of the Backstop Agreements, the Backstop Shareholders and the Backstop Creditors agreed to backstop up to US$800 million of an issuance of new common stock by LATAM. LATAM has agreed to register such common stock and the common shares issuable upon the conversion of the Convertible Notes for resale in the form of ADSs pursuant to a registration rights agreement to be entered into by and among LATAM, the Backstop Creditors and the Backstop Shareholders (the “Registration Rights Agreement”). See “Certain Relationships and Related Party Transactions—Registration Rights Agreement.”

Since LATAM will seek to have this registration statement become effective as soon as reasonably practicable following the effectiveness of the Plan, this registration statement is drafted in many respects as though the reorganization has already taken place. Therefore, except as otherwise noted or suggested by the context, all information contained in this registration statement relates to LATAM and its subsidiaries following the effectiveness of, and after giving effect to the other transactions contemplated by, the Plan.

In addition, the financial information set forth in this registration statement, unless otherwise expressly set forth or as the context otherwise indicates, reflects the historical consolidated results of operations and financial condition of LATAM and its consolidated subsidiaries for the periods presented. That historical financial information does not reflect, among other things, any effects of the transactions contemplated by the Plan. Thus, such financial information may not be representative of LATAM’s performance or financial condition after the effective date of the Plan.

The information in this prospectus is not complete and may be changed. Neither we nor the Selling Shareholders shall sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 12, 2022

PRELIMINARY PROSPECTUS

LATAM Airlines Group S.A.

Common Shares

and the American Depositary Shares Representing Such Shares

This prospectus relates to the offer and sale from time to time by the selling shareholders identified in this prospectus of up to      of our American Depositary Shares (“ADSs”), each representing                                          common shares of LATAM Airlines Group S.A., and the common shares represented by the ADSs. We expect to apply to list our ADSs on the New York Stock Exchange (“NYSE”) under the symbol “LTM.” The ADSs are expected to begin trading on NYSE on                 , 2022. Our common shares trade on the Santiago Stock Exchange (Bolsa de Comercio de Santiago, Bolsa de Valores or “SSE”) and on the Chilean Electronic Stock Exchange ((Bolsa Electrónica de Chile, Bolsa de Valores or “ESE”), under the symbol “LAN.” On                 , 2022, the last reported sale price of our common shares on the SSE was Ch$                                per common share, which is equivalent to $                 per ADS, based on an exchange rate of Ch$                         to $                         as of                            , 2022.

We have appointed J.P. Morgan Chase Bank, N.A. to act as the depositary for the ADSs (the “Depositary”) representing our common shares, including the Registered Shares, as defined below. The shares registered hereby are held in the form of common shares. Holders of common shares will be able to deposit such shares with the Depositary in exchange for ADSs representing such shares at the ratio of      common shares per ADS. ADSs representing the shares registered hereby will be freely tradeable on the effective date of the registration statement of which this prospectus forms a part.

We are filing the registration statement of which this prospectus forms a part in respect of our obligations under a Registration Rights Agreement, dated                 , 2022, concerning an aggregate of                                               common shares issuable upon the exercise of convertible notes issued to investors identified herein pursuant to the terms of the backstop commitment agreements entered into on January 12, 2022 (as amended from time to time) with such investors (the “Backstop Agreements”). Holders of all such instruments are identified in this prospectus as the “Selling Shareholders” and the aggregate                                          common shares registered hereby as the Registered Shares. Any “Registered Shares” offered and sold in the United States by the Registered Holders on the NYSE will be in the form of ADSs. The Selling Shareholders may also sell common shares not represented by ADSs pursuant to this prospectus in private transactions or other transactions not on the NYSE.

The Selling Shareholders identified in this prospectus may offer the common shares and ADSs from time to time through public or private transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at privately negotiated prices. To the extent required, we will provide the specific terms of transactions in the common shares or ADSs in supplements to this prospectus. You should read this prospectus and any applicable supplements carefully before you invest. See “Plan of Distribution.”

We expect that the opening public price of our ADSs on NYSE will be determined by reference to the most recent trading price of our common shares on the SSE, as adjusted for the currency exchange rate at an ADS-to-share ratio of 1 to                  . Thereafter, trades of our ADSs will be made through brokerage transactions on NYSE at prevailing market prices. The Selling Shareholders may, or may not, elect to dispose of Registered Shares represented by ADSs as and to the extent that they may individually determine. See the section entitled “Plan of Distribution.” We will not receive proceeds from any disposition of Registered Shares in the form of ADSs by the Selling Shareholders.

Investing in the ADSs and the common shares involves a high degree of risk. Please see “Risk Factors” beginning on page 11 of this prospectus and the risks described in the 2021 Annual Report which are incorporated by reference herein for a discussion of those risks.

Neither the United States Securities and Exchange Commission (the “SEC”), nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense in the United States.

Prospectus dated                  , 2022

Neither we nor the Selling Shareholders have authorized anyone to provide you with any information or to make any representations other than as contained in this prospectus or in any free writing prospectuses we have prepared. Neither we nor the Selling Shareholders take responsibility for, or can provide any assurance about the reliability of, any information that others may give you. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the cover of this prospectus. Our business, financial condition, results of operations, future growth prospects and other information in this prospectus may have changed since that date.

This prospectus is not an offer to sell and it is not a solicitation of an offer to buy securities in any jurisdiction in which the offer, sale or exchange is not permitted. The distribution of this prospectus and the offer or sale of the securities offered hereby in certain jurisdictions is restricted by law. This prospectus may not be used for, or in connection with, and does not constitute, any offer to, or solicitation by, anyone in any jurisdiction or under any circumstance in which such offer or solicitation is not authorized or is unlawful. Recipients must not distribute this prospectus into jurisdictions where such distribution would be unlawful.

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ABOUT THIS PROSPECTUS

This prospectus is part of a resale registration statement that we filed with the SEC using a “shelf” registration process. The Selling Shareholders may offer and sell, from time to time, an aggregate of up to                  common shares or ADSs representing such shares under this prospectus. In some cases, we and the Selling Shareholders will also be required to provide a prospectus supplement containing specific information about the Selling Shareholders and the terms on which they are offering and selling our common shares. We may also add, update or change in a prospectus supplement information contained in this prospectus. You should read this prospectus and any accompanying prospectus supplement, and any documents incorporated by reference, as well as any post-effective amendments to the registration statement of which this prospectus is a part, before you make any investment decision. To the extent there is a conflict between the information contained in this prospectus and any applicable prospectus supplement, including the information incorporated by reference, you should rely on the information in the applicable prospectus supplement.

You should rely only on the information contained in this prospectus and any accompanying prospectus supplement, including the information incorporated by reference herein. Neither we nor the Selling Shareholders have authorized anyone to provide you with information different from that contained in this prospectus or any accompanying prospectus supplement, including the information incorporated by reference herein.

The Selling Shareholders may only offer to sell, and seek offers to buy, our common shares in jurisdictions where offers and sales are permitted. The information contained in this prospectus speaks only as of the date of this prospectus.

The Selling Shareholders named herein acquired their shares in accordance with the Plan of Reorganization (as it has been and may be subsequently supplemented, revised or amended, or otherwise modified in accordance with its terms, the “Plan of Reorganization” or “Plan”) filed by LATAM Airlines Group S.A. (“LATAM”) and certain of its subsidiaries, which we refer to, together with LATAM, as the “Debtors,” pursuant to Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) and the terms of the Backstop Commitment Agreements (as defined herein) and the transactions contemplated therein. On June 18, 2022, the Bankruptcy Court entered an order confirming the Plan. See “The Reorganization.” We agreed to register for resale, effective as soon as reasonably practicable following the Effective Date, the common shares owned or expected to be owned as of the date of this prospectus or owned in the future by the Selling Shareholders set forth herein or set forth in the applicable prospectus supplement and in accordance with the terms of the Registration Rights Agreement.

In connection with the Chapter 11 process, the Debtors were required to prepare projected financial information. These projections are not part of this prospectus and should not be relied upon in connection with any offering of our common shares. The projections were not prepared for the purpose of any offering of our common shares and have not been, and may not be, updated on an ongoing basis. The projections reflected numerous assumptions concerning our anticipated future performance and prevailing and anticipated market and economic conditions at the time they were prepared that were and continue to be beyond our control and that may not materialize. Projections are inherently subject to uncertainties and to a wide variety of significant business, economic and competitive risks, including those risks discussed under “Risk Factors” in this prospectus and other risks described in our 2021 Annual Report on Form 20-F for the year ended December 31, 2021 filed with the SEC on March 30, 2022 (the “2021 Annual Report”), which are incorporated by reference in this prospectus. Our actual results will vary from those contemplated by the projections and the variations may be material. As a result, you should not rely upon the projections in deciding whether to invest in our common shares.

PRESENTATION OF FINANCIAL AND OTHER INFORMATION

Presentation of Financial Information

In this prospectus, all references to “Chile” are references to the Republic of Chile. This prospectus contains conversions of certain Chilean peso and Brazilian real amounts into U.S. dollars at specified rates solely for the convenience of the reader. These conversions should not be construed as representations that the Chilean peso and the Brazilian real amounts actually represent such U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated. Unless we specify otherwise, all references to “$”, “US$,” “U.S. dollars” or “dollars” are to United States dollars, references to “pesos,” “Chilean pesos” or “Ch$” are to Chilean pesos. References to “real,” “Brazilian real” or “R$” are to Brazilian real, and references to “UF” are to Unidades de Fomento, a daily indexed Chilean peso-denominated monetary unit that takes into account the effect of the Chilean inflation rate.

Unless we indicate otherwise, the U.S. dollar equivalent for information in Chilean pesos used in this prospectus is based on the “dólar observado” or “observed” exchange rate published by Banco Central de Chile (the “Central Bank of Chile”) on June 30, 2022, which was Ch$919.97 = US$1.00. Unless we indicate otherwise, the U.S. dollar equivalent for information in Brazilian real used in this registration statement on Form F-1 is based on the average “bid and offer rate” published by Banco Central do Brasil (the “Central Bank of Brazil”) on June 30, 2022, which was R$5.2374 = US$1.00. The Federal Reserve Bank of New York does not report a noon buying rate for Chilean pesos or Brazilian real. Unless we indicate otherwise, the Chilean peso equivalent for information in UF used in this registration statement on Form F-1 and in our audited consolidated financial statements is based on the UF rate published by Central Bank of Chile on June 30, 2022, which was Ch$33,086.83= UF1.00.

We have rounded percentages and certain U.S. dollar, Chilean peso and Brazilian real amounts contained in this prospectus for ease of presentation. Any discrepancies in any table between totals and the sums of the amounts listed are due to rounding.

The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors” and elsewhere in this prospectus, and other risks described in the 2021 Annual Report, which are incorporated by reference in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates included in this prospectus.

Other Information

Throughout this prospectus, we make numerous references to “LATAM.” Unless the context otherwise requires, references to “LATAM Airlines Group” are to LATAM Airlines Group S.A., the unconsolidated operating entity, and references to “LATAM,” “we,” “us,” “our,” the “group” or the “Company” are to LATAM Airlines Group S.A. and its consolidated affiliates including: Transporte Aéreo S.A. (“LATAM Airlines Chile”), LATAM Airlines Perú S.A. (f/k/a LAN Perú S.A, “LATAM Airlines Peru”), LATAM-Airlines Ecuador S.A. (f/k/a Aerolane Líneas Aéreas Nacionales del Ecuador S.A.), LAN Argentina S.A. (“LATAM Airlines Argentina,” f/k/a Aero 2000 S.A.), Aerovías de Integración Regional S.A., TAM S.A. (“TAM”), TAM Linhas Aéreas S.A. (“LATAM Airlines Brazil”), Transporte Aéreos del Mercosur S.A., LAN Cargo S.A. and its two regional affiliates: Linea Aerea Carguera de Colombia S.A. in Colombia and Aerolinhas Brasileiras S.A. in Brazil. Other references to “LATAM”, as the context requires, are to the LATAM brand which was launched in 2016 and brings together, under one internationally recognized name, all of the affiliate brands such as LATAM Airlines Chile, LATAM Airlines Peru, LATAM Airlines Argentina, LATAM Airlines Colombia, LATAM- Airlines Ecuador S.A. and LATAM Airlines Brazil.

References to “LAN” are to LAN Airlines S.A., currently known as LATAM Airlines Group S.A., and its consolidated affiliates, in connection with circumstances and facts occurring prior to the completion date of the combination between LAN Airlines S.A. and TAM S.A. See “Item 4. Information on the Company—A. History and Development of the Company.” in the 2021 Annual Report incorporated by reference herein.

In this prospectus, unless the context otherwise requires, references to “TAM” are to TAM S.A., and its consolidated affiliates, including TAM Linhas Aereas S.A., which does business under the name “LATAM Airlines Brazil”, Fidelidade Viagens e Turismo Limited and Transportes Aéreos Del Mercosur S.A.

LATAM Airlines Group S.A. and the majority of our affiliates maintain accounting records and prepare financial statements in U.S. dollars. Some of our affiliates, however, maintain their accounting records and prepare their financial statements in Chilean pesos, Argentinean pesos, Colombian pesos or Brazilian real. In particular, TAM maintains its accounting records and prepares its financial statements in Brazilian real. Our audited consolidated financial statements include the results of these affiliates translated into U.S. dollars. The International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board, require assets and liabilities to be translated at period-end exchange rates, while revenue and expense accounts are translated at each transaction date, although a monthly rate may also be used if exchange rates do not vary widely.

Cautionary Note Regarding Forward-Looking Statements

This registration statement on Form F-1 contains forward-looking statements. Such statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe”, “forecast” or other similar expressions. Forward-looking statements, including statements about our beliefs and expectations, are not statements of historical facts. These statements are based on current plans, estimates and projections, and, therefore, you should not place undue reliance on them. Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. These factors include, but are not limited to:

•	the factors described in the “Risk Factors” section in this prospectus and in the 2021 Annual Report;

•	the sufficiency of the Exit Facilities to allow us to continue our operations;

•	our ability to service our debt and fund our working capital requirements;

•	future demand for passenger and cargo air services in Chile, Brazil, other countries in Latin America and the rest of the world;

•	factors that affect the determination of relationships with customers, including public perception of our Chapter 11 proceedings and its effect on our relationships with customers;

•	the state of the Chilean, Brazilian, other Latin American and world economies and their impact on the airline industry;

•	the effects of competition in the airline industry;

•	future terrorist incidents, cyberattacks or related activities affecting the airline industry;

•	developments relating to the COVID-19 pandemic or any other pandemic and measures to address them;

•	future outbreak of diseases, or the spread of already existing diseases, affecting travel behavior and/or exports;

•	natural disasters affecting travel behavior and/or exports;

•	the relative value of the Chilean peso and other Latin American currencies compared to other world currencies;

•	inflation;

•	competitive pressures on pricing;

•	our capital expenditure plans;

•	changes in labor costs, maintenance costs and insurance premiums;

•	fluctuation of crude oil prices and its effect on fuel costs;

•	cyclical and seasonal fluctuations in our operating results;

•	defects or mechanical problems with our aircraft;

•	our ability to successfully implement our growth strategy;

•	increases in interest rates; and

•	changes in regulations, including regulations related to access to routes in which the group operates and environmental regulations.

Forward-looking statements speak only as of the date they are made, and we undertake no obligation to publicly update any of them, whether in light of new information or future events. You should also read carefully the risk factors described in the “Risk Factors” section in this prospectus and in the 2021 Annual Report incorporated by reference herein.

Glossary of Terms

The following terms, as used in this prospectus, have the meanings set forth below.

“ADS” means American Depositary Shares, each representing              common shares of LATAM Airlines Group S.A.

“ADR” means American Depositary Receipts evidencing the ADSs.

“ASK” means available seat kilometers equal to the sum, across the LATAM Airlines Group network, of the number of seats made available for sale on each flight multiplied by the kilometers flown by the respective flight.

“Backstop Agreements” means the Shareholder Backstop Agreement and the Creditor Backstop Agreement entered into on January 12, 2022 in accordance with the Restructuring Support Agreement.

“Backstop Creditors” means those certain creditors party to the Creditor Backstop Agreement entered into on January 12, 2022.

“Backstop Shareholders” means those certain shareholders party to the Shareholder Backstop Agreement entered into on January 12, 2022.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York.

“Ch$” means Chilean pesos.

“Chilean Stock Exchanges” means the Santiago Stock Exchange (Bolsa de Comercio de Santiago, Bolsa de Valores or “SSE”) and the Chilean Electronic Stock Exchange (Bolsa Electrónica de Chile, Bolsa de Valores or “ESE”).

“Convertible Notes” means the three distinct classes of convertible notes issued by LATAM convertible into common shares of LATAM to the Backstop Creditors, the Backstop Shareholders, certain general unsecured creditors of the Debtors and certain shareholders of LATAM, as applicable, in a private placement exempt from registration under the Securities Act.

“Creditor Backstop Agreement” means the means the backstop commitment agreement entered into on January 12, 2022 with the Backstop Creditors (as amended, restated, amended and restated, supplemented or otherwise modified from time to time).

“Debtors” means the Initial Debtors and Subsequent Debtors which filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the Bankruptcy Court.

“Deposit Agreement” means the Amended and Restated Deposit Agreement dated as of              among LATAM Airlines Group S.A. and its successors and J.P. Morgan Chase Bank N.A., filed on                 , 2022 the terms of which govern the ADSs.

“Depositary” means J.P. Morgan Chase Bank N.A., in its capacity as depositary under the Deposit Agreement, and its successors.

“Eblen Group” means Andes Aerea SpA, Inversiones Pia SpA and Comercial Las Vertientes.

“Effective Date” means the date of the Debtors’ emergence from bankruptcy proceedings in accordance with the terms and conditions of the Plan.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Initial Debtors” means LATAM Airlines Group S.A. and 28 affiliates, which filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the Bankruptcy Court on May 26, 2020 (the “Initial Petition Date”).

“NYSE” means the New York Stock Exchange.

“Plan of Reorganization” or “the Plan” means the Chapter 11 Plan (as it has been and may be subsequently supplemented, revised or amended, or otherwise modified in accordance with its terms), as confirmed by the Bankruptcy Court on June 18, 2022 and filed as an exhibit to the registration statement of which this prospectus forms a part.

“Reorganization” means the transactions described under the heading “The Reorganization” and those transactions contemplated by the Plan.

“Restructuring Support Agreement” or “RSA” means the restructuring support agreement (as amended, restated, amended and restated, supplemented or otherwise modified from time to time) entered into on November 26, 2021 with an ad hoc group of general unsecured creditors of LATAM Airlines Group S.A., certain of the existing equity holders of LATAM Airlines Group S.A., and Andes Aerea SpA, Inversiones Pia SpA and Comercial Las Vertientes.

“Securities Act” means the Securities Act of 1933, as amended.

“Shareholders’ Agreement” means the shareholders agreement to be dated as of the Effective Date by and among the Backstop Creditors and the Backstop Shareholders.

“Shareholder Backstop Agreement” means the backstop commitment agreement entered into on January 12, 2022 with the Backstop Shareholders.

“Subsequent Debtors” means nine additional affiliates of LATAM Airlines Group S.A., which filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the Bankruptcy Court on July 7, 2020 and July 9, 2020 (as applicable, the “Subsequent Petition Dates”).

“Registrable Securities” means the common shares issuable upon the exercise of convertible notes issued to Backstop Creditors and Backstop Shareholders pursuant to the terms of the Backstop Agreements registered under the terms of the Registration Rights Agreement.

“Registration Rights Agreement” means the agreement entered into by LATAM, the Backstop Creditors and the Backstop Shareholders to register the common shares issuable upon the conversion of the Convertible Notes for resale in the form of ADSs.

“UF” means Unidades de Fomento, a daily indexed Chilean peso-denominated monetary unit that takes into account the effect of the Chilean inflation rate.

Prospectus Summary

The following summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider before investing in our securities. This summary must be read together with, and is qualified in its entirety by, the information included in the other sections of this registration statement, in particular the information included in the “Risk Factors” in this prospectus and other risks described in the 2021 Annual Report, which are incorporated by reference in this prospectus and “Cautionary Statement Regarding Forward-Looking Statements” sections and our historical consolidated financial statements and the notes to those financial statements before making an investment decision.

Business Overview

LATAM is the largest passenger airline group in South America as measured by ASKs for the year ended December 31, 2021. We are also one of the largest airline groups in the world in terms of network connections: as of June 30, 2022, providing passenger transport services to 133 destinations in 20 countries and cargo services to approximately 141 destinations in 23 countries, with an operating fleet of 300 aircraft (LATAM’s total fleet is 301 aircraft, but one B767 cargo freighter is subleased to a third party) and a set of bilateral alliances. In total, LATAM Airlines Group has approximately 30,600 employees.

For the year ended December 31, 2021, LATAM transported approximately 40 million passengers, a decrease from prior years due to the impact of the COVID-19 pandemic on worldwide travel. LATAM Airlines Group S.A. and its affiliates currently provide domestic services in Brazil, Chile, Peru, Colombia and Ecuador (the Group suspended its operations in Argentina in June 2020); and also provide intra-regional and long-haul operations. The cargo affiliate carriers of LATAM in Chile, Brazil, and Colombia carry out cargo operations through the use of belly space on the passenger flights and dedicated cargo operations using freight aircraft. The group also offers other services, such as ground handling, courier, logistics and maintenance.

As of June 30, 2022, the group provided scheduled passenger service to 15 destinations in Chile, 19 destinations in Peru, 8 destinations in Ecuador, 17 destinations in Colombia, 50 destinations in Brazil, 10 destinations in other Latin American countries and the Caribbean, 5 destinations in North America, 7 destinations in Europe and 2 destinations in Oceania.

In addition, as of June 30, 2022, through various code-sharing agreements, the group offers service to 114 destinations in North America, 27 destinations in South America, 90 destinations in Europe, 18 destinations in Australasia, 46 destinations in Asia and 3 destinations in Africa.

The Chapter 11 Reorganization

As a result of the COVID-19 pandemic and its profound impact on worldwide travel and our operations, on the Initial Petition Date, the Debtors filed their petitions for relief under Chapter 11 of the Bankruptcy Code with the Bankruptcy Court. On the Subsequent Petition Dates, the Subsequent Debtors filed their petitions for relief under Chapter 11 of the Bankruptcy Code with the Bankruptcy Court. We refer to these proceedings in this prospectus as our “Chapter 11 proceedings.” LATAM also filed parallel and ancillary proceedings, which are intended to extend the relief provided for by the Bankruptcy Code to various local jurisdictions and help effectuate a global restructuring.

On November 26, 2021, the Debtors filed the Plan or Reorganization resulting from the negotiation of the RSA, also dated as of November 26, 2021, with an ad hoc group of general unsecured creditors of LATAM Airlines Group S.A. and certain of the Debtors’ large equity holders. The Debtors filed the solicitation version of the Plan of Reorganization on March 25, 2022. On June 18, 2022, the Bankruptcy Court entered the Confirmation Order (the “Confirmation Order”), which approved and confirmed the Plan of Reorganization. Certain parties in interest have appealed the memorandum decision and order approving entry into the Backstop Agreements, as well as the Confirmation Order.

For more information on the Chapter 11 proceedings and our structure following completion of the Chapter 11 process, see “The Reorganization.”

Recent Developments

Shareholders’ meeting

On July 5, 2022 the shareholders’ meeting (as defined below) of the Company passed certain resolutions, as contemplated by the Plan, including resolutions (i) approving the issuance of the New Convertible Notes for a total amount of US$9,493,269,524; (ii) recognizing decreases in the Company’s capital stock effective as of June 12, 2018 as a result of shares issued under the existing compensation plan not having been subscribed and paid, and that as a result, the capital stock of the Company was equal to US$3,146,265,152.04, divided into 606,407,693 fully paid-in shares of a single series, no par value; (iii) approving a capital increase of US$10,293,269,524.00 through the issuance of 605,801,285,307 common shares, no par value, including: (a) 531,991,409,513 common shares to back up the issuance of the New Convertible Notes (as defined below, the “Back-up Shares”) and (b) 73,809,875,794 common shares to be offered preferentially to the Company’s existing shareholders in an US$800 million equity rights offering and subsequently to the shareholders and third parties (the “New Common Stock”); (iv) approving changes to the bylaws permitting, among other things, the aforementioned capital increases; and (v) granting the Board of Directors broad powers to implement such resolutions in accordance with the provisions of the Plan.

The Equity Rights Offering

Pursuant to the terms of the Plan and the Backstop Agreements, the Company offered up to              shares of common stock for an aggregate purchase price of US$                                , which offering was open to all shareholders in accordance with their pre-emptive rights under applicable Chilean law and fully backstopped collectively by the Backstop Creditors and the Backstop Shareholders pursuant to the terms of the Backstop Agreements.

New Convertible Notes Offering

Pursuant to the terms of the Plan and the Backstop Agreements, LATAM offered three classes of convertible notes (the “New Convertible Notes”) for a total amount of approximately US$                 , each of which was preemptively offered to shareholders in accordance with their preemptive rights under applicable Chilean law. The offering of the New Convertible Notes closed on                                . The Convertible Notes are illustratively referred to herein as the New Convertible Notes Class A, the New Convertible Notes Class B and the New Convertible Notes Class C. The New Convertible Notes are Chilean-law governed instruments convertible into common shares of the Company.

The New Convertible Notes Class A were offered in a private placement to certain of the Company’s general unsecured creditors and represented the primary means of recovery for general unsecured creditors under the Chapter 11 proceedings. The purchase price for the New Convertible Notes Class A was payable exclusively in claims. The New Convertible Notes Class A have a face value of $1.00 per New Convertible Note and were issued in an aggregate amount of up to approximately US$                 .

The New Convertible Notes Class C have a face value of $1.00 per New Convertible Note and were issued in an aggregate amount of US$                 . Fifty percent of the New Convertible Notes Class C were directly allocated to the Backstop Creditors pursuant to the terms of the Creditor Backstop Agreement and the remainder were distributed ratably to general unsecured creditors (including the Backstop Creditors) that subscribed and purchased the New Convertible Notes Class C in a private placement backstopped by the Backstop Creditors. This distribution of New Convertible Notes Class C to the subscribing general unsecured creditors was in exchange for a combination of: (i) US$                 of cash consideration and (ii) a settlement (dación en pago), discharge and release of their general unsecured claims in an amount of $ , in each case, per $1.00 principal amount of New Convertible Note issued and are subject to certain limitations and holdbacks by the Backstop Creditors. The New Convertible Notes Class C are convertible to shares of LATAM at a ratio of                 shares per New Convertible Note Class C.

In addition, general unsecured creditors electing to receive New Convertible Notes Class A or New Convertible Notes Class C were entitled to receive a one-time cash distribution equal to                  .

The New Convertible Notes Class B were issued in an aggregate amount of approximately $                 . The New Convertible Notes Class B were subscribed and purchased for cash in a private placement by the Backstop Shareholders pursuant to the terms of the Shareholder Backstop Agreement.

The Exit Financing

The Company incurred additional indebtedness in the form of new credit facilities (the “Exit Financing”). The Exit Financing contemplated, in addition to the issuance of our Senior Secured Notes due 2027 with a principal amount of US$                 (the “2027 Notes”) and Senior Secured Notes due 2029 with a principal amount of US$                 (the “2029 Notes”), the incurrence of (i) a Term Loan B facility with an aggregate principal amount of US$                 and (ii) a revolving facility in an aggregate principal amount of US$                 (together, the “Exit Facilities”). The Exit Facilities were automatically converted into a financing that will remain in effect after the Effective Date.

The Exit Financing also contemplated up to US$                 in Junior DIP Financing during the pendency of the Chapter 11 proceedings (prior to the emergence therefrom). In connection with the foregoing, after conducting a competitive process in the market in order to obtain the best financial conditions available for the Junior DIP Financing, on June 10, 2022 the Debtors entered into the Junior DIP Commitment Letter with the Junior DIP Financing Lenders.

New Local Notes Issuance

In addition, pursuant to the terms of the RSA, the Company issued new UF-denominated Chilean notes, in an amount equivalent to US$                 , in settlement of claims of general unsecured creditors that elect to receive such notes in lieu of the New Convertible Notes Class A or the New Convertible Notes Class C.

Risks Associated with Our Company

Investing in our shares and ADSs involves a significant degree of risk. See “Risk Factors” beginning on page 11 of this prospectus and the risks described in the 2021 Annual Report which are incorporated by reference herein and other risks described in any applicable prospectus supplement for a discussion of factors you should carefully consider before deciding to invest in our common shares. See “Risk Factors.”

Corporate Information

LATAM Airlines Group is a publicly held stock corporation (sociedad anónima abierta) incorporated under the laws of Chile. LATAM Airlines Group was incorporated by a public deed dated December 30, 1983, an abstract of which was published in the Chilean Official Gazette (Diario Oficial de la República de Chile) No. 31,759 on December 31, 1983, and registered on page 20,341, No. 11,248 of the Chilean Real Estate and Commercial Registrar (Registro de Comercio del Conservador de Bienes Raices de Santiago) for the year 1983. Our corporate purpose, as stated in our by-laws, is to provide a broad range of transportation and related services, as more fully set forth in Article Four thereof.

The Offering

Common shares offered by the Selling Shareholders	Up to common shares

Common shares issued and outstanding after this offering	common shares (including common shares issuable upon conversion of the New Convertible Notes if 100% of the New Convertible Notes are converted into common shares on or prior to the date that is sixty days after their issuance).

ADSs

Each ADS represents common shares, no par value. As an ADS holder, you will not be treated as one of our shareholders, you will not have direct shareholder rights and you will only be able to exercise your right to vote the shares underlying your ADSs in accordance with applicable law and the terms of the Deposit Agreement. The Depositary, the custodian or its nominee, will be the holder of the common shares underlying your ADSs. You will have the contractual rights of an ADS holder, as provided in the Deposit Agreement among us, the depositary and holders and beneficial owners of ADSs issued thereunder.

To better understand the terms of the ADSs, see the section of this prospectus entitled “Description of American Depositary Shares”. We also encourage you to read the form of Deposit Agreement, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Depositary	J.P. Morgan Chase Bank, N.A.

Use of proceeds	The Selling Shareholders will receive all of the proceeds from the sale of our common shares offered by this prospectus. We will not receive any of the proceeds from this offering.

Determination of offering price	The Selling Shareholders may sell all or some of our common shares offered hereby from time to time at those prices as they may determine at the time of sale, as more fully described under the heading “Plan of Distribution.”

Listing	We expect to apply to list our ADSs on the New York Stock Exchange (“NYSE”) under the symbol “LTM.” The ADSs are expected to begin trading on NYSE on , 2022. Our common shares trade on the SSE and the ESE under the symbol “LAN.”

Registration Rights Agreement	The Company and certain parties who receive New Convertible Notes and common shares on the Effective Date are entering into the Registration Rights Agreement providing resale registration rights for the Registrable Securities. The Registration Rights Agreement grants holders customary demand, shelf and piggyback registration rights, subject to the limitations set forth therein. The Company is filing the registration statement of which this prospectus forms a part pursuant to the obligations set forth in the Registration Rights Agreement, a form of which is filed as an exhibit to the registration statement. See “Certain Relationships and Related Party Transactions—Registration Rights Agreement.”

Risk Factors	See “Risk Factors” beginning on page 11 and the risks described in the 2021 Annual Report, incorporated by reference herein and the other information included in this prospectus, including information incorporated by reference, for a discussion of factors you should carefully consider before deciding to invest in the ADSs and our common shares.

Risk Factors

This offering and an investment in the ADSs and our common shares involve a significant degree of risk. You should carefully consider the risks described below and the risks described in the 2021 Annual Report which are incorporated by reference herein, together with the financial and other information contained in this prospectus or incorporated by reference in this prospectus, before you decide to purchase the ADSs or our common shares. If any of the following risks actually occurs, our business, financial condition, results of operations, cash flow and prospects could be materially and adversely affected. As a result, the trading price of the ADSs or our common shares could decline and you could lose all or part of your investment.

Risks Relating to Our Emergence from Bankruptcy

Our Chapter 11 Plan of Reorganization is based in large part upon assumptions and analyses developed by us. If these assumptions and analyses prove to be incorrect, our plan may be unsuccessful in its execution.

The implementation of our Plan of Reorganization affects our capital structure and the ownership, structure and operation of the business and reflects assumptions and analyses based on our experience and perception of historical trends, current conditions and expected future developments, as well as other factors that we consider appropriate under the circumstances. Whether actual future results and developments will be consistent with our expectations and assumptions depends on a number of factors, including but not limited to: (i) our ability to change substantially our capital structure, (ii) our ability to obtain adequate liquidity and access financing sources, (iii) our ability to maintain customers’ confidence in our viability as a going concern, (iv) our ability to retain key employees and (v) the overall strength and stability of general macroeconomic conditions. In light of the many uncertainties and risks deriving from developments relating to the spread of COVID-19 and new variants, these factors and their effect on us are highly unpredictable.

In addition, the Plan relies upon financial projections that are necessarily speculative, and it is possible that one or more of the assumptions and estimates that are the basis of these financial forecasts will not result as expected. In our case, the forecasts may be even more speculative than normal because of the many uncertainties we face relating to, among others, macroeconomic conditions in the countries in which the group operates, depressed demand for air travel and travel restrictions imposed by governments as a result of the COVID-19 pandemic, and the time and manner in which COVID-19 vaccines are distributed in the countries in which the group operates. Accordingly, our actual financial condition and results of operations could differ, perhaps materially, from what we have anticipated. Consequently, there can be no assurance that the results or developments contemplated by any plan of reorganization we may implement will occur or, even if they do occur, that they will have the anticipated effects on us or our business or operations. The failure of any such results or developments to materialize as anticipated could materially and adversely affect the successful execution of any plan of reorganization.

Further, the Bankruptcy Court’s Confirmation Order of the Plan is being appealed by certain creditors who argue that the Plan does not satisfy the standards for confirmation under the Bankruptcy Code. Although we are contesting these appeals, there can be no assurance that we will ultimately prevail on the merits or otherwise settle with the appealing parties.

Our historical financial information may not be indicative of our future financial performance.

Our capital structure is being significantly altered under the Plan. Further, implementation of the Plan could materially change the amounts and classifications reported in our consolidated historical financial statements, which do not give effect to any adjustments to the carrying value of assets or amounts of liabilities that might be necessary as a consequence of the confirmation of the Plan of Reorganization.

We may not be able to achieve our stated goals and continue as a going concern.

Following the consummation of our Plan of Reorganization, we continue to face a number of risks, including further depressed demand for air travel and challenging economic conditions as a result of developments relating to the spread of COVID-19 or otherwise. Accordingly, we cannot guarantee that our Plan of Reorganization will achieve our stated goals and permit us to effectively implement our strategy.

Furthermore, even considering that our debts are being effectively reduced or discharged through the implementation of our Plan of Reorganization, we may need to raise additional funds through public or private debt or equity financing or other various means to fund the group’s business after the completion of our Chapter 11 proceedings. Our access to additional financing for the foreseeable future will likely continue to be limited, if it is available at all. Therefore, adequate funds may not be available when needed or may not be available on favorable terms.

We may be subject to claims that will not be discharged in our Chapter 11 proceedings, which could have a material adverse effect on our financial condition and results of operations.

The Bankruptcy Code provides that the confirmation of a Chapter 11 plan of reorganization discharges a debtor from substantially all debts arising prior to confirmation. With few exceptions, all claims that arose prior to confirmation of the Plan of Reorganization: (i) would be subject to compromise and/or treatment under the Plan of Reorganization and (ii) would be discharged in accordance with the Bankruptcy Code and the terms of the Plan of Reorganization. Any claims not ultimately discharged through a Chapter 11 plan of reorganization could be asserted against the reorganized entities and may have an adverse effect on the business and financial condition and results of operations of the group on a post-reorganization basis.

Risks Relating to our common shares and ADSs

The price of our common shares may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the offering price.

The market price for our common shares may be volatile and may fluctuate significantly in response to a number of factors, most of which we cannot control, including, among others:

•	general and industry-specific economic conditions;

•	developments in emerging markets, particularly other countries in Latin America;

•	changes in financial estimates or recommendations by securities analysts or failure to meet analysts’ performance expectations;

•	additions or departures of key members of management;

•	any increased indebtedness we may incur in the future;

•	speculation or reports by the press or investment community with respect to us or our industry in general;

•	announcements by us or our competitors of significant contracts, acquisitions, dispositions, strategic partnerships, joint ventures or capital commitments;

•	changes or proposed changes in laws or regulations affecting the oil and gas industry or enforcement of these laws and regulations, or announcements relating to these matters;

•	future changes in various exchange control regulations by the Central Bank of Chile; and

•	general market, political and economic conditions, including any such conditions and local conditions in the markets in which we operate.

These and other factors may lower the market price of our common shares, regardless of our actual operating performance. In the event of a drop in the market price of our common shares, you could lose a substantial part or all of your investment in our common shares and ADSs.

In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. Shareholders may institute securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, we could incur substantial costs and our resources and the attention of management could be diverted from our business.

Sales of our common shares by existing shareholders, or the perception that these sales may occur, especially by significant shareholders, may cause our share price to decline.

Following our emergence from bankruptcy, a substantial portion of our shares are being held by a limited number of holders. Following our emergence, all of the shares distributed in connection with the Plan will be freely tradeable in Chile on the SSE and ESE and may be sold in the United States pursuant to an applicable exemption from registration under the Securities Act or under an effective registration statement, including the registration statement of which this prospectus forms a part. Some of our creditors who receive our common shares in connection with the Plan may sell our shares shortly after emergence for any number of reasons. Other creditors may hold their common shares for the holding period applicable to them under U.S. law and sell immediately after such holding period expires, which could result in further price volatility. In addition, investment firms that are party to certain put and call agreements may hedge their positions by trading our common shares.

If our existing shareholders, in particular our affiliates and significant shareholders, sell substantial amounts of our common shares in the public market, or there is substantial trading in our common shares, hedging activities or perceived perception by the public market that any of these activities will occur, the trading price of our common shares could decline. In addition, sales of these common shares could impair our ability to raise capital, should we wish to do so. Up to                 of our common shares may be sold pursuant to this prospectus by the Selling Shareholders, which represents approximately                 % of our issued and outstanding common shares as of the Effective Date. We cannot predict the timing or amount of future sales of our common shares by Selling Shareholders pursuant to this prospectus, but such sales, or the perception that such sales could occur, may adversely affect prevailing market prices for our common shares.

Trading of our ADSs and common shares in the securities markets is limited and could experience further illiquidity and price volatility.

Our common shares are listed and trade on the SSE and the ESE under the symbol “LAN.” Chilean securities markets are substantially smaller, less liquid and more volatile than major securities markets in the United States. In addition, Chilean securities markets may be materially affected by developments in other emerging markets, particularly other countries in Latin America. Accordingly, although you are entitled to withdraw the common shares underlying the ADSs from the Depositary at any time, your ability to sell the common shares underlying ADSs in the amount and at the price and time of your choice may be substantially limited. This limited trading market may also increase the price volatility of the ADSs or the common shares underlying the ADSs.

Holders of ADRs may be adversely affected by currency devaluations and foreign exchange fluctuations.

If the Chilean peso exchange rate falls relative to the U.S. dollar, the value of the ADSs and any distributions made thereon from the Depositary could be adversely affected. Cash distributions made in respect of the ADSs are received by the Depositary (represented by the custodian bank in Chile) in pesos, converted by the custodian bank into U.S. dollars at the then-prevailing exchange rate and distributed by the Depositary to the holders of the ADRs evidencing those ADSs. In addition, the Depositary will incur foreign currency conversion costs (to be borne by the holders of the ADRs) in connection with the foreign currency conversion and subsequent distribution of dividends or other payments with respect to the ADSs.

Certain shareholders have the right to appoint the initial directors to our board and their interests may not coincide with yours.

After the Effective Date, we expect our board of directors to include nine members. Although a final determination as to who will serve on our board of directors upon emergence has not been made, we expect that new directors will be appointed according to the initial director appointment rights of certain Backstop Creditors and Backstop Shareholders. Pursuant to the terms of the Shareholders’ Agreement, an ad hoc group of our general unsecured creditors will be entitled to nominate five directors to our board, including the vice-chairman. Subject to applicable corporate laws and regulations, certain existing large shareholders of LATAM Airlines Group S.A. will be entitled to nominate four directors: one director shall be nominated by Delta Air Lines, Inc., one director shall be nominated by Qatar Airways Investment (UK) Ltd., and the remaining 2 directors shall be nominated by Costa Verde Aeronáutica S.A. and Inversiones Costa Verde Ltda. y Cia. en Comandita por Acciones. See “Management—Directors and Senior Management.” As a result of these appointment rights, the Backstop Creditors and Backstop Shareholders will be able to influence the composition of our board of directors and our management, business plans and policies, including the appointment and removal of our officers. The interests of the Backstop Creditors and Backstop Shareholders may not coincide with your interests, and their director designees may make decisions you disagree with.

Our ADS holders may not be able to exercise preemptive rights in certain circumstances.

While the Registration Rights Agreement and Deposit Agreement provide generally for participation by ADS holders in preemptive rights offerings, we are not required to provide for such participation in connection with offerings constituting less than 2% of the common shares outstanding at such time, excluding any common shares subject to lockup arrangements. To the extent that a holder of our ADSs is unable to exercise its preemptive rights because a registration statement has not been filed or due to restrictions set forth in the Deposit Agreement or applicable law, the Depositary may attempt to sell the holder’s preemptive rights and distribute the net proceeds of the sale, net of the Depositary’s fees and expenses, to the holder, provided that a secondary market for those rights exists and a premium can be recognized over the cost of the sale. A secondary market for the sale of preemptive rights can be expected to develop if the subscription price of the shares of our common stock upon exercise of the rights is below the prevailing market price of the shares of our common stock. However, we cannot assure you that a secondary market in preemptive rights will develop in connection with any future issuance of shares of our common stock or that if a market develops, a premium can be recognized on their sale. Amounts received in exchange for the sale or assignment of preemptive rights relating to shares of our common stock will be taxable in Chile and in the United States. See “Taxation—Chilean Tax—Taxation on Capital Gains.” As described further in “Description of Share Capital,” the inability of holders of ADSs to exercise preemptive rights in respect of common shares underlying their ADSs could result in a change in their percentage ownership of common shares following a preemptive rights offering. If a secondary market for the sale of preemptive rights does not develop and such rights cannot be sold, they will expire and a holder of our ADSs will not realize any value from the grant of the preemptive rights. In either case, the equity interest of a holder of our ADSs in us will be diluted proportionately.

Holders of ADSs have fewer rights than our shareholders and must act through the depositary to exercise those rights.

Holders of our ADSs do not have the same rights as our shareholders and may only exercise the voting rights with respect to the underlying common shares in accordance with the provisions of the Deposit Agreement. A holder of ADSs will not be able to meet this requirement, and accordingly is not entitled to vote at shareholders’ meetings, because the shares underlying the ADSs will be registered in the name of the Depositary. While a holder of ADSs is entitled to instruct the Depositary as to how to vote the shares represented by ADSs in accordance with the procedures provided for in the Deposit Agreement, a holder of ADSs will not be able to vote its shares directly at a shareholders’ meeting or to appoint a proxy to do so. In certain instances, a discretionary proxy may vote our shares underlying the ADSs if a holder of ADSs does not instruct the Depositary with respect to voting. If you wish to directly vote the common shares represented by your ADSs, you will be required to deliver your ADSs to the Depositary for cancellation and withdraw the underlying common shares. Under Chilean law, a shareholder is required to be registered in our shareholders’ registry at least five business days before a shareholders’ meeting in order to vote at such meeting. In addition, in your capacity as an ADS holder, you will not be able to call a shareholders’ meeting unless you withdraw your common shares from the ADS program. We expect that the Depositary will charge you a fee for both withdrawing and depositing common shares. See “Description of American Depositary Shares” for additional information.

ADS holders may not be able to exercise withdrawal rights that are granted by the Chilean Corporations Act to registered shareholders of publicly traded Chilean corporations.

Under the Chilean Corporations Act, if any of the following resolutions is adopted by our shareholders at any extraordinary shareholders meeting, dissenting shareholders have the right to withdraw from LATAM Airlines Group and to require us to repurchase their shares, subject to the fulfillment of certain terms and conditions. A dissenting shareholder is a shareholder who either attends the shareholders meeting and votes against a resolution which results in a withdrawal right or, if absent from the shareholders meeting, a shareholder who notifies the company in writing within 30 days of the shareholders meeting of such shareholder’s opposition to the resolution and that such shareholder is exercising his or her right to withdraw from the company. For a description of the resolutions and situations that results in a shareholder’s right to withdraw, see “Description of Share Capital— Right of Dissenting Shareholders to Tender Their Shares.”

In addition, shareholders of publicly held corporations have the right to withdraw if a person acquires two-thirds or more of the outstanding shares of such corporation with the right to vote (except as a result of other shareholders not having subscribed and paid a capital increase) and does not make a tender offer for the remaining shares within 30 days after acquisition.

ADS holders own a beneficial interest in shares held by the Depositary and, accordingly, they are not listed as shareholders on the share registry of the Company. The Depositary will not exercise withdrawal rights on behalf of ADS holders. Accordingly, in order to ensure a valid exercise of withdrawal rights, an ADS holder must withdraw the holder’s common shares from the ADS program and become a registered shareholder of the Company no later than the date which is five Chilean business days before the shareholders’ meeting at which the vote which would give rise to withdrawal rights is taken, or the applicable record date for withdrawal rights that arise other than as a result of a shareholder vote. Withdrawal rights must then be exercised in the manner prescribed in the notice to shareholders that is required to be sent to shareholders of Chilean public companies advising such holders of their right of withdrawal. If an event occurs that gives rise to withdrawal rights, ADS holders will have a limited time to withdraw their common shares from the ADS program and to become registered shareholders of the Company prior to the record date for the shareholders meeting or other event giving rise to such withdrawal rights. If an ADS holder does not become a registered shareholder of the Company prior to such record date he will not be able to exercise the withdrawal rights available to registered shareholders.

As a foreign private issuer, we are not required to disclose as much information to investors as a U.S. issuer is required to disclose and, as a result, you may receive less information about us than you would receive from a comparable U.S. company.

We are subject to the reporting requirements of the Exchange Act. However, as a “foreign private issuer” within the meaning of the Exchange Act, the corporate disclosure requirements that apply to us may not be equivalent to the disclosure requirements that apply to a U.S. company and, as a result, you may receive less information about us than you would receive from a comparable U.S. company. The disclosure requirements applicable to foreign issuers under the Exchange Act are more limited than the disclosure requirements applicable to U.S. issuers. In addition, because we are a foreign private issuer, our directors, officers and 10% shareholders are not subject to the reporting requirements and short-swing profit recapture provisions under Section 16 of the Exchange Act. Publicly available information about issuers of securities listed on the Chilean Stock Exchanges also provides less detail in certain respects than the information regularly published by listed companies in the United States or in certain other countries. Furthermore, there is a lower level of regulation of the Chilean securities market and of the activities of investors in such markets as compared with the level of regulation of the securities markets in the United States and in certain other developed countries.

Our status as a foreign private issuer exempts us from certain of the corporate governance standards of the New York Stock Exchange.

As a “foreign private issuer” we are exempt from certain NYSE corporate governance requirements. In addition, a foreign private issuer may elect to comply with the practice of its home country and not to comply with certain NYSE corporate governance requirements, including the requirements that (i) a majority of our board of directors (Directorio), consist of independent directors, (ii) a nominating and corporate governance committee be established that is composed entirely of independent directors and has a written charter addressing the committee’s purpose and responsibilities, (iii) a compensation committee be established that is composed entirely of independent directors and has a written charter addressing the committee’s purpose and responsibilities, and (iv) an annual performance evaluation of the nominating and corporate governance and compensation committees be undertaken. A foreign private issuer may also rely on certain exemptions from the independence requirements for members of its audit committee under the Exchange Act Rule 10A-3(b)(1). We currently use these exemptions and intend to continue using these exemptions. Accordingly, you will not have the same protections afforded to investors in companies that are subject to all NYSE corporate governance requirements.

Use of Proceeds

The common shares or ADSs representing such shares offered hereby are being offered for the account of the Selling Shareholders identified in this prospectus. See “Selling Shareholders.” All net proceeds from the sale of the common shares or ADSs representing such shares will go to the Selling Shareholders. We will not receive any part of the proceeds from such sale of common shares or ADSs representing such shares.

Dividend Policy

In accordance with Chilean corporate law, we must pay annual cash dividends equal to at least 30.0% of our annual consolidated net income for the prior year, calculated in accordance with IFRS, unless otherwise decided by a unanimous vote of the holders of all issued shares, and unless and except to the extent we have accumulated losses. If there is no net income in a given year, we may but are not legally obligated to distribute dividends out of retained earnings; however, in such case, the retained earnings must first absorb losses, if any, subject to limited exceptions. See “Description of Share Capital—Dividend and Liquidation Rights”.

LATAM Airlines Group’s board of directors has the authority to declare interim dividends. Year-end dividends, if any, are declared by our shareholders at our annual meeting.

The Reorganization

This section provides a description of the Debtors’ restructuring and emergence from bankruptcy assuming that the Effective Date has occurred. The description in this section is qualified in its entirety by reference to the Plan. The terms of the Plan are more detailed than the description provided in this section, which may have omitted descriptions of items that may be of interest to particular investors. Therefore, please carefully consider the actual provisions of the Plan for more complete information about the transactions to be consummated in connection with the Debtors’ emergence from bankruptcy. For further detail regarding the Chapter 11 proceedings, please see the Notes to the Consolidated Financial Statements included in the 2021 Annual Report incorporated by reference in this prospectus. Capitalized terms used but not defined herein shall have the meaning given to them in the Plan.

As a result of the COVID-19 pandemic and its profound impact on worldwide travel and our operations, on the Initial Petition Date, the Debtors filed their petitions for relief under Chapter 11 of the Bankruptcy Code with the Bankruptcy Court. On the Subsequent Petition Dates, the Subsequent Debtors filed their petitions for relief under Chapter 11 of the Bankruptcy Code with the Bankruptcy Court. We refer to these proceedings in this prospectus as our “Chapter 11 Proceedings.” LATAM also filed parallel and ancillary proceedings, which are intended to extend the relief provided for by the Bankruptcy Code to various local jurisdictions and help effectuate a global restructuring.

On November 26, 2021, the Debtors filed the Plan of Reorganization resulting from the negotiation of the RSA, also dated as of November 26, 2021, with an ad hoc group of general unsecured creditors of LATAM Airlines Group S.A. and certain of the Debtors’ large equity holders. The Debtors filed the solicitation version of the Plan of Reorganization on March 25, 2022. On June 18, 2022, the Bankruptcy Court entered the Confirmation Order, which approved and confirmed the Plan of Reorganization. Certain parties in interest have appealed the memorandum decision and order approving entry into the Backstop Agreements, as well as the Confirmation Order.

The transactions contemplated by the Plan are resulting in the infusion of up to approximately US$                 billion through the offerings of new equity, convertible notes, and debt, which we believe are enabling us to exit the Chapter 11 proceedings with appropriate capitalization to effectuate our business plan. Upon emergence, the Company is expected to have total debt of approximately US$                 billion and liquidity of approximately
US$                 billion.

The Equity Rights Offering

Pursuant to the terms of the Plan and the Backstop Agreements, the Company offered up to                 shares of common stock for an aggregate purchase price of $                                 which offering was open to all shareholders in accordance with their preemptive rights under applicable Chilean law and fully backstopped collectively by the Backstop Creditors and Backstop Shareholders pursuant to the terms of the Backstop Agreements.

The New Convertible Notes Offerings

Pursuant to the terms of the Plan and the Backstop Agreements, LATAM issued three classes of convertible notes for a total amount of US$                , each of which was preemptively offered to shareholders in accordance with their preemptive rights under applicable Chilean law. The Convertible Notes are illustratively referred to herein as the New Convertible Notes Class A, the New Convertible Notes Class B and the New Convertible Notes Class C. The New Convertible Notes will be Chilean-law governed instruments. The New Convertible Notes are convertible into common shares of the Company that, together with the shares of new common stock issued pursuant to the Plan by the Company, substantially dilute existing shareholders.

For purposes of registration at the securities registry of the CMF and as provided in the indenture pursuant to which the New Convertible Notes were issued, the New Convertible Notes Class A have been denoted as “Series G,” the New Convertible Notes Class B have been denoted “Series H” and the New Convertible Notes Class C have been denoted “Series I.”

New Convertible Notes Class A and New Convertible Notes Class C

According to the terms of the Plan, general unsecured creditors were able to opt between participating in the New Convertible Notes Class A or the New Convertible Notes Class C depending on whether or not they elected to contribute new funds in exchange for the New Convertible Notes received.

The New Convertible Notes Class A were offered in a private placement to certain of the Company’s general unsecured creditors and represented the primary means of recovery for general unsecured creditors under the Chapter 11 proceedings. The purchase price for the New Convertible Notes Class A was payable exclusively in claims; no cash consideration was paid by general unsecured creditors in connection with receipt of New Convertible US Notes Class A. The New Convertible Notes Class A have a face value of $1.00 per New Convertible Note and were issued in an aggregate amount of US$                . The New Convertible Notes Class A are convertible to shares of LATAM at a ratio of                  shares per New Convertible Note Class A.

The New Convertible Notes Class C have a face value of $1.00 per New Convertible Note and were issued in an aggregate amount of
US$                . Fifty percent of the New Convertible Notes Class C were directly allocated to the Backstop Creditors pursuant to the terms of the Creditor Backstop Agreement and the remainder were distributed ratably to general unsecured creditors (including the Backstop Creditors) that subscribed and purchased the New Convertible Notes Class C in a private placement backstopped by the Backstop Creditors. This distribution of New Convertible Notes Class C to the subscribing general unsecured creditors was in exchange for a combination of: (i) US$                 of cash consideration and (ii) a settlement (dación en pago), discharge and release of their general unsecured claims in an amount of $                 , in each case, per $1.00 principal amount of New Convertible Note issued and are subject to certain limitations and holdbacks by the Backstop Creditors. The New Convertible Notes Class C are convertible to shares of LATAM at a ratio of                         shares per New Convertible Note Class C.

In addition, general unsecured creditors electing to receive New Convertible Notes Class A or New Convertible Notes Class C are entitled to receive a one-time cash distribution equal to US$                 in the aggregate. This one-time cash payment was distributed between the general unsecured creditors receiving New Convertible Notes Class A and New Convertible Notes Class C. Pursuant to the terms of the Plan, subscribers to the New Convertible Notes Class A were entitled to receive a cash payment equal to no less than 4.875% of the value of their claims, and those that were participating both in the New Convertible Notes Class A and the New Convertible Notes Class C were entitled to receive half of that payment for the proportion of their claims that participate in the New Convertible Notes Class A.

New Convertible Notes Class B

The New Convertible Notes Class B have a face value of $1.00 per New Convertible Note and were issued in an aggregate amount of
US$                . The New Convertible Notes Class B were subscribed and purchased for cash in a private placement by the Backstop Shareholders pursuant to the terms of the Shareholder Backstop Agreement. The New Convertible Notes Class B are convertible to shares of LATAM at a ratio of                  shares per New Convertible Note Class B.

New Local Notes Issuance

In addition, pursuant to the terms of the RSA, the Company will issue new Chilean notes (the “New Local Notes”) denominated in Unidades de Fomento, in an amount equivalent up to US$130.2 million, in settlement of claims of general unsecured creditors that elect to receive such notes in lieu of the New Convertible Notes Class A or the New Convertible Notes Class C, which settlement includes the one-time cash distribution described above. See “—New Convertible Notes Class A and New Convertible Notes Class C.”

The Exit Financing

In addition to the new equity issuance and the New Convertible Notes and New Local Notes offerings referenced above, the Plan of Reorganization also contemplates the incurrence of new debt for approximately US$2.25 billion in notes and term loans and a new revolving credit facility for approximately US$500 million.

The Exit Financing facilities were structured as debtor-in possession facilities that closed during the pendency of the Chapter 11 proceedings, remaining in place after the emergence of the Debtors from the Chapter 11 proceedings.

The Exit Financing contemplates the incurrence of (i) a Term Loan B facility with an aggregate principal amount of US$     , (ii) a bridge facility in an aggregate principal amount of US$                                which is expected to be repaid with the proceeds of the Company’s offering of 5-year senior secured notes; (iii) a bridge facility in an aggregate principal amount of US$                                which is expected to be repaid with the proceeds of the Company’s offering of 7-year senior secured notes and (iv) a revolving facility in an aggregate principal amount of US$                                (each, an “Exit Facility”). The principal amounts of each Exit Facility (other than the revolving facility) may, in certain circumstances, be increased so long as any such increase is offset by a corresponding decrease in the other Exit Facilities.

In addition to the facilities described above, the Debtors entered into the Junior DIP Commitment Letter with the Junior DIP Financing Lenders on June 10, 2022 which is expected to be funded concurrently with the Exit Facilities. The Junior DIP Commitment Letter contemplates up to US$                 in Junior DIP Financing, comprised of US$                                 funded in cash and up to US$                                 funded on a cashless basis through the deemed extension of outstanding loans during the pendency of the Chapter 11 proceedings. Unlike the Exit Facilities described above, the terms of the Junior DIP provide for its repayment in full prior to the emergence from the Chapter 11 proceedings.

Unaudited Pro Forma Condensed Consolidated Financial Statements

The following unaudited pro forma condensed consolidated financial statements of LATAM Airlines Group S.A. and subsidiaries along with the accompanying explanatory notes (or the “Pro Forma Financial Statements”) have been prepared to illustrate the effects of the Plan, including the financing transactions contemplated thereunder. The Pro Forma Financial Statements assume the Plan’s Effective Date occurred on June 30, 2022 for the unaudited pro forma condensed consolidated statement of financial position as of June 30, 2022 and on January 1, 2021 for the unaudited pro forma condensed consolidated statements of income for the three-month period ending on June 30, 2022 and June 30, 2021 and for the year ending on December 31, 2021.

The Pro Forma Financial Statements presented herein are provided for informational and illustrative purposes only and are not necessarily indicative of the financial results that would have been achieved had the events and transactions occurred on the dates assumed, nor is such financial data necessarily indicative of the results of operations in future periods. The pro forma adjustments are based on currently available information and certain assumptions that the Company believes are reasonable. The Pro Forma Financial Statements should be read in conjunction with the notes hereto, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes included in the 2021 Annual Report and the interim consolidated financial statements included in our Report on Form 6-K dated August 11, 2022, incorporated by reference herein. The unaudited pro forma Condensed Consolidated Financial Statements have been prepared in accordance with Article 11 of Regulation S-X.

TRANSACTION ACCOUNTING ADJUSTMENTS

The Transaction Accounting Adjustments column of the Pro Forma Financial Statements gives effect to the consummation of the Plan, including the following transactions:

•	Capital increase through the equity rights offering (the “ERO Rights Offering”) for an amount equal to ThUS$ 800,000, representing 73,809,875,794 shares of common stock. Please refer to note (f).

•

Capital increase through the issuance of the New Convertible Notes for an amount of ThUS$ 9,493,270, which as described within the Notes to these Pro Forma Financial Statements are considered to have been converted into 531,991,409,513 shares of common stock on the Plan’s Effective Date. Please refer to note (f).

•

Obtaining Exit Financing amounting to ThUS$ 2,268,646 which is net of debt issuance cost (New International Notes of ThUS$ 1,443,225, New Local Note of ThUS$ 129,121 and new Bank Loans of ThUS$ 696,300). Please refer to note (c).

•

The Exit Financing Proposal also contemplates up to ThUS$1,130,589 in financing to be provided in the form of a junior debtor-in-possession facility (the “Junior DIP Facility”). The maturity of this financing was considered to be the earlier of (i) December 1, 2023 and (ii) the date on which the Debtors emerge from the Chapter 11 Cases. Therefore, for the purpose of Pro forma adjustments, this financing was considered extinguished as of the Effective Date. Please refer to note (c).

•

The Exit Financing Proposal also contemplates a ThUS$500,000 Revolving Facility (the “Revolving Facility”) which for the purpose of Pro forma adjustments was considered undrawn. Please refer to note (c).

•	Payment of Claims through the exchange for part of the New Convertible Notes for an amount of ThUS$ 4,851,270. Please refer to note (f).

•

Payment of the Historical DIP Credit Agreement in the amount of ThUS$ 2,809,421 (Payment of Historical DIP Financing ThUS$ 2,586,279 and Payment of Historical DIP Financing Related Entities ThUS$ 223,143). Please refer to note (c).

•

Payment of pre-petition debt related to Notes, Bank loans and others of ThUS$ 2,440,704 (Payment of International Notes ThUS$ 1,519,245, Payment of Bank Loans ThUS$ 898,094 and Payment of other loans ThUS$ 23,356). Please refer to note (a).

•	Effects of the Plan on the Right of Use asset (related to lease contracts). Please refer to note (b)).

•	The payment of legal and other professional fees related to the implementation of the Plan. Please refer to note (b) and (g).

LATAM AIRLINES GROUP S.A. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

STATEMENT OF FINANCIAL POSITION

As of June 30, 2022

	Historical	Transaction Accounting Adjustments	Notes		Pro Forma
	ThUS$	ThUS$			ThUS$
ASSETS
Current Assets
Cash and cash equivalents	1,133,350	610,265	(a	)	1,743,615
Other financial assets	155,186	—			155,186
Other non-financial assets	163,037	—			163,037
Trade and other accounts receivable	1,046,228	—			1,046,228
Accounts receivable from related entities	1,336	—			1,336
Inventories	341,554	—			341,554
Current tax assets	27,972	—			27,972

Total current assets other than non-current assets (or disposal groups) classified as held for sale	2,868,663	610,265			3,478,928

Non-current assets (or disposal groups) classified as held for sale	143,424	—			143,424

Total current assets	3,012,087	610,265			3,622,352

Non-current assets
Other financial assets	18,257	—			18,257
Other non-financial assets	142,451	—			142,451
Accounts receivable	11,555	—			11,555
Intangible assets other than goodwill	1,065,485	—			1,065,485
Property, plant and equipment	9,478,411	(862,852)	(b	)	8,615,559
Deferred tax assets	29,123	—			29,123

Total non-current assets	10,745,282	(862,852)			9,882,430

Total assets	13,757,369	(252,587)			13,504,782

LATAM AIRLINES GROUP S.A. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

STATEMENT OF FINANCIAL POSITION

As of June 30, 2022

LIABILITIES AND EQUITY	Historical	Transaction Accounting Adjustments	Notes		Pro Forma
	ThUS$	ThUS$			ThUS$
LIABILITES
Current liabilities
Other financial liabilities	5,449,761	(4,354,681)	(c	)	1,095,080
Trade and other accounts payables	5,239,238	(4,144,375)	(d	)	1,094,863
Accounts payable to related entities	224,864	(223,143)	(e	)	1,721
Other provisions	30,967	—			30,967
Current tax liabilities	3,999	—			3,999
Other non-financial liabilities	2,566,976	—			2,566,976

Total current liabilities	13,515,805	(8,722,199)			4,793,606

Non-current liabilities
Other financial liabilities	6,203,056	(533,815)	(c	)	5,649,241
Accounts payable	266,142	—			266,142
Other provisions	853,710	—			853,710
Deferred tax liabilities	348,049	—			348,049
Employee benefits	56,839	—			56,839
Other non-financial liabilities	505,428	—			505,428

Total non-current liabilities	8,233,224	(553,815)			7,679,409

Total liabilities	21,749,029	(9,276,014)			12,473,015

EQUITY
Share capital	3,146,265	10,293,270	(f	)	13,439,535
Retained earnings/(losses)	(9,744,377)	3,271,358	(g	)	(6,473,019)
Treasury shares	(178)	—			(178)
Other reserves	(1,385,110)	(4,541,201)	(h	)	(5,926,311)

Parent’s ownership interest	(7,983,400)	9,023,427			1,040,027
Non-controlling interest	(8,260)	—			(8,260)

Total equity	(7,991,660)	9,023,427			1,031,767

Total liabilities and equity	13,757,369	(252,587)			13,504,782

LATAM AIRLINES GROUP S.A. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

For the period ended June 30, 2021

(In thousands of US$, except share and per share data)

	Historical	Transaction Accounting Adjustments	Notes		Pro Forma
Revenue	1,668,053	—			1,668,053
Cost of sales	(2,063,416)	108,153	(i	)	(1,955,263)

Gross margin	(395,363)	108,153			(287,210)

Other income	133,815	—			133,815
Distribution costs	(122,657)	—			(122,657)
Administrative expenses	(180,288)	—			(180,288)
Other expenses	(148,988)	—			(148,988)
Restructuring activities expenses	(777,969)	120,000	(n	)	(657,969)
Other gains/(losses)	40,535	—			40,535

Loss from operation activities	(1,450,915)	228,153			(1,222,762)

Financial income	11,832	—			11,832
Financial costs	(382,527)	112,340	(j	)	(270,187)
Foreign exchange gains/(losses)	43,681	(1,908)	(k	)	41,773
Result of indexation units	(337)	—			(337)

Income (Loss) before taxes	(1,778,266)	338,585			(1,439,681)
Income tax benefit	572,318	(36,375)	(l	)	535,943

NET LOSS FOR THE PERIOD	(1,205,948)	302,210			(903,738)

Income (Loss) attributable to owners of the parent	(1,200,504)	302,210			(898,294)
Income (Loss) attributable to non-controlling interest	(5,444)	—			(5,444)

Net (Loss) gain for the period	(1,205,948)	302,210			(903,738)

LOSS PER SHARE
Basic losses per share (US$)	(1.97970)				(0.00148)
Diluted losses per share (US$)	(1.97970)				(0.00148)
Weighted average shares outstanding basic and diluted	606,407,693				606,407,693,000

LATAM AIRLINES GROUP S.A. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

For the year ended at December 31, 2021

(In thousands of US$, except share and per share data)

	Historical	Transaction Accounting Adjustments	Notes		Pro Forma
Revenue	4,884,015	—			4,884,015
Cost of sales	(4,963,485)	190,700	(i	)	(4,772,785)

Gross margin	(79,470)	190,700			111,230

Other income	227,331	—			227,331
Distribution costs	(291,820)	—			(291,820)
Administrative expenses	(439,494)	—			(439,494)
Other expenses	(535,824)	—			(535,824)
Restructuring activities expenses	(2,337,182)	120,000	(n	)	(2,217,182)
Other gains/(losses)	30,674	—			30,674

Loss from operation activities	(3,425,785)	310,700			(3,115,085)

Financial income	21,107	—			21,107
Financial costs	(805,544)	261,517	(j	)	(544,027)
Foreign exchange gains/(losses)	131,408	(40,424)	(k	)	90,984
Result of indexation units	(5,393)	—			(5,393)

Income (Loss) before taxes	(4,084,207)	531,793			(3,552,414)
Income tax benefit	(568,935)	—	(l	)	(568,935)

NET LOSS FOR THE PERIOD	(4,653,142)	531,793			(4,121,349)

Income (Loss) attributable to owners of the parent	(4,647,491)	531,793			(4,115,698)
Income (Loss) attributable to non-controlling interest	(5,651)	—			(5,651)

Net (Loss) gain for the period	(4,653,142)	531,793			(4,121,349)

LOSS PER SHARE
Basic losses per share (US$)	(7.66397)				(0.00679)
Diluted losses per share (US$)	(7.66397)				(0.00679)
Weighted average shares outstanding basic and diluted	606,407,693				606,407,693,000

LATAM AIRLINES GROUP S.A. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

For the period ended June 30, 2022

(In thousands of US$, except share and per share data)

	Historical	Transaction Accounting Adjustments	Notes		Pro Forma
Revenue	4,093,151	—			4,093,151
Cost of sales	(3,770,428)	57,702	(i	)	(3,712,726)

Gross margin	322,723	57,702			380,425

Other income	91,967	—			91,967
Distribution costs	(201,581)	—			(201,581)
Administrative expenses	(233,137)	—			(233,137)
Other expenses	(304,114)	—			(304,114)
Restructuring activities expenses	(203,440)	—			(203,440)
Other gains/(losses)	(15,411)	—			(15,411)

Loss from operation activities	(542,993)	57,702			(485,291)

Financial income	10,233	—			10,233
Financial costs	(465,820)	181,380	(j	)	(284,440)
Foreign exchange gains/(losses)	86,906	(27,330)	(k	)	59,576
Result of indexation units	(2,798)	—			(2,798)

Income (Loss) before taxes	(914,472)	211,752			(702,720)
Income tax benefit	8,933	—	(l	)	8,933

NET LOSS FOR THE PERIOD	(905,539)	211,752			(693,787)

Income (Loss) attributable to owners of the parent	(903,271)	211,752			(691,519)
Income (Loss) attributable to non-controlling interest	(2,268)	—			(2,268)

Net (Loss) gain for the period	(905,539)	211,752			(693,787)

LOSS PER SHARE
Basic losses per share (US$)	(1.48954)				(0.00114)
Diluted losses per share (US$)	(1.48954)				(0.00114)
Weighted average shares outstanding basic and diluted	606,407,693				606,407,693,000

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

NOTE 1 – BASIS OF PRESENTATION

The accompanying unaudited Pro Forma Financial statements present the Pro Forma Financial Information of Latam Airlines Group S.A. and subsidiaries assuming that the Plan’s Effective Date occurred on June 30, 2022 for the unaudited condensed consolidated statement of financial position and on January 1, 2021 for the unaudited condensed statement of income for the six-month periods ending on June 30, 2022; June 30, 2021; and for the year ended December 31, 2021.

The following are descriptions of the columns included in the accompanying Pro Forma Financial Statements:

•

Historical—Represents the historical consolidated statement of income for the six-month periods ending on June 30, 2022; June 30, 2021; and for the year ending on December 31, 2021 and historical consolidated statement of financial position of Latam Airlines Group S.A. and subsidiaries as of June 30, 2022.

•

Reorganization adjustments—Represents the reorganization adjustments as of June 30, 2022 assuming the Effective Date of the Plan had occurred on June 30, 2022 for the consolidated statement of financial position. For the statement of income this represents the reorganization adjustments for the periods ending on June 30, 2022; June 30, 2021; and the year ending on December 31, 2021 assuming the Effective Date of the Plan occurred on January 1, 2021.

NOTE 2 – PRO FORMA ADJUSTMENTS

1.	Pro forma Adjustments to the Unaudited Pro Forma Condensed Consolidated Statement of Financial Position.

Assets:

(a) Cash and cash equivalents

Pro forma changes in cash and cash equivalents include the following sources and uses of cash:

Pro Forma As of June 30, 2022
ThUS$
Proceeds from the New International Notes	1,443,225
Proceeds from Bank loans	696,300
Proceeds from Capital Increase ERO Rights Offering	800,000
Proceeds from New Convertible Notes	4,642,000
Payment of Historical DIP Financing Tranche A	(2,586,279)
Payment of Historical DIP Financing Tranche C (Related entities)	(223,143)
Payment of International Notes	(1,519,244)
Payment of Bank Loans	(898,094)
Payment of Others Loans	(23,365)
Payment of Lease liability	(1,803)
Payment of Fleet Claim	(178,329)
Payment of other accounts payables	(395,003)
One-time Cash distribution	(212,000)
Payment of issuance cost of ERO New Common Stock and New	(814,000)
Payment of Professional Fees	(120,000)

Change in Cash and cash equivalents	610,265

(b) Property, plant and equipment

In accordance with IFRS 16, any changes in the cash flow that will be paid during the lease term are recognized as a lease modification which affects both the lease liability and the Right of Use asset. The following table shows the effect on the Right of Use asset due to the modification of the lease liabilities resulting from the implementation of the Plan:

Pro Forma As of June 30, 2022
ThUS$
Lease modification- Right of use asset (*)	(862,852)

Total	(862,852)

(*)

LATAM uses its incremental borrowing rate at the effective date of modification of lease (interest rate implicit in the lease was not readily determinable at this time). The average incremental borrowing rate used in the remeasurement of the lease liability and a corresponding adjustment to the right-of-use asset was 9.04%.

Liabilities:

(c) Other financial liabilities

Pro forma changes in other financial liabilities include:

1)	Payment and extinguishment of the historical debt (notes, bank loans and other) that will be extinguished by payments with cash and convertible notes in accordance with the Plan.

2)	Issue new debt, which has been structured as a combination of (i) New International Notes, (ii) New Local Notes and (ii) Bank Loans

i.

New International Notes: under this concept are two Senior Secured Notes (5Year Senior Secured Notes and 7Year Senior Secured Notes), the principal amount of each of these is US$750,000,000 and the debt issuance cost of each of these is US$28,387,500. The interest rate and original issue discount or upfront fees for the loans or notes issued in accordance with these Senior Secured Notes are expected to be determined based on market conditions available at the time of the allocation or pricing thereof, subject to certain limits set forth in the Commitment Letter relating to the Bridge to 5 year Notes Facility and the Bridge to 7year Notes Facility. As a result, a Blended interest rate was used to calculate the Pro forma interest expense adjustment (see detail in (j) Financial cost).

ii.

New Local Note: the principal amount is the UF equivalent of US$130,239,759 and its debt issuance cost is the UF equivalent of US$1,118,669. These “New Local Notes” will accrue interest at a rate of 2% per year and will mature on December 31, 2042. This Instrument will pay part of the Historical Local Notes and another part will pay claims accounted in Trade and other payable accounts.

iii.

Bank Loans: under this concept is the “Term Loan Facility”, the principal amount is US$750,000,000 and its debt issuance cost is US$53,700,000. The interest will be at LATAM’s election, either: (i) ABR plus an applicable margin to be determined at time of allocation thereof; or (ii) Adjusted Term SOFR rate plus an applicable margin to be determined at time of allocation thereof. For this case, SOFR was used as of June 30, 2022 plus an applicable margin (see detail in (j) Financial cost).

All of these amounts are accounted for using the effective rate method:

	Current	Pro Forma As of June 30, 2022 Non-Current	Total
	ThUS$	ThUS$	ThUS$
New debt from exit Financing	—	2,268,646	2,268,646
New Debt from the New International Notes	—	1,443,225	1,443,225
New Debt from the New Local Notes	—	129,121	129,121
New debt from Bank loans	—	696,300	696,300
Payment and extinguishment of historical Debt	(4,354,681)	(2,822,461)	(7,177,142)
Payment and extinguishment of International Notes	(239,221)	(1,501,739)	(1,740,960)
Payment and extinguishment of Local Notes	(214,821)	(343,546)	(558,367)
Payment of Historical DIP Financing	(2,586,279)	—	(2,586,279)
Payment and extinguishment of Bank Loans	(1,233,810)	—	(1,233,810)
Payment and extinguishment of lease liability (*)	—	(977,176)	(977,176)
Payment and extinguishment of other loans	(80,550)	—	(80,550)

Total	(4,354,681)	(553,815)	(4,908,496)

(*)	See letter (b)

(d) Trade and other accounts payables

Pro forma changes in trade and other accounts payables include the payment of claims (fleet claims, vendor claims and other claims) that will be reduced by payments in cash and New Convertible Notes in accordance with the Plan.

Pro Forma As of June 30, 2022
ThUS$
Settlement of Fleet claims	(2,929,359)
Settlement of other accounts payables	(1,215,016)

Total	(4,144,375)

(e) Accounts payable to related entities

Pro forma changes include the payment of the portion of debt with related entities regarding historical DIP financing Tranche C.

Pro Forma As of June 30, 2022
ThUS$
Payment of historical DIP Financing Tranche C	(233,143)

Total	(223,143)

Equity:

(f) Share Capital

Corresponds to the capital increase of US$10,293 million presented in the Plan, assuming:

•	The placement and conversion of 100% of the Company of the New Convertible Notes into ordinary shares;

•	Due to the characteristics of the convertible bonds, detailed below under “Description of capital increase”, management considers it reasonable that all the convertible notes will be converted; and

•	The placement of 100% of the shares corresponding to the ERO Rights Offering

According to the following detail:

Pro Forma As of June 30, 2022
ThUS$
ERO Rights Offering (*)	800,000
Capital increase New Convertible Notes (*)	4,642,000
New Convertible Notes (Claims)	4,851,270

Total	10,293,270

(*)

The obtaining of such resources is secured by the Backstop Commitment Agreements executed by the Backstop Creditors and the Backstop Shareholders. Cash and cash equivalents are increased in this pro forma.

Description of capital increase:

Detail	Nominal Value ThUS$	Conversion Ratio	New shares	Conversion Conditions
New Convertible Note Class A	1,257,403	0.192915	19,992,142,087	Maturity, 31 Dec 2121, 0% Interest rate. At such time as holders of an aggregate amount of New Convertible Notes Class A in excess of 50% have elected to convert their New Convertible Notes Class A, then all New Convertible Notes Class A shall mandatorily convert simultaneously. The New Convertible Notes Class A Conversion Ratio shall step down by 50% on the day that is sixty (60) days after the Effective Date.

New Convertible Note Class B	1,372,840	1.119095	126,661,409,136	Maturity, 31 Dec 2 121, 1% interest rate payable in cash annually with no interest in the first 60 days. First Convertible Notes Class B Conversion Period: Each holder of New Convertible Notes Class B will have the ability to convert its New Convertible Notes Class B within sixty (60) days from the Effective Date into New Convertible Back-Up Shares. Second Convertible Notes Class B Conversion Period: Each holder of New Convertible Notes Class B will have the subsequent ability to convert their New Convertible Notes Class B into New Convertible Notes Back-Up Shares beginning on the fifth (5th) anniversary of the Effective Date (such date, the “Five-Year Conversion Date”). Such conversion Shall be based on the New Convertible Notes Class B Conversion Ratio until the day that is sixty (60) days after the Five-Year Conversion Date. On the day that is sixty (60) days after the Five-Year Conversion Date, the New Convertible Notes Class B Conversion Ratio shall step down by 50%.

New Convertible Note Class C	6,863,027	0.680993	385,337,858,290	Maturity, 31 Dec 2121, 0% interest rate. At such time as holders of an aggregate amount of New Convertible Notes Class C in excess of 50% have elected to convert their New Convertible Note Class C, then all New Convertible Notes Class C shall mandatorily convert simultaneously. Any Unused Allocation Amount shall be distributed to the New Convertible Note Class C Backstop Parties in accordance with their New Convertible Notes Class C Backstop Commitment. The New Convertible Notes Class C Conversion Ratio shell step down by 50% on the day that is sixty (60) days after the Effective Date.

ERO Rights Offering	800,000		73,809,875,794	A capital increase in the sum of US$800 million, through the issuance of new common stock (the “ERO New Common Stock”). This capital increase will be here in after referred to as “ERO Right Offering” as such term is defined in the Plan.

Total	10,293,270		605,801,285,307

(g) Retained earnings / (losses)

The effects on accumulated results of the Plan are as follows:

Pro Forma As of June 30, 2022
ThUS$
Gain resulting from settlement of the claim (*)	3,444,286
Claims (***)	(67,740)
Professional Fees	(120,000)
Lease modification – Lease Liabilities	14,812

Total	3,271,358

(*)	Correspond to:

Pro Forma As of June 30, 2022
ThUS$
Other Financial Liabilities, Current	4,354,681
Other Financial Liabilities, Non Current	2,822,461
Accounts payable to related entities	223,143
Trade and other accounts payables	4,144,375
Payment of Historical DIP Financing Tranche A	(2,586,279)
Payment of Historical DIP Financing Tranche C (Related entities)	(223,143)
Payment of International Notes	(1,519,244)
Payment of Bank Loans	(898,094)
Payment of Others Loans	(23,365)
Payment of Lease liability	(1,803)
Payment of Fleet Claim	(178,329)
Payment of other accounts payables	(395,003)
One-time Cash distribution **	(212,000)
Payment of old local notes with new local notes	(108,250)
Payment of claim with new local notes	(20,871)
Lease modification- Right of use asset	(862,852)
Lease modification- Lease liability	(14,812)
Claim to pay with Convertible Notes	4,568,355
New Convertibles Notes (Nominal Value)	4,851,270
Adjustment to Fair Value Convertible Notes	(3,727,201)
Fair Value of Convertible Notes	1,124,069
Gain resulting from settlement of the claims	3,444,286

(**)

The Holders of Allowed General Unsecured Claims that elect, according to the Plan, to receive New Convertible Notes Class A or New Convertible Notes Class C will now also be entitled to receive a one-time cash distribution (the “Additional Cash Distribution”), referred to as the “Total Allocation Amount” in the Plan, equal to (1) an estimated amount of US$212 million; or (2) to the extent the EBITDAR of the business plan of the Company for the period between January 1, 2022 and the date that is 15 days prior to the exit from the Chapter 11 Proceeding, is surpassed by more than US$100 million by the actual EBITDAR of LATAM for the same period, approximately.

(y) US$250 million plus, (z) 75% of excess over US$250 million of the difference between the actual EBITDAR of LATAM over the EBITDAR under the business plan of the Company, if applicable. The company has estimated that the payment of US$212 million is highly probable and has been recognized on the pro forma statement of financial position.

(***)	Corresponds to an estimation of the claims that are still under negotiation and are not recognized yet on the historical financial information at June 30, 2022.

(h) Other Reserves

The negative variation in Other reserves originates from:

Pro Forma As of June 30, 2022
ThUS$
Adjustment to Fair Value Convertible Notes (*)	(3,727,201)
Cost of issuing shares (**)	(734,000)
Cost of issuing New Convertible Notes	(80,000)

Total	(4,541,201)

(*)

The fair value has been determined referencing the value paid for the issuance of ERO New Common Stock, corresponding to US$ 0.01084 per share. The value of each instrument has been determined by applying the conversion ratio to the nominal value of each instrument and considering the equivalent participation of the capital stock after the implementation of the Plan.

(**)	Corresponds to 20% of the sum of US$ 3,269 million of the New Convertible Notes Class C Backstop Commitment Amount and US$ 400 million from the ERO Rights Offering.

2.	Pro forma Adjustments to the Unaudited Pro Forma Condensed Consolidated Statement of Income

(i)	Depreciation

The adjustment reflects the change of the right of use depreciation according to all the assets that were modified with the haircut adjustment and lease modification (mentioned in letter (b)). The depreciation is presented in the statement of income as “cost of sales”.

	For the six month period ended	For the year ended	For the six month period ended
	June 30, 2021	December 31, 2021	June 30, 2022
Historical right of use asset depreciation	139,965	255,985	131,566
New right of use asset depreciation	(31,812)	(65,284)	(73,864)

Adjustment	108,153	190,700	57,702

(j)	Financial Costs

The adjustment reflects change of interest expense as a result of the Plan implementation. The Plan provides for obtaining new financing instruments and the repayment the Historical DIP Credit Agreement, Bank Loans and others as described previously.

	Pro Forma
	For the six month period ended	For the year ended	For the six month period ended
	June 30, 2021	December 31, 2021	June 30, 2022
	ThUS$	ThUS$	ThUS$
Reversal of Historical interest	294,848	632,383	397,979
Reversal of Historical interest of Existing DIP Credit Agreement	132,692	333,330	221,192
Reversal of Historical interest of Bank Loans	43,681	84,951	50,316
Reversal of Historical interest of Local Notes	14,547	22,205	11,865
Reversal of Historical interest of International Notes	52,886	104,558	52,139
Reversal of Historical interest of lease liability	51,042	87,339	62,467
Pro forma interest on the New Exit Financing	(182,508)	(370,866)	(216,599)
Interest of New Bank Loans	(48,537)	(97,823)	(48,448)
Interest of New Local Notes	(1,330)	(2,660)	(1,330)
Interest of New International Notes	(82,610)	(167,056)	(83,069)
Interest of New lease liability	(50,031)	(103,327)	(83,752)

Adjustment	112,340	261,517	181,380

The average interest rates used to perform the calculations were the following:

	Notes	Bank Loans	Lease Liability
Margin over 3M SOFR (*)	—	10.89%
Blended Rate	10.38%	—
Incremental Borrowing Rate	—	—	9.04%

(*)	The 3M SOFR as of July 29, 2022 was considered for all variable rate calculations.

Assuming a variation in interest rates on the Exit financing, the Notes and lease liabilities of 1/8 % pro forma interest would increase and decrease in a full year according to the following amounts:

	Notes	Bank Loans	Lease Liability
	ThUS$	ThUS$	ThUS$
+1/8%	(1,896)	(944)	(1,272)
-1/8%	1,896	944	1,285
(k)	Foreign exchange gains/(losses)

The adjustment reflects the difference of foreign exchange expense as a result of the implementation of the Plan. The following table shows the adjustments for the Historical Local Notes and the expenses of the New Local Notes:

	Pro Forma
	For the six month period ended	For the year ended	For the six month period ended
	June 30, 2021	December 31, 2021	June 30, 2022
	ThUS$	ThUS$	ThUS$
Historical Local Bond / foreign exchange (UF)	(2,159)	(56,457)	(31,882)
New Local Notes / foreign exchange (UF)	251	16,033	4,552

Adjustment	(1,908)	(40,424)	(27,330)

(l)	Income Tax Benefit

	Pro Forma
	For the six month period ended	For the year ended	For the six month period ended
	June 30, 2021	December 31, 2021	June 30, 2022
	ThUS$	ThUS$	ThUS$
Deferred tax (*)	(36,375)	—	—

Adjustment	(36,375)	—	—

(*)

The impact of deferred taxes in the Pro Forma Income Statements for the period ended June 30, 2021, is mainly from the recognition of temporary difference related to interest expense from new debt, and in the reversal of historical interest, also include the impact of the modification to the lease contracts. Regarding the year ended December 31, 2021 and to the period ended June 30, 2022 the company does not recognize deferred tax assets due to the analysis on the recoverability and the determination that during that period such deferred tax assets may not be offset by future taxable profits.

On November 26th, 2021 the Company filed a Plan of Reorganization and Disclosure Statement in which, among other items, financial forecasts were included together with the proposed issuance of new shares and New Convertible Notes. With the referred information, the Company’s management updated its analysis on the recoverability of deferred tax assets and determined that during the time covered by the financial forecast it will not be probable that part of such deferred tax assets may offset future taxable profits. The Company thereby derecognized deferred tax assets not considered recoverable in the amount of US$1,251,912 during the fourth quarter of 2021. Therefore, no deferred tax assets were recorded in the pro forma financial statements as of June 30, 2022.

(m)	Pro forma Earnings per Share

		Pro Forma
	For the six month period ended	For the year ended	For the six month period ended
	June 30, 2021	December 31, 2021	June 30, 2022
	US$	US$	US$
Loss attributable to owners of the parent	(898,294,249)	(4,115,698,000)	(691,519,000)
Weighted average shares outstanding basic	606,407,693,000	606,407,693,000	606,407,693,000

Basic losses per share (US$)	(0.00148)	(0.00679)	(0.00114)

		Pro Forma
	For the six month period ended	For the year ended	For the six month period ended
	June 30, 2021	December 31, 2021	June 30, 2022
	US$	US$	US$
Loss attributable to owners of the parent	(898,294,249)	(4,115,698,000)	(691,519,000)
Weighted average shares outstanding diluted	606,407,693,000	606,407,693,000	606,407,693,000

Diluted losses per share (US$)	(0.00148)	(0.00679)	(0.00114)

(*)	Pro forma earnings per share were calculated considering the issuance of shares and the New Convertible Notes detailed in letter (f).

(n)	Professional Fees

The adjustment represents the estimated remaining costs of professional fees that are directly attributable to the implementation of the Plan.

Management

Directors and Senior Management

The LATAM Airlines Group board of directors consists of nine directors who are elected every two years for two-year terms at annual regular shareholders’ meetings or, if necessary, at an extraordinary shareholders’ meeting, and may be re-elected. Certain matters relating to our corporate governance have not been finalized and may change prior to the Effective Date.

The board of directors may appoint replacements to fill any vacancies that occur during periods between elections. Scheduled meetings of the board of directors are held once a month and extraordinary board of directors’ meetings are called by the chairman of the board of directors. Extraordinary meetings can be called by the chairman (subject to additional requirements as set forth in the Shareholders’ Agreement, to the extent applicable), or when requested by one or more directors if the need for such a meeting is previously approved by the chairman, unless the meeting is requested by a majority of the directors, in which case the meeting must be held without the previous approval of the chairman. Board compensation is determined at the Ordinary Shareholders’ Meeting and is the same for all board members, with the exception of the chairman. Compensation is based on attendance of meetings and we pay each member of the board 60 UFs per attendance at board meetings and the chairman 120 UFs for attendance.

Pursuant to Article 5.13 of the Plan, and in accordance with section 1129(a)(5) of the Bankruptcy Code, as of the date of this prospectus, the members of the board of LATAM Airlines Group S.A. elected at the ordinary shareholders’ meeting held on April 20, 2021 continue to serve until the election of directors at an extraordinary shareholders’ meeting convened for such purpose as soon as reasonably practicable following the Effective Date. After the Effective Date and subject to applicable corporate laws and regulations, the Backstop Creditors and the Backstop Shareholders intend to nominate new directors to constitute the Effective Date Board pursuant to Article 5.13(b) of the Plan and the Shareholders’ Agreement. Pursuant to the Shareholders’ Agreement, the Backstop Creditors are entitled to nominate five directors to the board, including the vice-chairman and the Backstop Shareholders are entitled to nominate four directors as follows: one director shall be nominated by Delta Air Lines, Inc., one director shall be nominated by Qatar Airways Investment (UK) Ltd., and the remaining 2 directors shall be nominated by Costa Verde Aeronáutica S.A. and Inversiones Costa Verde Ltda. y Cia. en Comandita por Acciones.

The following table sets forth information for our directors, executive officers and key employees as of the date of this prospectus:

Directors	Position
[Information regarding the directors to be elected following the Effective Date, to come]

Senior Management	Position
Roberto Alvo	CEO
Ramiro Alfonsín	CFO
Martin St. George	CCO
Paulo Miranda	VP Customers
Hernán Pasman	VP Operations, Maintenance and Fleet
Emilio del Real	VP Human Resources
Juan Carlos Menció	VP Legal

Biographical Information

Set forth below are brief biographical descriptions of LATAM Airlines Group’s directors and senior management. All of LATAM’s directors are Chilean citizens, with the exception of          members.

Directors

[Biographical information regarding directors to be elected following the Effective Date, to come]

Senior Management

Mr. Roberto Alvo is LATAM’s Chief Executive Officer (“CEO”), a position he has held since March 31, 2020, prior to which he worked as LATAM’s Chief Commercial Officer (“CCO”), since May 2017, and was responsible of the Group’s passenger and cargo revenue management, with all the commercial units reporting to him. Previously, he was Senior Vice-President of International and Alliances at LATAM Airlines since 2015, and Vice-President of Strategic Planning and Development since 2008. Mr. Alvo joined LAN Airlines in November 2001, where he served as Chief Financial Officer of LAN Argentina, as Manager of Development and Financial Planning at LAN Airlines, and as Deputy Chief Financial Officer of LAN Airlines. Before 2001, Mr. Alvo held various positions at Sociedad Química y Minera de Chile S.A., a leading Chilean non-metallic mining company. He is a civil engineer, and holds an MBA from IMD in Lausanne, Switzerland.

Mr. Ramiro Alfonsín, is LATAM’s Chief Financial Officer (“CFO”), a position he holds since July 2016. For the 16 years prior to that, before joining LATAM, he worked for Endesa, a leading utility company in Spain, Italy and Chile, having served as Deputy Chief Executive Officer and Chief Financial Officer for their Latin American operations. Before joining the utility sector, he worked for five years in Corporate and Investment Banking for several European banks. Mr. Alfonsín holds a degree in business administration from Pontificia Universidad Católica de Argentina.

Mr. Martin St. George joined LATAM Airlines Group in 2020 as Chief Commercial Officer after a 30+ year career in the airline industry in both North America and Europe. Prior to joining LATAM, he operated an airline strategy consulting practice, where he served airline and travel-industry clients in the United States, the Caribbean and Europe, including a role as interim Chief Commercial Officer at Norwegian Air Shuttle ASA. From 2006 to 2019, he worked for JetBlue Airways, filling roles in marketing, network and ultimately serving as Chief Commercial Officer at JetBlue. Mr. St. George holds a degree in Civil Engineering from the Massachusetts Institute of Technology.

Mr. Paulo Miranda, is LATAM’s Customers Vice-President, a position he holds since May 2019. Mr. Miranda has over 20 years of experience in the aviation industry with different positions first at Delta Air Lines in the United States and then at Gol Linhas Aereas in Brazil. In his last role, Mr. Miranda was responsible for customer experience, having previously worked in finance, alliances as well as on the negotiation and implementation of joint ventures. Mr. Miranda holds a Business Administration degree from the Carlson School of Management at the University of Minnesota, USA.

Mr. Hernán Pasman, has been the Vice-President of Operations, Maintenance and Fleet of LATAM airlines group since October, 2015. He joined LAN Airlines in 2005 as a head of strategic planning and financial analysis of the technical areas. Between 2007 and 2010, Mr. Pasman was the Chief operating officer of LAN Argentina, then, in 2011 he served as Chief Executive Officer for LAN Colombia. Prior to joining the company, between 2001 and 2005, Mr. Pasman was a consultant at McKinsey & Company in Chicago. Between 1995 and 2001, Hernan held positions at Citicorp Equity Investments, Telefonica de Argentina and Argentina Motorola. Mr. Pasman holds a Civil Engineering degree from ITBA (1995) and an MBA from Kellogg Graduate School of Management (2001).

Mr. Emilio del Real, is LATAM’s Vice-President of Human Resources, a position he assumed in August 2005. Between 2003 and 2005, Mr. del Real was the Human Resources Manager of D&S, a Chilean retail company. Between 1997 and 2003 Mr. del Real served in various positions at Unilever, including Human Resources Manager of Unilever Chile, and Manager of Training and Recruitment and Management Development for Latin America. Mr. del Real has a degree in Psychology from the Universidad Gabriela Mistral.

Mr. Juan Carlos Menció, is Vice President of Legal Affairs and Compliance for LATAM Airlines Group a position he has held since September 1, 2014. Mr. Mencio previously held the position of General Counsel for North America for LATAM Airlines Group S.A. and its related companies, as well as General Counsel for its worldwide Cargo Operations, both since 1998. Prior to joining LAN, he was in private practice in New York and Florida representing various international airlines. Mr. Mencio obtained his Bachelor’s Degree in International Finance and Marketing from the School of Business at the University of Miami and his Juris Doctor Degree from Loyola University.

Share Ownership

[Information regarding the share ownership and equity-linked grants of the directors elected following the Effective Date and the executive officers, to come]

Major Shareholder and Other Related Information

Major Shareholders

The table below sets forth information regarding the estimated beneficial ownership of our common shares after giving effect to the Plan and the transactions contemplated thereby for our major shareholders or shareholder groups, each of our directors, each of our executive officers and minority shareholders.

The number of shares and percentage of ownership indicated in the following table is based on              million common shares of LATAM Airlines Group that will be issued after conversion of the Convertible Notes (assuming such Convertible Notes are fully converted) and outstanding after distributions are made pursuant to the Plan.

Information with respect to beneficial ownership has been furnished by each director, officer, beneficial owner of more than 5% of our common shares or selling shareholder. Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated by footnote, to our knowledge, the persons named in the table below will have sole voting and investment power with respect to all common shares shown as beneficially owned by them.

	Number of common shares beneficially owned	Percentage of common beneficially owned
5% Shareholders, Officers and Directors		%

All other minority shareholders

Total		100%

*	Represents Less than 1%
(1)

As of the date of filing of this registration statement, common shares held by each 5% beneficial owner of our common shares issued and outstanding after distributions are made pursuant to the Plan is not known.

Shareholders’ Agreement

On or around the Effective Date, the Backstop Creditors and the Backstop Shareholders entered into a Shareholders’ Agreement (the “Shareholders’ Agreement”) that provides, among other things, that: (A) for a two year term following the Effective Date, the parties to the Shareholders’ Agreement shall vote their shares so that the LATAM Airlines Group S.A. Board of Directors will comprise, both initially and in the filling of any vacancies thereon, nine directors, who in accordance with Chilean law, shall be appointed as follows: (i) five directors, including the vice-chair of the LATAM Airlines Group S.A. Board of Directors, nominated by the Backstop Creditors; and (ii) four directors, including the chair of the LATAM Airlines Group S.A. Board of Directors (who shall be a Chilean national), nominated by the Backstop Shareholders; and (B) for the first five years after the Effective Date, in the event of a wind-down liquidation or dissolution of LATAM Airlines Group S.A., recoveries on the Back-Up Shares delivered in exchange for the New Convertible Notes Class B to the extent the conversion option thereunder is exercised, shall be subordinated to any right of recovery for any Back-Up Shares delivered or to be delivered upon conversion of the New Convertible Notes Class A or New Convertible Notes Class C, in each case held by the Backstop Creditors on the Effective Date.

Selling Shareholders

This prospectus covers the offering of up to                  common shares or ADSs representing such common shares by the Selling Shareholders identified in the table below. The Selling Shareholders are entities that have acquired common shares upon conversion of the New Convertible Notes acquired from us in a private placement pursuant to the terms of the Plan and the Backstop Agreements. This prospectus and any prospectus supplement will permit the Selling Shareholders to sell ADSs representing common shares identified in the column “Number of common shares Offered Hereby.”

The Selling Shareholders may, from time to time, offer and sell the ADSs offered hereby pursuant to this prospectus and any applicable prospectus supplement. The Selling Shareholders may offer all or some portion of the common shares or ADSs they hold included in the “Number of Common Shares Offered Hereby” column, may be sold pursuant to this prospectus or any applicable prospectus supplement. We do not know how long the Selling Shareholders will hold the common shares or ADSs before selling them, and except for the Registration Rights Agreement or as otherwise described herein, we currently have no agreements, arrangements or understandings with the Selling Shareholders regarding the sale of any of the common shares.

The common shares issued to the Selling Shareholders upon conversion of the New Convertible Notes held by them are “restricted” shares under applicable federal and state securities laws and are being registered to give the Selling Shareholders the opportunity to sell these common shares or the ADSs that represent these common shares. The registration of such common shares does not necessarily mean, however, that any of these common shares or the ADSs representing these common shares will be offered or sold by the Selling Shareholders. The Selling Shareholders may from time to time offer and sell all or a portion of their ADSs over the NYSE, and may sell their common shares or their ADSs in the over-the-counter market, in negotiated transactions, or otherwise, at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at privately negotiated prices.

To the extent that any of the Selling Shareholders are brokers or dealers, they may be deemed to be “underwriters” within the meaning of the Securities Act and any commissions received by them and any profit on the resale of the ADSs represented by the registered common shares may be deemed to be underwriting commissions or discounts under the Securities Act.

The following table sets forth the name of persons who are offering the resale of common shares or the ADSs that represent these common shares by this prospectus, the number of common shares beneficially owned by each person, the number of common shares or ADSs that may be sold by such person in this offering and the number of common shares or ADSs that represent the common shares each person will own after the offering, assuming they sell all of the common shares or ADSs that represent the common shares offered hereby, do not sell any common shares or ADSs that represent the common shares held by them that are not offered hereby and do not acquire any common shares or ADSs that represent the common shares. The information appearing in the table below is based on information provided by or on behalf of the named Selling Shareholders. Each of the Selling Shareholders has indicated to us that neither they nor any of their affiliates has held any position or office or had any other material relationship with us in the past three years except as described below. We will not receive any proceeds from the resale of the common shares or ADSs by the Selling Shareholders.

We have not sought to verify any information provided to us by the Selling Shareholders. The Selling Shareholders may hold, acquire, sell or otherwise dispose of our common shares at any time and may have acquired, sold or otherwise disposed of common shares since the date of the information reflected herein. Other information about our Selling Shareholders may also change over time.

Name of Selling Shareholder	Number of Common Shares Beneficially Owned Prior to this Offering(2)	% of Total Share Capital	Number of Common Shares Offered Hereby(2)	Number of Common Shares Beneficially Owned After this Offering(2)	% of Total Share Capital
(1)

*	Represents less than 1%
(1)	As of the date of this preliminary prospectus, the Selling Shareholders have not been determined.
(2)	Includes ADSs that represent common shares.

Certain Relationships and Related Party Transactions

We and our affiliates are party to a number of significant contractual arrangements with related parties. In addition to the information contained in this section, you should carefully review “—Item 6. Directors, Senior Management and Employees—B. Related Party Transactions” of the 2021 Annual Report, which is incorporated by reference into this prospectus.

Registration Rights Agreement

Under the terms of a registration rights agreement entered into on or around the Effective Date with the Backstop Creditors and the Backstop Shareholders, we have agreed to file the registration statement of which this prospectus forms a part concerning, among others, (i) the common shares issued to the investors identified herein, (ii) the common shares issuable to such investors upon the exercise of the New Convertible Notes issued pursuant to the terms of the Backstop Agreements, (iii) common shares such investors may acquire, and (iv) any ADSs representing the common shares described in the foregoing clauses (i)-(iii) (the “Registrable Securities”). We have agreed to use commercially reasonable efforts to have the registration statement declared effective by the SEC on the Effective Date or as promptly as practicable thereafter and to inform all the shareholders named in the registration statement of its effectiveness within one business day from the date that effectiveness is obtained. We are required to maintain the effectiveness of this resale registration statement until the date on which all of the common shares covered by the registration statement have been sold (either directly or in the form of ADSs) either (i) pursuant to the aforementioned registration statement or (ii) pursuant to Rule 144 under the Securities Act or Regulation S, unless such securities were sold in a private transaction to (a) an affiliate of LATAM that, together with all parties with who its holdings are aggregate for purposes of Rule 144, owns common share (directly or in the form of ADSs) representing at least 1% of the common shares outstanding at the time of the transfer, or (b) another Backstop Party or an affiliate thereof.

Pursuant to the terms of the Registration Rights Agreement, the Backstop Creditors may request to sell all or a portion of their common shares covered by the registration statement in an underwritten offering (including block trades), subject to certain priority allocations among the Backstop Creditors as set forth in the Registration Rights Agreement, but no such Backstop Party is entitled to make a demand for any underwritten offering unless such Backstop Party holds at least 5% of our common shares issued and outstanding on the Effective Date. In addition, the Backstop Creditors that hold at least 5% of our common shares issued and outstanding on the Effective Date, shall receive demand resale registration rights if there is not an effective shelf registration statement during the time we are required to have such an effective shelf registration statement. Underwritten offerings and demand registrations are subject to the limitations set forth in the Registration Rights Agreement, including the following: (x) no more than four (4) underwritten offerings in any 12-month consecutive period; (y) no more than one underwritten offering or demand registration within sixty (60) days (or thirty (30) days if the new deal is a bought deal or overnight transaction) after the consummation of a previous underwritten offering or demand registration; or (z) no underwritten offering or demand registration if the aggregate proceeds expected to be received from the sale of the common shares covered by the registration statement requested to be sold in such underwritten offering or demand registration, in the good faith judgment of the managing underwriter(s) for such underwritten offering, is less than $100 million. Pursuant to the terms of the Registration Rights Agreement and the RSA, the Backstop Shareholders are not permitted to initiate an underwritten shelf takedown or demand registration for a period of four years after the Effective Date.

The demand and piggyback registration rights shall be transferable by any holder of Registrable Securities to its affiliates, or to parties that will own at least 1% of the Company’s then-outstanding common shares (directly or in the form of ADSs) after giving effect to the transfer.

In addition, all holders of Registrable Securities covered by the registration statement may piggyback on underwritten offerings requested by the Company or any Backstop Party, subject to certain priority and cutback terms set forth in the Registration Rights Agreement.

Under the Registration Rights Agreement, we are required to use commercially reasonable efforts to cause our common shares to be listed on the SSE and to be listed (in the form of ADSs) on the NYSE or the NASDAQ Global Select Market or, if listing on such exchanges is not possible, then such other U.S. national securities exchange that provides comparable liquidity and it acceptable to the Requisite Backstop Parties, and registered under the Exchange Act on the date that the registration statement has been declared effective by the SEC.

In connection with any underwritten public offering, if requested by the managing underwriters of such public offering, each holder of Registrable Securities that, together with its affiliates, beneficially owns more than one percent (1%) of the then-outstanding common shares (either directly or in the form of ADSs) shall enter into a customary lock-up agreement with the managing underwriters of such public offering to not make any sale or other disposition of any of the Registrable Securities held by them, subject to the conditions and exceptions set forth in the Registration Rights Agreement. The lock-up agreement shall provide that, provided that the Company and all of its executive officers and directors are bound by substantially similar lock-up agreements on no more favorable terms, the holder that is a party to the lock-up agreement shall not (A) offer, sell, contract to sell, pledge or otherwise dispose of (including sales pursuant to Rule 144), directly or indirectly, any capital stock of the Company (including capital stock of the Company that may be deemed to be owned beneficially by such holder in accordance with the rules and regulations of the SEC) (collectively, “Equity Securities”), (B) enter into a transaction which would have the same effect as described in clause (A) above, (C) enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences or ownership of any Equity Securities, whether such transaction is to be settled by delivery of such Equity Securities, in cash or otherwise, in each case commencing on the date requested by the managing underwriters (which shall be no earlier than seven (7) days prior to the anticipated “pricing” date for such public offering) and continuing to the date that is reasonably requested by the managing underwriters and is not later than ninety (90) days (30 days in the case of a bought deal or overnight transaction) following the date of the final prospectus for such public offering (or such shorter period as may be acceptable to the managing underwriters), provided that the lock-up agreements shall provide for certain exceptions pursuant to the Registration Rights Agreement. The Registration Rights Agreement does not restrict the ability of holders to sell common shares under the registration statement in non-underwritten offerings before the commencement of the lock-up period or after the termination or expiration of the lock-up period.

We are obligated to pay (i) all registration, listing and underwriting expenses, including all reasonable and documented costs of one counsel (along with one local counsel) representing all holders participating in the registration or underwriting, as the case may be, selected by the participating Backstop Creditors (but excluding in any case any applicable selling fees or underwriting discounts), and (ii) all costs and expenses related to or arising out of the ADS (other than costs customarily payable by holders of the ADS). The Registration Rights Agreement includes other customary terms including, but not limited to, those relating to suspension periods for registration and offering demands, offering procedures and indemnification.

The foregoing summary of the Registration Rights Agreement is qualified in its entirety by reference to the complete text of such agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part.

DIP Financing

In connection with our Chapter 11 proceedings, the Bankruptcy Court approved our initial debtor-in-possession (“DIP”) financing agreement on September 19, 2020, which financing agreement was entered into on September 29, 2020 (as amended prior to the Amended and Restated DIP Credit Agreement (as defined below), the “Initial DIP Credit Agreement”), providing the group with access to US$2.45 billion for working capital and other purposes approved by the Bankruptcy Court.

In January and February of 2022, we initiated the process of seeking financing proposals from financial institutions, funds, and other entities for certain amendments and extensions to the Initial DIP Credit Agreement, including certain increases to the amount of available DIP financing thereunder.

On February 18, 2022, we filed a motion requesting Bankruptcy Court approval for certain amendments to the Initial DIP Credit Agreement, to provide for, among other things, a new replacement Tranche C facility in an aggregate principal amount of up to US$1,245,436,360.42 (including pursuant to a cashless roll of a partition of the existing Tranche C loans held by certain lenders of the existing Tranche C facility under the Initial DIP Credit Agreement), the proceeds of which were to be applied, among other things, to repay in full such existing Tranche C facility, an extension of the existing maturity date, and certain modifications and reductions to the existing fees and interest rates applicable to the Tranche A and Tranche B facilities. On March 7, 2022, we filed a supplement to such motion reflecting new terms agreed with the prospective DIP lenders under the Amended and Restated DIP Credit Agreement (as defined below).

On March 15, 2022, the Bankruptcy Court approved an amendment and restatement of the Initial DIP Credit Agreement (such amendment and restatement, the “Amended and Restated DIP Credit Agreement”), which Amended and Restated DIP Credit Agreement was entered into on April 8, 2022. The Amended and Restated DIP Credit Agreement provides, among other things, for aggregate commitments of US$3,700 million, consisting of a Tranche A Commitment of US$2,050 million and a Tranche C Commitment of US$1,650 million. The initial disbursement under the Amended and Restated Credit Agreement in the aggregate principal amount of US$2,750 million was used to repay the outstanding obligations under the Initial DIP Credit Agreement. The Amended and Restated DIP Credit Agreement matured on October 14, 2022 and was repaid in full with certain proceeds of the Junior DIP Financing and the Exit Facilities. On the Effective Date, the Junior DIP Financing was repaid in full and the Exit Facilities automatically converted into a financing that will remain in effect after the Effective Date.

The Exit Financing

The Company incurred additional indebtedness in the Exit Financing. The Exit Financing contemplated, in addition to the issuance of our 2027 Notes and our 2029 Notes, the incurrence of (i) a Term Loan B facility with an aggregate principal amount of US$                 and (ii) a revolving facility in an aggregate principal amount of US$                . The Exit Facilities were automatically converted into a financing that will remain in effect after the Effective Date.

The Exit Financing also contemplated up to US$                 in Junior DIP Financing during the pendency of the Chapter 11 proceedings (prior to the emergence therefrom). In connection with the foregoing, after conducting a competitive process in the market in order to obtain the best financial conditions available for the Junior DIP Financing, on June 10, 2022 the Debtors entered into the Junior DIP Commitment Letter with the Junior DIP Financing Lenders.

Description of Share Capital

The following description of our share capital summarizes certain provisions of our Amended By-laws. The following summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of our Amended By-laws, which has been filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors are urged to read the exhibits for a complete understanding of our Amended By-laws. Capitalized terms used in this section that are not defined herein have the meanings given to them in our Amended By-laws.

Share Capital

Our by-laws authorize us to issue 606,407,693,000 shares of common stock, no par value. As of June 30, 2022, as described further here under “—Capitalization,” the Company’s statutory capital is represented by 606,407,693,000 common shares of one single series without nominal value which has been and will be subscribed and paid as follows:

(a) 606,407,693 shares, fully subscribed and paid; and

(b) 605,801,285,307 shares, to be issued, subscribed and paid against the capital increase approved at the Extraordinary Shareholders’ Meeting of the Company on July 5, 2022 (the “Meeting”), all on the terms and conditions agreed at the aforementioned Meeting.

Memorandum and Articles of Association

Set forth below is information concerning our share capital and a brief summary of certain significant provisions of our by-laws and Chilean law. This description contains all material information concerning the common shares but does not purport to be complete and is qualified in its entirety by reference to our by-laws, the Chilean Corporations Act and the Chilean Securities Market Act, each referred to below. For additional information regarding the common shares, reference is made to our by-laws, a copy of which is included as an exhibit to the registration statement of which this prospectus forms a part.

Organization and Register

LATAM Airlines Group is a publicly held stock corporation (sociedad anónima abierta) incorporated under the laws of Chile. LATAM Airlines Group was incorporated by a public deed dated December 30, 1983, an abstract of which was published in the Chilean Official Gazette (Diario Oficial de la República de Chile) No. 31,759 on December 31, 1983, and registered on page 20,341, No. 11,248 of the Chilean Real Estate and Commercial Registrar (Registro de Comercio del Conservador de Bienes Raices de Santiago) for the year 1983. Our corporate purpose, as stated in our by-laws, is to provide a broad range of transportation and related services, as more fully set forth in Article Four thereof.

General

Shareholders’ rights in a Chilean corporation are generally governed by the company’s by-laws and the Chilean Corporate Law. Article 22 of the Chilean Corporations Act states that the purchaser of shares of a corporation implicitly accepts its by-laws and any prior agreements adopted at shareholders’ meetings. Additionally, the Chilean Corporate Act regulates the government and operation of corporations (“sociedades anónimas,” or S.A.) and provides for certain shareholder rights. Article 137 of the Chilean Corporations Act provides that the provisions of the Chilean Corporations Act take precedence over any contrary provision in a corporation’s by-laws. The Chilean Corporations Law Law and our by-laws also provide that all disputes arising among shareholders in their capacity as such or between us or our administrators and the shareholders shall be resolved by arbitration, in accordance with the Arbitration Procedural Rules of the Arbitration and Mediation Center of the Santiago Chamber of Commerce A.G. (“CAM Santiago”), in force at the time of requesting it, for which purpose the parties grant special irrevocable power of attorney to the CAM Santiago, so that, at the written request of any of them, it may appoint an arbitrator ex aequo et bono with respect to the procedure but bound by law with respect to the ruling, from among the members of the arbitration body of the CAM Santiago. However, if the arbitration qualifies as an international commercial arbitration pursuant to numeral 3 of Article 1 of Law 19, 971, such arbitration shall be resolved in accordance with the Arbitration Rules of the

International Chamber of Commerce by an arbitrator appointed under these rules with previous experience in commercial international arbitration with parties from different countries, in which case the place of arbitration will be the city of New York, United States of America, the language of the arbitration will be the English language and the applicable substantive law will be the Chilean law. In any case, no further remedy shall be available against the decisions of any of the arbitration tribunals referred to in this clause. The arbitration tribunal shall be especially empowered to resolve any matter related to its competence and/or jurisdiction. Finally, Decree-Law No. 3,500 on Pension Fund Administrators, which allows pension funds to invest in the stock of qualified corporations, indirectly affects corporate governance and prescribes certain rights of shareholders. The Chilean Corporations Act sets forth the rules and requirements under which a corporation is deemed to be “publicly held.” Article 2 of the Chilean Corporations Act defines publicly held corporations as corporations that register their shares with the Registro de Valores (Securities Registry) of the CMF, either voluntarily or pursuant to a legal obligation. In addition, Article 5 of the Securities Market Act indicates which corporation’s shares must be registered with the Securities Registry:

•	one with 500 or more shareholders;

•	one in which 100 or more shareholders own at least 10% of the subscribed capital (excluding any direct or indirect individual holdings exceeding 10%); and

•	one in which the shareholders agreed voluntarily to be registered.

The framework of the Chilean securities market is regulated by the CMF under the Securities Market Act and the Chilean Corporate Law, which imposes certain disclosure requirements, restricts insider trading, prohibits price manipulation and protects minority investors. In particular, the Securities Market Act establishes requirements for public offerings, stock exchanges and brokers and outlines disclosure requirements for corporations that issue publicly offered securities.

Ownership Restrictions

Under Articles 12 and 20 of the Securities Market Act and General Rule 269 issued by the CMF in 2009, certain information regarding transactions in shares of publicly held corporations must be reported to the CMF and the Chilean Stock Exchanges on which the shares are listed. Since the ADRs are deemed to represent the shares underlying the ADSs, transactions in ADRs will be subject to those reporting requirements. Among other matters, the beneficial owners of ADSs that directly or indirectly hold 10% or more of the subscribed capital of LATAM Airlines Group, or that reach or exceed such percentage through an acquisition, are required to report to the CMF and the Chilean Stock Exchanges, the day following the event:

•	any acquisition or disposition of shares; and

•	any acquisition or disposition of contracts or securities, which price or performance depends on the price variation of the LATAM Airlines Group’s shares.

These obligations are extended (i) to certain individuals (immediate family, next of kin and others) if the ADS holder is a natural person; (ii) to any entity controlled by the holder, if the ADS is a legal entity; and (iii) to groups, if a holder has any joint action agreement with other holders and the group reaches or exceeds the cited threshold.

In addition, majority shareholders must state in their report whether their purpose is to acquire control of the company or if they are making a financial investment.

Capitalization

Under Chilean law, the shareholders of a corporation, acting at an extraordinary shareholders’ meeting, have the power to authorize an increase in the corporation’s share capital. When an investor subscribes issued shares, the shares are registered in that investor’s name even without payment, and the investor is treated as a shareholder for all purposes except with regard to receipt of dividends and return of capital, provided that the shareholders may, by amending the by-laws, also grant the right to receive dividends of capital despite not having paid for the subscribed shares. The investor becomes eligible to receive dividends once it has paid for the shares, or, if it has paid for only a portion of such shares, it is entitled to receive a corresponding pro rata portion of the dividends declared with respect to such shares, unless the company’s by-laws provide otherwise. If an investor does not pay for shares for which it has subscribed on or prior to the date agreed upon for payment, the company is entitled under Chilean law to auction the shares on the appropriate stock exchange, and it has a cause of action against the investor to recover the difference between the subscription price and the price received for the sale of those shares at auction. However, until such shares are sold at auction, the investor continues to exercise all the rights of a shareholder (except the right to receive dividends and return of capital, as noted above). Regarding shares issued but not paid for within the period determined by the extraordinary shareholders’ meeting for their payment (which period cannot exceed three years from the date of such shareholders’ meeting), until January 1, 2010 they were canceled and no longer available for subscription and payment. As of January 1, 2010, the board of directors of LATAM Airlines Group has a legal obligation to initiate the necessary legal actions to collect the unpaid amounts, unless the shareholders’ meeting which authorized the capital increase allowed the board to abstain from taking such action by a vote of two thirds of the issued shares, in which case the former rule still applies. Once the foregoing legal actions are exhausted, the board of directors shall propose to the shareholders’ meeting the appropriate capital adjustment measures, to be decided by simple majority. Fully paid shares are not subject to further calls or assessments or to liabilities of LATAM Airlines Group.

As of June 30, 2022, the Company’s statutory capital is represented by 606,407,693,000 common shares of one single series without nominal value which has been and will be subscribed and paid as follows:

(a)	606,407,693 shares, fully subscribed and paid; and

(b)	605,801,285,307 shares, to be issued, subscribed and paid against the capital increase approved at the Meeting all on the terms and conditions agreed at the aforementioned Meeting.

With respect to this capital increase:

(A) a portion thereof, are being represented by 73,809,875,794 shares (the “New Common Stock”). With respect to the New Common Stock:

(i)	The shares shall be issued, subscribed and paid within the maximum term expiring on July 5, 2025;

(ii)

The Meeting empowered the Board of Directors to make the fixing of the placement price of these shares, in accordance with the rule contained in the second paragraph of article twenty-three of the Regulations; all in accordance with the resolution adopted at the Meeting; and

(iii)

The terms of the Plan required that the New Common Stock be offered preemptively to the Company’s shareholders; and the placement of these shares will be carried out in accordance with the procedures, price, forms of payment and other criteria approved at the Meeting. The Board of Directors was broadly authorized to issue such shares, to implement such procedures, price, forms of payment and other placement criteria, and to carry out, ultimately, the placement of the shares among the shareholders, their assignees and/or third parties, under the terms and conditions approved in the Meeting, all in accordance with the Plan of Reorganization that was approved and confirmed within the framework of the Reorganization Proceeding to which the Company is subject under the provisions of the Bankruptcy Code. In addition, the Board of Directors was authorized, in general, to resolve all situations, modalities, complements and details that may arise or be required in connection with the issue and placement of the New Common Stock and related matters, in accordance with the provisions of the Law and its Regulations, and the Plan of Reorganization, all in accordance with the terms and conditions approved in the Meeting.

(B) The remaining portion thereof, represented by 531,991,409,513 shares (the “Back-up Shares”). With respect to the Back-up Shares:

(i)

The shares shall be issued, subscribed and paid in full and exclusively to respond to the conversion of three classes of notes convertible into shares of the Company, notes whose issuance was also agreed at the Meeting pursuant to the provisions of the Plan of Reorganization;

(ii)

For purposes of the convertibility of the notes, the Back-up Shares are allocated as follows: the first class of notes backed with 19,992,142,087 shares; the second class of notes backed with 126,661,409,136 shares; and the third class of notes backed with the remaining 385,337,858,290 shares;

(iii)

The Back-up Shares and the portion of the Company’s equity capital represented by such shares shall remain in effect while the conversion period of the respective class of notes convertible into shares of the Company is in effect, all in accordance with the terms and conditions of the issuances of the aforementioned convertible notes. Upon expiration of the respective conversion period, the corresponding Back-up Shares that are not subscribed and paid through the conversion of respective class of convertible notes shall be void and cancelled and the portion of the Company’s equity capital represented by such shares shall also be void and the Company’s equity capital shall be reduced to the amount effectively subscribed and paid; and

(iv)

The placement of the Back-Up Shares will be made upon the exercise of the conversion options under the respective convertible notes in accordance with the procedures, conversion ratio and other criteria approved at the Meeting, all in accordance with the Plan of Reorganization. For such purpose, the Board of Directors was granted broad powers to issue such shares, to implement such placement procedures and criteria, and to ultimately carry out the placement of such shares under the terms and conditions set forth at the Meeting; and, in general, to resolve all situations, modalities, complements and details that may arise or be required in connection with the issue and placement of the Back-Up Shares and related matters, all in accordance with the provisions of the Law and its Regulations, and the Plan of Reorganization.

Furthermore, pursuant to Section 1123(a)(6) of the Bankruptcy Code, and only until the Effective Date, the Company may not issue shares or any other securities convertible into shares without voting rights. Upon the Effective Date, this restriction shall automatically cease.

Article 67 of the Chilean Corporations Act provides that the vote of a two-thirds majority of the outstanding voting shares is required to approve any of the following actions:

•	a change in our corporate form, division or merger with another entity;

•	amendment to our term of existence, if any;

•	our early dissolution;

•	change in our corporate domicile;

•	decrease of our capital stock;

•	approval of contributions and the assessment thereof whenever consisting of assets other than money;

•	any modification of the authority reserved for the shareholders’ meetings or limitations on the powers of the board of directors;

•	decrease in the number of members of the board of directors;

•	the conveyance of 50% or more of our assets (whether or not it includes our liabilities);

•	the adoption or amendment of any business plan which contemplates the conveyance of assets in excess of the foregoing percentage;

•	the conveyance of 50% or more of the assets of a subsidiary, if the latter represents at least 20% of our assets;

•	the conveyance of shares of a subsidiary which entails the transfer of control;

•	the form that dividends are paid in;

•

granting a security interest or a personal guarantee in each case to secure obligations of third parties that exceeds 50% of our assets, unless to secure or guarantee the obligations of a subsidiary, in which case only approval of the board of directors will suffice;

•	the acquisition of our own shares, when, and on the terms and conditions, permitted by law;

•	all other matters provided for in the by-laws;

•	the correction of any formal defect in our incorporation or any amendment to our by-laws that refers to any of the matters indicated in the first 13 items listed above;

•

the institution of the right of the controlling shareholder who has purchased at least 95% of the shares to purchase shares of the outstanding minority shareholders pursuant to the procedure set forth in article 71 bis of the Chilean Corporations Act; and

•	the approval or ratification of transactions with related parties.

Notwithstanding the above, our by-laws provide that during a period of two years from the Effective Date, the resolutions referred to in the second paragraph of article 67 of the Chilean Corporations Act shall require the affirmative vote of at least 73% of the issued shares with voting rights. Upon expiration of said term, this restriction shall automatically cease and the provisions of the second paragraph of article 67 of the Chilean Corporations Act shall apply thereafter.

Chilean law recognizes the right of corporations to issue shares of common and preferred stock. To date, we have issued and are authorized by our shareholders to issue only shares of common stock. Each share of common stock is entitled to one vote.

Preemptive Rights and Increases in Share Capital

Chilean Corporate Law requires Chilean corporations to offer existing shareholders the right to purchase a sufficient number of shares to maintain their existing percentage of ownership in a company whenever that corporation issues new shares for cash, except for up to 10% of the subscribed shares arising from the capital increase which may be designated to employee compensation pursuant to article 24 of the Chilean Corporations Act. Under this requirement, any preemptive rights will be offered by us to the Depositary as the registered owner of the common shares underlying the ADSs, but holders of ADSs and shareholders located in the United States will not be allowed to exercise preemptive rights with respect to new issuances of shares by us unless a registration statement under the Securities Market Act is effective with respect to those common shares or an exemption from the registration requirements thereunder is available.

While the Registration Rights Agreement and Deposit Agreement provide generally for participation by ADS holders in preemptive rights offerings, we are not required to provide for such participation in connection with offerings constituting less than 2% of the common shares outstanding at such time, excluding any common shares subject to lockup arrangements. With respect to any preemptive rights offering for which we are not required to provide such participation, we intend to evaluate at the time of such offering the costs and potential liabilities associated with the preparation and filing of a registration statement with the SEC, as well as the indirect benefits of enabling the exercise by the holders of ADSs and shareholders located in the United States of preemptive rights in those offerings and any other factors we consider appropriate at the time. No assurances can be given that any registration statement would be filed. If preemptive rights are not made available to ADS holders, the Depositary may sell those holders’ preemptive rights and distribute the proceeds thereof if a secondary market for such rights exists and a premium can be recognized over the cost of such sale. In the event that the Depositary does not sell such rights at a premium over the cost of any such sale, all or certain holders of ADRs may receive no value for the preemptive rights. Amounts received in exchange for the sale or assignment of preemptive rights relating to shares of our common stock will be taxable in Chile and in the United States. See “Taxation—Chilean Tax—Taxation on Capital Gains”. If the rights cannot be sold, they will expire and a holder of our ADSs will not realize any value from the grant of the preemptive rights. In either case, the equity interest of a holder of our ADSs in us will be diluted proportionately. Thus, the inability of holders of ADSs to exercise preemptive rights in respect of common shares underlying their ADSs could result in a change in their percentage ownership of common shares following a preemptive rights offering.

Under Chilean law, preemptive rights are freely exercisable, transferable or waived by shareholders during a 30-day period commencing upon publication of the official notice announcing the start of the preemptive rights period in the newspaper designated by the shareholders’ meeting. The preemptive right of the shareholders is the pro rata amount of the shares registered in their name in the shareholders’ registry of LATAM Airlines Group as of the fifth business day prior to the date of publication of the notice announcing the start of the preemptive rights period. During such 30-day period (except for shares as to which preemptive rights have been waived), Chilean companies are not permitted to offer any newly issued common shares for sale to third parties. For that 30-day period and an additional 30-day period, Chilean publicly held corporations are not permitted to offer any unsubscribed common shares for sale to third parties on terms that are more favorable to the purchaser than those offered to shareholders. At the end of such additional 30-day period, Chilean publicly held corporations are authorized to sell non-subscribed shares to third parties on any terms, provided they are sold on a Chilean stock exchange.

Directors

Our by-laws provide for a board of nine directors. Compensation to be paid to directors must be approved by vote at the annual shareholders’ meeting. We hold elections for all positions on the board of directors every two years. Under our by-laws, directors are elected by cumulative voting. Each shareholder has one vote per share and may cast all of his or her votes in favor of one nominee or may apportion his or her votes among any number of nominees. These voting provisions currently ensure that a shareholder owning more than 10% of our outstanding shares is able to elect at least one representative to our board of directors.

Under the Chilean Corporate Law, transactions of a publicly-held corporation with a “related” party must be conducted on an arm’s-length basis and must satisfy certain approval and disclosure requirements which are different from the ones that apply to a privately-held company. The conditions apply to the publicly-held corporation and to all of its subsidiaries.

These transactions include any negotiation, act, contract or operation in which the publicly-held corporation intervenes together with either (i) parties which are legally deemed related pursuant to article 100 of the Chilean Securities Market Act, (ii) a director, senior manager, administrator, main executive or liquidator of the company, either on their own behalf or on behalf of a third party, including those individuals’ spouses or close relatives, (iii) companies in which the foregoing individuals own at least 10% (directly or indirectly), or in which they serve as directors, senior managers, administrators or main executives, (iv) parties indicated as such in the publicly-traded company’s by-laws, or identified by the directors’ committee or (v) those who have served as directors, senior managers, administrators, main executives or liquidators of the counterparty in the last 18 months and are now serving in one of those positions at the publicly-traded company.

Pursuant to Article 147 of Chapter XVI of the Chilean Corporations Act, a publicly held corporation shall only be entitled to enter into a related-party transaction when it is in the interest of the company, the price, terms and conditions are similar to those prevailing in the market at the time of its approval and the transaction complies with the requirements and procedures stated below:

1. The directors, managers, administrators, principal executive officers or liquidators that have an interest or that take part in negotiations conducive to the execution of an arrangement with a related party of the open stock corporation, shall report it immediately to the board of directors or whomever the board designates. Those who breach this obligation will be jointly liable for damages caused to the company and its shareholders.

2. Prior to the company’s consent to a related party transaction, it must be approved by the absolute majority of the members of the board of directors, with exclusion of the interested directors or liquidators, who nevertheless shall make public his/her/their opinion with respect to the transaction if it is so requested by the board of directors, which opinion shall be set forth in the minutes of the meeting. Likewise, the grounds of the decision and the reasons for excluding such directors from its adoption must also be recorded in the minutes.

3. The resolutions of the board of directors approving a related party transaction shall be reported at the next following shareholders’ meeting, including a reference to the directors who approved such transaction. A reference to the transaction is to be included in the notice of the respective shareholders’ meeting.

4. In the event that an absolute majority of the members of the board of directors should abstain from voting, the related-party transaction shall only be executed if it is approved by the unanimous vote of the members of the board of directors not involved in such transaction, or if it is approved in a shareholders’ extraordinary meeting by two-thirds of the voting shares of the company.

5. If a shareholders’ extraordinary meeting is called to approve the transaction, the board of directors shall appoint at least one independent advisor who shall report to the shareholders the terms of the transaction, its effects and the potential impact for the company. In the report, the independent advisor shall include all the matters or issues the directors committee may have expressly requested to be evaluated. The directors committee of the company or, in the absence of such committee, directors not involved in the transaction, shall be entitled to appoint an additional independent advisor, in the event they disagree with the appointment made by the board. The reports of the independent advisors shall be made available to the shareholders by the board on the business day immediately following their receipt by the company, at the company’s business offices and on its internet site, for a period of at least 15 business days from the date the last report was received from the independent advisor, and such arrangement shall be communicated to the shareholders by means of a “Relevant Fact” (Communication sent to the CMF and the stock exchanges in Chile). The directors shall decide whether the transaction is in the best interest of the corporation, within five business days from the date the last report was received from the independent advisors.

6. When the directors of the company must decide on a related party-transaction, they must expressly state the relationship with the transaction counterparty or the interest involved. They shall also express their opinion on whether the transaction is in the best interest of the corporation, their objection or objections that the directors committee may have expressed, as well as the conclusions of the reports of the advisors. The opinions of the directors shall be made available to the shareholders the day after they were received by the company, at the business offices of the company as well as on its internet site, and such arrangement shall be reported by the company as a “Relevant Fact.”

7. Notwithstanding the applicable sanctions, any infringement of the above provisions will not affect the validity of the transaction, but it will grant the company or the shareholders the right to sue the related party involved in the transaction for reimbursement to the company of a sum equivalent to the benefits that the operation reported to the counterpart involved in the transaction, as well as indemnity for damages incurred. In this case, the defendant bears the burden of proof that the transaction complies with the requirements and procedures referred to above.

Notwithstanding the above, the following related party transactions may be executed, pursuant to letters a), b) and c) of Article 147 of the Chilean Corporations Act, without complying with the requirements and procedures stated above, with prior authorization by the board:

(i)

Transactions that do not involve a “material amount.” For this purpose, any transaction that is both greater than UF 2,000 (as of December, 31, 2021, approximately Ch$61.9 million) and in excess of 1% of the corporation’s equity, or involving an amount in excess of UF 20,000 (as of December 31, 2021, approximately Ch$619.8 million) shall be deemed to involve a material amount. All transactions executed within a 12-month period that are similar or complementary to each other, with identical parties, including related parties, or objects, shall be deemed to be a single transaction.

(ii)

Transactions that pursuant to the company’s policy of usual practice, as determined by its board of directors, are in the ordinary course of business of the company. Any agreement or resolution establishing or amending such policies shall be communicated as a “Relevant Fact” and made available to shareholders at the company’s business offices and on its internet site, and the transaction shall be reported as a “Relevant Fact,” if applicable.

(iii)	Transactions between legal entities in which the company possesses, directly or indirectly, at least 95% of the equity of the counterpart.

The usual practice policy adopted by the board of directors in the meeting held on December 29, 2009 established policies setting forth the transactions that fall within the ordinary course of business. That determination was publicly disclosed on the same day and is currently available on LATAM Airlines Group’s website under the “Corporate Governance” section.

Shareholders’ Meetings and Voting Rights

Chilean Corporate Law requires that an ordinary annual meeting of shareholders be held within the first four months of each year after being called by the board of directors (generally they are held in April, but in any case following the preparation of our financial statements, including the report of our auditors, for the previous fiscal year). LATAM Airlines Group’s by-laws further provide that the ordinary annual meeting of shareholders must take place between February 1 and April 30. The shareholders at the ordinary annual meeting approve the annual financial statements, including the report of our auditors, the annual report, the dividend policy and the final dividend on the prior year’s profits, elect the board of directors (in our case, every two years or earlier if a vacancy occurs) and approve any other matter that does not require an extraordinary shareholders’ meeting.

Extraordinary shareholders’ meetings may be called by the board of directors, if deemed appropriate, and ordinary or extraordinary shareholders’ meetings must be called by the board of directors when requested by shareholders representing at least 10.0% of the issued voting shares or by the CMF. In addition, as from January 1, 2010 there are two new rules in this regard: (i) the CMF may directly call for an extraordinary shareholders’ meeting in case of a publicly-traded company, and (ii) any kind of shareholders’ meeting may be self-convened and take place if all voting shares attend, regardless of the fulfillment of the notice and other type of procedural requirements.

The most recent extraordinary meeting of our shareholders was held on July 5, 2022, and the most recent ordinary annual meeting of our shareholders was held on April 20, 2022. Immediately after the Effective Date, the Board of Directors shall summon an Extraordinary Shareholders’ Meeting to proceed with the total renewal of the Board of Directors of the Company, which meeting shall take place as soon as reasonably practicable. The Board of Directors elected at such Extraordinary Shareholders’ Meeting shall remain in office for two years from its appointment. Upon expiration of such period, the Board of Directors shall summon a new Extraordinary Shareholders’ Meeting to proceed with the election of the new Board of Directors of the Company. The Board of Directors elected at such Extraordinary Shareholders’ Meeting shall remain in office until the following Ordinary Shareholders’ Meeting, at which time the Board of Directors shall be completely renewed in accordance with the applicable legal and regulatory provisions.

Notice to convene the ordinary annual meeting or an extraordinary meeting is given by means of three notices which must be published in a newspaper of our corporate domicile (currently Santiago, Chile) designated by the shareholders at their annual meeting and, if the shareholders fail to make such designation, the notice must be published in the Chilean Official Gazette pursuant to legal requirements. The first notice must be published no less than 10 days and no more than 20 days in advance of the scheduled meeting. Notice also must be sent to the CMF and the Chilean Stock Exchanges no less than 10 days in advance of the meeting. Currently, we publish our official notices in the newspaper La Tercera (available online at www.latercera.com).

The quorum for a shareholders’ meeting is established by the presence, in person or by proxy, of shareholders representing a majority of our issued common shares. If that quorum is not reached, the meeting can be reconvened within 45 days, and at the second meeting the shareholders present are deemed to constitute a quorum regardless of the percentage of the common shares that they represent.

Only shareholders registered with us on the fifth business day prior to the date of a meeting are entitled to attend and vote their shares. A shareholder may appoint another individual (who need not be a shareholder) as his or her proxy to attend and vote on his or her behalf. Proxies addressed to us that do not designate a person to exercise the proxy are taken into account in order to determine if there is a sufficient quorum to hold the meeting, but the shares represented thereby are not entitled to vote at the meeting. The proxies must fulfill the requirements set forth by the Chilean Corporate Law and its regulatory norms. Every shareholder entitled to attend and vote at a shareholders’ meeting has one vote for every share subscribed.

The following matters can only be considered at an extraordinary shareholders’ meeting:

•	our dissolution;

•	a merger, transformation, division or other change in our corporate form or the amendment of our by-laws;

•	the issuance of bonds or debentures convertible into shares;

•	the conveyance of 50% or more of our assets (whether or not it includes our liabilities);

•	the adoption or amendment of any business plan which contemplates the conveyance of assets in excess of the foregoing percentage;

•	the conveyance of 50% or more of the assets of a subsidiary, if the latter represents at least 20% of our assets;

•

granting of a security interest or a personal guarantee in each case to secure the obligations of third parties, unless to secure or guarantee the obligations of a subsidiary, in which case the approval of only the board of directors will suffice; and

•	other matters that require shareholder approval according to Chilean law or the by-laws.

The matters referred to in the first seven items listed above may only be approved at a meeting held before a notary public, who shall certify that the minutes are a true record of the events and resolutions of the meeting.

The by-laws establish that resolutions are passed at shareholders’ meetings by the affirmative vote of an absolute majority of those voting shares present or represented at the meeting. However, during a period of two years from the Effective Date, the affirmative vote of at least 73% of the issued shares of the outstanding voting shares is required to approve any of the following actions (with a vote of a two-thirds majority of the outstanding voting shares being required pursuant to the Chilean Corporate Law following such two-year period):

•	a change in our corporate form, division or merger with another entity;

•	amendment to our term of existence, if any;

•	our early dissolution;

•	change in our corporate domicile;

•	decrease of our capital stock;

•	approval of contributions and the assessment thereof whenever consisting of assets other than money;

•	any modification of the authority reserved for the shareholders’ meetings or limitations on the powers of the board of directors;

•	decrease in the number of members of the board of directors;

•	the conveyance of 50% or more of our assets (whether or not it includes our liabilities);

•	the adoption or amendment of any business plan which contemplates the conveyance of assets in excess of the foregoing percentage;

•	the conveyance of 50% or more of the assets of a subsidiary, if the latter represents at least 20% of our assets;

•	the conveyance of shares of a subsidiary which entails the transfer of control;

•	the form that dividends are paid in;

•

granting a security interest or a personal guarantee in each case to secure obligations of third parties that exceeds 50% of our assets, unless to secure or guarantee the obligations of a subsidiary, in which case approval of only the board of directors will suffice;

•	the acquisition of our own shares, when, and on the terms and conditions, permitted by law;

•	all other matters provided for in the by-laws;

•	the correction of any formal defect in our incorporation or any amendment to our by-laws that refers to any of the matters indicated in the first 13 items listed above;

•

the institution of the right of the controlling shareholder who has purchased at least 95% of the shares to purchase shares of the outstanding minority shareholders pursuant to the procedure set forth in article 71 bis of the Corporation Law; and

•	the approval or ratification of transactions with related parties, as per article 147 of the Corporation Law (described above).

Amendments to the by-laws that have the effect of establishing, modifying or eliminating any special rights pertaining to any series of shares require the consenting vote of holders of two-thirds of the shares of the affected series. As noted above, LATAM Airlines Group does not have a series of preferred stock.

In general, Chilean law does not require a publicly held corporation to provide the level and type of information that the U.S. securities laws require a reporting company to provide to its shareholders in connection with a solicitation of proxies. However, shareholders are entitled to examine the books of the company and its subsidiaries within the 15-day period before a scheduled meeting. No later than 10 days ahead of the scheduled shareholder’s meeting, the board of directors of a publicly held corporation is required to publish such notice on its website including information related to the issues to be discussed in such a meeting together with instructions to obtain copies of the relevant supporting documents. The board is also required to make available to the shareholders the annual report and the financial statements of the company, and to publish such information in the company’s webpage at least 10 days in advance of the scheduled shareholders meeting. In addition to these requirements, we regularly have provided, and currently intend to continue to provide, together with the notice of shareholders’ meeting, a proposal for the final annual dividend for shareholder approval. See “—Dividend and Liquidation Rights,” below.

Chilean Corporate Law provides that, whenever shareholders representing 10% or more of the issued voting shares so request, a Chilean company’s annual report must include such shareholders’ comments and proposals in relation to the company’s affairs, together with the comments and proposals set forth by the Company’s three-person Board of Director’s Committee required pursuant to the Corporations Act . Similarly, Chilean Corporate Law provides that whenever the board of directors of a publicly held corporation convenes an ordinary meeting of the shareholders and solicits proxies for that meeting, or distributes information supporting its decisions or other similar material, it is obligated to include as an annex to its annual report any pertinent comments and proposals that may have been made by shareholders owning 10% or more of the company’s voting shares who have requested that such comments and proposals be included, together with the comments and proposals set forth by the directors’ committee.

Dividend and Liquidation Rights

In accordance with Chilean Corporate Law, LATAM Airlines Group must distribute an annual cash dividend equal to at least 30% of its annual net income calculated in accordance with IFRS, unless otherwise decided by a unanimous vote of the holders of all issued shares, and unless and except to the extent it has accumulated losses. If there is no net income in a given year, LATAM Airlines Group can elect but is not legally obligated to distribute dividends out of retained earnings, however, in such case the retained earnings must first absorb losses, if any. All outstanding common shares are entitled to share equally in all dividends declared by LATAM Airlines Group, except for the shares that have not been fully paid by the shareholder after being subscribed.

For all dividend distributions agreed by the board of directors in excess of the mandatory minimum of 30% noted in the preceding paragraph, LATAM Airlines Group may grant an option to its shareholders to receive those dividends in cash, or in shares issued by either LATAM Airlines Group or other corporations. Shareholders who do not expressly elect to receive a dividend other than in cash are legally presumed to have decided to receive the dividend in cash. A U.S. holder of ADSs may, in the absence of an effective registration statement under the Securities Act or an available exemption from the registration requirement thereunder, effectively be required to receive a dividend in cash. See “—Preemptive Rights and Increases in Share Capital,” above.

Dividends that are declared but not paid within the appropriate time period set forth in the Chilean Corporate Law (as to minimum dividends, 30 days after declaration; as to additional dividends, the date set for payment at the time of declaration) are adjusted to reflect the change in the value of the UF. The UF is a daily indexed, Chilean peso-denominated accounting unit designed to discount the effect of Chilean inflation and it is based on the previous month’s inflation rate as officially determined. Such dividends also accrue interest at the then-prevailing rate for UF-denominated deposits during such period. The right to receive a dividend lapses if it is not claimed within five years from the date such dividend is payable. After that period, the amount not claimed is given to a non-profit organization, the National Corporation of Firefighters (Cuerpos de Bomberos de Chile).

In the event of LATAM Airlines Group’s liquidation, the holders of fully paid common shares would participate pro rata in the distribution of assets remaining after payment of all creditors. Holders of shares not fully paid will participate in such distribution in proportion to the amount paid.

Approval of Financial Statements

The board of directors is required to submit our consolidated financial statements to the shareholders for their approval at the annual ordinary shareholders’ meeting. If the shareholders reject the financial statements, the board of directors must submit new financial statements no later than 60 days from the date of that meeting. If the shareholders reject the new financial statements, the entire board of directors is deemed removed from office and a new board is to be elected at the same meeting. Directors who approved such financial statements are disqualified for re-election for the ensuing period.

Right of Dissenting Shareholders to Tender Their Shares

Chilean Corporate Law provides that, upon the adoption at an extraordinary meeting of shareholders of any of the resolutions or if any of the situations enumerated below takes place, dissenting or affected shareholders acquire the right to withdraw and to compel the company to repurchase their shares, subject to the fulfillment of certain terms and conditions. However, such right shall be suspended if we are a debtor in a bankruptcy liquidation proceeding, or if we are subject to a reorganization agreement approved in accordance with the Chilean Insolvency Act, unless such agreement allows the right to withdraw, or unless it is terminated by the issuance of a liquidation resolution.

“Dissenting shareholders” are defined as those who attend a shareholders’ meeting and vote against a resolution which results in the withdrawal right, or, if absent at such a meeting, those who state in writing to the company their opposition to such resolution within the following 30 days. Dissenting shareholders must perfect their withdrawal rights by tendering their stock to the company within thirty days after adoption of the resolution.

The price to be paid to a dissenting shareholder of a publicly held corporation is its market value. In the case of corporations which shares are actively traded on a stock exchange (acciones con presencia bursátil) pursuant to a General Rule issued by the CMF, the weighted average of the sales prices for the shares as reported on the Chilean Stock Exchanges on which the shares are quoted during the 60 stock-exchange-business-day period elapsed between the 30th and the 90th stock-exchange-business-days-preceding the shareholder resolution giving rise to the withdrawal right. If the shares of the corporation do not qualify as “actively traded” pursuant to the General Rules dictated by the CMF, the market price corresponds to the book value of the shares. Book value for this purpose equals paid capital plus reserves and profits, less losses, divided by the total number of subscribed shares (whether entirely or partially paid). For the purpose of making this calculation, the last annual balance sheet is used and adjusted to reflect inflation up to the date of the shareholders’ meeting that gave rise to the withdrawal right.

The resolutions and situations that result in a shareholder’s right to withdraw are the following:

•	the transformation of the company;

•	the merger of the company with or into another company;

•	the conveyance of 50% or more of the assets of the company, whether or not such sale includes the company’s liabilities;

•	the adoption or amendment of any business plan which contemplates the conveyance of assets in excess of the foregoing percentage;

•	the conveyance of 50% or more of the assets of a subsidiary, if the latter represents at least 20% of our assets;

•	the conveyance of shares of a subsidiary which entails the transfer of control, if the subsidiary represents at least 20% of our assets;

•

the creation of preferential rights for a class of shares or an extension, amendment or reduction to those already existing, in which case the right to withdraw only accrues to the dissenting shareholders of the class or classes of shares adversely affected;

•	the correction of any formal defect in the incorporation of the company or any amendment to the company’s by-laws that grants the right to withdraw;

•	the granting of security interests or personal guarantees to secure or guarantee third parties’ obligations exceeding 50% of the company’s assets, except with regard to subsidiaries;

•	resolutions of the shareholders’ meeting approving the decision to make private a publicly held corporation in case the requirements set forth in “—General” cease to be met;

•

if a publicly-traded company ceases to be obligated to register its shares in the Securities Registry of the CMF, and an extraordinary shareholders’ meeting agrees to de-register the shares and finalize its disclosure obligations mandated by the Corporation Law;

•

if the controlling shareholder of a publicly-traded company reaches over 95% of the shares (in such case, the right must be exercised within 30 days of the date in which the threshold is reached, a circumstance that must be communicated by means of a publication); and

•	such other causes as may be established by the company’s by-laws (no such additional resolutions currently are specified in our by-laws).

In addition, shareholders of publicly held corporations have the right to withdraw if a person acquires two-thirds or more of the outstanding shares of such corporation with the right to vote (except as a result of other shareholders not having subscribed and paid a capital increase) and does not make a tender offer for the remaining shares within 30 days after acquisition.

Under article 69 bis of the Chilean Corporations Act, the right to withdraw also is granted to shareholders (other than pension funds that administer private pension plans under the national pension law), under certain terms and conditions, if a company were to become controlled by the Chilean government, directly or through any of its agencies, and if two independent rating agencies downgrade the rating of its stock from first class because of certain actions specified in Article 69 bis undertaken by the company or the Chilean government that affect negatively and substantially the earnings of the company. Shareholders must perfect their withdrawal rights by tendering their shares to the company within 30 days of the date of the publication of the new rating by two independent rating agencies. If the withdrawal right is exercised by a shareholder invoking Article 69 bis, the price paid to the dissenting shareholder shall be the weighted average of the sales price for the shares as reported on the stock exchanges on which the company’s shares are quoted for the six-month period preceding the publication of the new rating by two independent rating agencies. If, as previously described, the CMF determines that the shares are not actively traded on a stock exchange, the price shall be the book value calculated as described above.

There is no legal precedent as to whether a shareholder that has voted both for and against a proposal (such as the Depositary) may exercise withdrawal rights with respect to the shares voted against the proposal. As such, there is doubt as to whether holders of ADRs who have not surrendered their ADRs and withdrawn common shares on or before the fifth business day prior to the shareholder meeting will be able to exercise withdrawal rights either directly or through the Depositary with respect to the shares represented by ADRs. In order to exercise such rights, holders of ADRs would be required to first withdraw the common shares represented by the ADRs pursuant to the terms of the Deposit Agreement. Such holders of ADRs would need to perfect the withdrawal of the common shares on or before the fifth business day prior to the date of the meeting. Under the provisions of the Deposit Agreement the Depositary will not exercise these withdrawal rights.

The circumstance indicated above regarding ownership in excess of 95% by the controlling shareholder creates not only a withdrawal right for the remaining minority shareholders, but as of January 1, 2010, it also creates a “squeeze out” right by the controlling shareholder with respect to those same shareholders (granting a call option by means of which the controlling shareholder may buy-out the existing ownership participations pursuant to the provisions of article 71 bis of the Chilean Corporations Act).

Registration and Transfers

DCV Registros S.A, a local depository corporation, acts as LATAM Airlines Group’s registration agent. In the case of jointly owned common shares, an attorney-in-fact must be appointed to represent the joint owners in dealings with us.

Description of American Depositary Shares

[To come.]

Taxation

Chilean Tax Considerations

The following discussion summarizes material Chilean income and withholding tax consequences to Foreign Holders (as defined below) arising from the ownership and disposition of share rights, ADS rights, shares and ADSs. The summary which follows does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a decision to purchase, own or dispose of share rights, ADS rights (including in the form of share rights issued to the Depositary and subsequently made available to the holders of ADSs, common shares or ADSs and does not purport to deal with the tax consequences applicable to all categories of investors, some of which may be subject to special rules. Additionally, this summary may change substantially in case of later amendments to the law or any of its new interpretations. In this regard, note that the Chilean government has submitted a bill to Congress on July 7, 2022 to modify various Chilean tax laws and, therefore, the descriptions made below may change in accordance with new and amended provisions of these laws. Holders of common shares and ADSs are advised to consult their own tax advisors concerning the Chilean and other tax consequences of the ownership of shares or ADSs.

As used herein, the term “Foreign Holder” means either:

•

in the case of an individual holder, a person who is not a resident of or domiciled in Chile; for purposes of Chilean taxation, (a) an individual is resident of Chile if he or she has resided in Chile, uninterrupted or not, for a period or periods that in total exceed 183 days, within any twelve-month period; or (b) an individual is domiciled in Chile if he or she resides in Chile with the intention of remaining in Chile (such intention to be evidenced by circumstances such as the acceptance of employment within Chile or the relocation of the individual’s family to Chile), or

•

in the case of a legal entity holder, an entity that is not organized under the laws of Chile, unless the shares or ADSs are assigned to a branch, agent, representative or permanent establishment of such entity in Chile.

Under Chilean law, certain provisions contained in statutes such as tax rates applicable to foreign investors, the computation of taxable income for Chilean purposes and the manner in which Chilean taxes are imposed and collected may only be amended by another statute. In addition, the Chilean tax authorities issue rulings and regulations of either general or specific application and interpret the provisions of Chilean tax law. Chilean taxes may not be assessed retroactively against taxpayers who act in good faith relying on such rulings, regulations and interpretations. Chilean tax authorities may, however, change such rules, regulations and interpretations prospectively. There is currently no applicable income tax treaty in effect between Chile and the United States. However, in 2010, Chile and the United States signed an income tax treaty that has not yet been ratified by either country. The following summary assumes that there is no applicable income tax treaty in effect between Chile and the United States.

This discussion:

•

is based upon the tax laws of Chile as in effect on the date of this prospectus supplement, including applicable regulations and rulings, and including Ruling No. 324 dated January 29, 1990, of the Chilean Internal Revenue Service (Servicio de Impuestos Internos, or the “SII”); and

•

is not intended as Chilean tax advice to any particular Foreign Holder, which can be rendered only in light of its particular circumstances, and does not purport to be a complete analysis of the potential Chilean tax consequences that may be important to a Foreign Holder based on that Foreign Holder’s particular tax situation or circumstances.

We have not sought and will not seek any rulings from the SII with respect to any matter discussed herein. No assurance can be given that the SII would not assert, or that a court would not sustain a position contrary to any of the tax characterizations and tax consequences set forth below.

Taxation on Capital Gains

Taxation on Sale or Exchange of ADSs Outside of Chile

Gains obtained by a Foreign Holder from the sale or exchange of ADSs outside Chile will not be subject to Chilean taxation.

Taxation on Sale or Exchange of Shares

Article 107 of the Chilean Income Tax Law includes a tax exemption on capital gains arising from the sale of shares of listed companies traded in the stock markets. Although there are certain restrictions, in general terms, the amendment provides that in order to qualify for the capital gain exemption: (i) the shares must be of a publicly held stock corporation with a “sufficient stock market liquidity” status in the Chilean Stock Exchanges; (ii) the sale must be carried out in a Chilean Stock Exchange authorized by the CMF, or in a tender offer subject to Chapter XXV of the Chilean Securities Market Law or as the consequence of a contribution to a fund as regulated in Section 109 of the Chilean Income Tax Law; (iii) the shares which are being sold must have been acquired on a Chilean Stock Exchange, or in a tender offer subject to Chapter XXV of the Chilean Securities Market Law, or in an initial public offering (due to the creation of a company or to a capital increase), or due to the exchange of convertible publicly offered securities, or due to the redemption of a fund’s quota as regulated in Section 109 of the Chilean Income Tax Law; and (iv) the shares must have been acquired after April 19, 2001. For purposes of considering the ADSs as convertible publicly offered securities, they should comply with the requirements set forth by Ruling No. 1.480 dated August 22, 2014, of the SII, which, among other, requires to be registered in the Chilean foreign securities registry (or it is expressly excluded from such registry by the CMF).

If the shares do not qualify for the above exemption, capital gains on the sale or exchange of common shares (as distinguished from sales or exchanges of ADSs representing such common shares) will be subject to a 35% withholding tax in Chile. Such rate could be reduced by the application of a double tax treaty subscribed by Chile. Provisional withholding obligations are applicable under Chilean tax law based on different rates depending on whether the capital gain can be determined at the time of the sale.

The date of acquisition of the ADSs is considered to be the date of acquisition of the shares for which the ADSs are exchanged.

Pursuant to Law No. 21,420, note that as from September 1, 2022, capital gains arising from the sale of shares that comply with the requirements set forth in Article 107 of the Chilean Income Tax Law will no longer be exempted from capital gains taxes in Chile and will be subject to a 10% single tax (except for capital gains obtained by “institutional investors,” whether domiciled or resident in Chile or abroad, which will be tax exempt). Provisional withholding obligations are applicable under Chilean tax law based on different rates depending on whether the capital gain can be determined at the time of the sale.

Taxation of Share Rights and ADS Rights

For Chilean tax purposes and to the extent we issue any share rights or ADS rights, the receipt of share rights or ADS rights by a Foreign Holder of shares or ADSs pursuant to a rights offering is a nontaxable event. In addition, there are no Chilean income tax consequences to Foreign Holders upon the exercise or the lapse of the share rights or the ADS rights.

Any gain on the sale, exchange or transfer of any ADS rights by a Foreign Holder is not subject to taxes in Chile.

Any gain on the sale, exchange or transfer of the share rights by a Foreign Holder is generally subject to a 35% Chilean withholding tax unless a different tax treatment applies under a tax treaty between Chile and the residence country of the Foreign Holder.

Other Chilean Taxes

There is no gift, inheritance or succession tax applicable to the ownership, transfer or disposition of ADSs by Foreign Holders, but such taxes will generally apply to the transfer at death or by gift of the shares by a Foreign Holder. There is no Chilean stamp, issue, registration or similar taxes or duties payable by holders of shares or ADSs.

Taxation of Cash Dividends and Property Distributions

Cash dividends paid with respect to the shares or ADSs held by a Foreign Holder will be subject to Chilean withholding tax, which is withheld and paid by the company. The amount of the Chilean withholding tax is determined by applying a 35% rate to a “grossed-up” distribution amount (such amount equal to the sum of the actual distribution amount and the correlative Chilean corporate income tax (“CIT)” paid by the issuer), and then subtracting as a credit 65% of such Chilean CIT paid by the issuer, in case the residence country of the holder of shares or ADSs does not have a tax treaty with Chile. If there is a tax treaty between both countries in force or that was signed prior to January 1, 2020 and until December 31, 2026 (even if not yet in effect, which is the case of the tax treaty signed between Chile and the United States), the Foreign Holder can apply 100% of the CIT as a credit. For the year 2022, the Chilean CIT applicable to the company is a rate of 27%, and depending on the circumstances mentioned above, the Foreign Holder may apply 100% or 65% of the CIT as a credit.

The example below illustrates the effective Chilean withholding tax burden on a cash dividend received by a Foreign Holder, assuming a Chilean withholding tax base rate of 35%, an effective Chilean CIT rate of 27% and a distribution of 50% of the net income of the company distributable after payment of the Chilean CIT:

Line	Concept and calculation assumptions	Amount tax treaty resident	Amount non-tax treaty resident
1	Company taxable income (based on Line 1 = 100)	100.0	100.0
2	Chilean corporate income tax : 27% × Line 1	27	27
3	Net distributable income: Line 1 – Line 2	73	73
4	Dividend distributed (50% of net distributable income): 50% of Line 3	36.5	36.5
5	Withholding tax: (35% of (the sum of Line 4 and 50% of Line 2))	17.5	17.5
6	Credit for 50% of Chilean corporate income tax : 50% of Line 2	13.5	13.5
7	CIT partial restitution (Line 6 × 35%)(1)	—	4.725
8	Net withholding tax: Line 5 – Line 6 + Line 7	4	8.725
9	Net dividend received: Line 4 – Line 8	32.5	27.775
10	Effective dividend Withholding rate : Line 8 / Line 4	10.96%	23.90%

(1)

Only applicable to non-tax treaty jurisdiction resident. From a practical standpoint the foregoing means that the CIT is only partially creditable (65%) against the withholding tax (i.e., CIT of 8.725%).

For purposes of the foregoing, the SII has not expressly clarified whether the taxpayer’s residency is that of the ADS holder or of the Depositary. However, pursuant to the Ruling No. 1,113 dated March 29, 2022, of the SII, it may be argued that the applicable residency is that of the Depositary.

Dividend distributions made in kind would be subject to the same Chilean tax rules applicable to cash dividends based on the fair market value of the relevant assets.

U.S. Federal Income Tax Considerations

This section describes the material U.S. federal income tax consequences to a U.S. holder (as defined below) of owning ADSs. It applies to you only if you hold your ADSs as capital assets for tax purposes. This section does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may be relevant to U.S. holders with respect to their ownership and disposition of ADSs. Accordingly, it is not intended to be, and should not be construed as, tax advice. This section does not apply to you if you are a member of a special class of holders subject to special rules, including:

•	a dealer in securities,

•	a trader in securities that elects to use a mark-to-market method of accounting for securities holdings,

•	a tax-exempt organization,

•	a financial institution,

•	a regulated investment company,

•	a real estate investment trust,

•	a life insurance company,

•	a person liable for alternative minimum tax,

•	a person that directly, indirectly or constructively owns 10% or more of the vote or value of our stock,

•	a person that holds ADSs as part of a straddle or a hedging or conversion transaction,

•	a person that purchases or sells ADSs as part of a wash sale for tax purposes,

•	a U.S. holder (as defined below) whose functional currency is not the U.S. dollar,

•	a U.S. expatriate,

•	a person who acquired our ADSs pursuant to the exercise of any employee share option or otherwise as compensation, or

•	a partnership or other pass-through entity or arrangement treated as such (or a person holding our ADSs through a partnership or other pass-through entity or arrangement treated as such).

If you are a member of a special class of holders subject to special rules, you should consult your tax advisor with regard to the U.S. federal income tax treatment of an investment in the ADSs. Moreover, this summary does not address the U.S. federal estate, gift, or Medicare contribution tax applicable to the net investment income of certain non-corporate U.S. holders or alternative minimum tax considerations, or any U.S. state or local or non-U.S. tax considerations of the acquisition, ownership and disposition of ADSs.

This section is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed Treasury regulations, published rulings and court decisions, all as of the date hereof. These laws are subject to change, possibly on a retroactive basis. On February 4, 2010, representatives of the governments of the United States and Chile signed a proposed income tax treaty, but the proposed treaty is not in force or effect, because the U.S. Senate has not consented to its ratification by the President of the United States.

The laws on which this section is based are subject to differing interpretations. No ruling has been sought from the U.S. Internal Revenue Service (the “IRS”) with respect to any U.S. federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position.

In addition, this section is based in part upon the representations of the Depositary and the assumption that each obligation in the Deposit Agreement and any related agreement will be performed in accordance with its terms.

If an entity that is treated as a partnership for U.S. federal income tax purposes holds the ADSs, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the ADSs should consult its tax advisor with regard to the U.S. federal income tax treatment of an investment in the ADSs.

For purposes of this summary, a “U.S. holder” is a beneficial owner of ADSs that is a citizen or resident of the United States or a U.S. domestic corporation or that otherwise is subject to U.S. federal income taxation on a net income basis in respect of such ADSs.

The U.S. federal income tax consequences to U.S. holder may be affected by our Chapter 11 proceedings, which remain ongoing. You should consult with your tax advisors concerning the U.S. federal income tax considerations of the ownership or disposition of the ADSs in light of our Chapter 11 proceedings and your particular circumstances, as well as any considerations arising under the laws of any other taxing jurisdiction.

ADSs

In general, and taking into account the earlier assumptions, for U.S. federal income tax purposes, if you hold ADRs evidencing ADSs, you will be treated as the beneficial owner of the common shares represented by those ADRs. Exchanges of common shares for ADRs, and ADRs for common shares, generally will not be subject to U.S. federal income tax.

As a result of our Chapter 11 proceedings, LATAM was delisted from the NYSE on June 22, 2020. Our ADSs continued to trade in the over-the-counter market under the ticker “LTMAQ.” We expect to apply to list our ADSs on the NYSE under the symbol “LTM” and the ADSs are expected to begin trading on the NYSE on                , 2022.

The U.S. Treasury has expressed concerns that intermediaries in the chain of ownership between the holder of an ADS and the issuer of the security underlying the ADS may be taking actions that are inconsistent with the beneficial ownership of the underlying security. Accordingly, the creditability of any foreign taxes paid and the availability of the reduced tax rate for dividends received by certain non-corporate U.S. holders (as discussed below), could be affected by actions taken by intermediaries in the chain of ownership between the holders of ADSs and us if as a result of actions the holders of ADSs are not properly treated as beneficial owners of the underlying common shares.

Taxation of Dividends

Under the U.S. federal income tax laws, and subject to the passive foreign investment company (“PFIC”) rules discussed below, if you are a U.S. holder, the gross amount of any dividend we pay out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) is subject to U.S. federal income taxation. Distributions in excess of current and accumulated earnings and profits, as determined for U.S. federal income tax purposes, will be treated as a non-taxable return of capital to the extent of your adjusted tax basis in the ADSs, and thereafter as capital gain from the sale or exchange of the ADSs. However, we do not expect to calculate earnings and profits in accordance with U.S. federal income tax principles. Accordingly, you should expect to generally treat any distributions we make as dividend income for U.S. federal income tax purposes.

If you are a U.S. holder who is an individual, trust, or estate, then dividends paid on the ADSs that constitute qualified dividend income will be taxable to you at the preferential rates applicable to long-term capital gains. Dividends paid on the ADSs will be treated as qualified dividend income if:

•

(a) the ADSs are readily tradable on an established securities market in the United States; or (b) we are eligible for benefits of a comprehensive tax treaty with the United States, which the U.S. Treasury determines is satisfactory for this purpose, which includes an exchange of information program;

•	we were not, in the year prior to the year in which the dividend was paid, and are not, in the year in which the dividend is paid, a PFIC; and

•

you hold the ADSs for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date and meet other holding period requirements; and you are not under an obligation to make related payments with respect to positions in substantially similar or related property.

We believe that our ADSs should not be treated as stock of a PFIC for U.S. federal income tax purposes. See “—PFIC Rules,” below.

IRS guidance provides that shares and ADSs are considered as readily tradable on an established securities market in the United States if they are listed on certain national U.S. securities exchanges, including the NYSE. In the case of stock that is not listed in a manner that meets this definition (such as stock listed on the OTC Bulletin Board or on the electronic pink sheets), the U.S. Internal Revenue Service indicated in 2003 that it was considering whether, or to what extent, treatment as “readily tradable on an established securities market in the United States” should be conditioned on the satisfaction of parameters regarding minimum trading volume, minimum number of market makers, maintenance and publication of historical trade or quotation data, issuer reporting requirements under SEC or exchange rules, or issuer disclosure or determinations regarding PFIC or similar status. To date the IRS has not issued further guidance on this topic.

If, consistent with our expectation, the ADSs are listed on the NYSE, then the ADSs should qualify as readily tradable on an established securities market in the United States so long as they are so listed. Accordingly, we would expect that dividends we pay with respect to the ADSs will be qualified dividend income (provided that the other conditions listed above are met). If contrary to our expectation the ADSs are not so listed and trade only on the over-the-counter market, the IRS may (as long as there is no income tax treaty in force and effect between Chile and the United States) take the position that dividends we pay with respect to the ADSs are not qualified dividend income, and therefore, that the U.S. dollar amount of such dividends received by an individual, trust, or estate U.S. holder are subject to taxation at ordinary U.S. federal income tax rates. Corporate U.S. holders are taxed on dividend income at the U.S. federal corporate income tax rate whether or not the dividend income is qualified dividend income.

The dividend is taxable to you when the Depositary receives the dividend, actually or constructively. The dividend will not be eligible for the dividends-received deduction generally allowed to U.S. domestic corporations in respect of dividends received from other U.S. domestic corporations or certain foreign corporations. The amount of the dividend distribution that you must include in your income as a U.S. holder will be the U.S. dollar value of the Chilean pesos payments made, determined at the spot Chilean pesos/U.S. dollar rate on the date the dividend distribution is includible in your income, regardless of whether the payment is in fact converted into U.S. dollars. Generally, any gain or loss resulting from currency exchange fluctuations during the period from the date you include the dividend payment in income to the date you convert the payment into U.S. dollars will be treated as ordinary income or loss and will not be eligible for the special tax rate applicable to qualified dividend income. The gain or loss generally will be income or loss from sources within the United States for foreign tax credit limitation purposes. The amount of any distribution of property other than cash will be the fair market value of such property on the date of distribution.

The dividend income you have to include in gross income includes the amount of any Chilean tax withheld from the dividend payment even though you do not in fact receive such amount. Subject to generally applicable limitations and conditions under the Code (including new requirements recently adopted by the IRS, discussed below), Chilean withholding tax withheld and paid over to the Chilean tax authorities (after taking into account the credit for the Chilean CIT, when it is available) may be creditable or deductible against your U.S. federal income tax liability. Special rules apply in determining the foreign tax credit limitation with respect to qualified dividend income that is subject to preferential U.S. federal income tax rates. To the extent a refund of the tax withheld is available to you under Chilean law, as is the case if the amount of Chilean Withholding Tax initially withheld from a dividend is determined to be excessive as described above under “—Taxation Considerations—Taxation of Shares and ADSs—Taxation of Cash Dividends and Property Distributions,” the amount of tax withheld that is refundable will not be eligible for credit against your United States federal income tax liability.

Dividends will generally be income from sources outside the United States and will, depending on your circumstances, generally be either “passive” or “general” or “foreign branch” income for purposes of computing the foreign tax credit allowable to you. The rules relating to foreign tax credits and deductions are complex. U.S. holders should consult their tax advisors concerning the application of these rules in their particular circumstances. Treasury regulations released on December 28, 2021, and applicable to foreign taxes paid in taxable years beginning on or after that date, modified the rules defining creditable foreign taxes. Accordingly, it will be necessary to evaluate the Chilean withholding tax under this modified regulatory definition to determine whether the Chilean withholding tax is creditable against your U.S. federal income tax liability in your taxable years beginning on or after December 28, 2021.

Taxation of Capital Gains

Subject to the PFIC rules discussed below, if you sell or otherwise dispose of your ADSs, you will generally recognize capital gain or loss for U.S. federal income tax purposes equal to the difference between the U.S. dollar value of the amount that you realize and your adjusted tax basis, determined in U.S. dollars, in your ADSs. Capital gain of a U.S. holder who is an individual, trust, or estate, is generally taxed at preferential rates where the property is held for more than one year. The deductibility of capital losses is subject to significant limitations. The gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes. Consequently, you may not be able to use the Chilean tax imposed on the disposition of ADSs as a foreign tax credit, assuming such tax is even a creditable tax as discussed below, against your U.S. federal income tax liability on such disposition.

It is possible that you may be able to apply such Chilean taxes as a foreign tax credit against U.S. federal income tax due on other income you may have that is treated as derived from foreign sources in the appropriate foreign tax credit limitation category. Treasury regulations released on December 28, 2021, and applicable to foreign taxes paid in taxable years beginning on or after that date, modified the rules for determining whether foreign taxes on gains of nonresidents of the foreign taxing jurisdiction, from the sale or disposition of property based on the situs of property, are creditable for U.S. federal income tax purposes. Accordingly, if any Chilean tax is imposed on your gains from the sale or disposition of ADSs, it will be necessary to evaluate the tax under these modified regulations to determine whether the tax is creditable against your U.S. federal income tax due on such other income in taxable years beginning on or after December 28, 2021.

If the consideration received for our ADSs is paid in foreign currency, the amount realized will generally be the U.S. dollar value of the payment received translated at the spot rate of exchange on the date of disposition (or, if the ADSs are traded on an established securities market at such time, in the case of cash-basis and electing accrual-basis U.S. holders, the settlement date). An accrual basis U.S. holder that does not elect to determine the amount realized using the spot exchange rate on the settlement date will recognize foreign currency gain or loss equal to the difference between the U.S. dollar value of the amount received based on the spot exchange rates in effect on the date of the sale or other disposition and the settlement date. It is unclear whether an over-the-counter market is treated as an established securities market for purposes of these rules. A U.S. holder’s initial tax basis in our ADSs will equal the cost of such ADSs. If a U.S. holder used foreign currency to purchase our ADSs, the cost of our ADSs will be the U.S. dollar value of the foreign currency purchase price on the date of purchase. If our ADSs are treated as traded on an established securities market (which should be the case if the ADSs are listed on the NYSE) and the relevant U.S. holder is either a cash basis taxpayer or an accrual basis taxpayer who has made the special election described above, such holder will determine the U.S. dollar value of the cost of such ADSs by translating the amount paid at the spot rate of exchange on the settlement date of the purchase.

PFIC Rules

We believe that our ADSs should not be treated as stock of a PFIC for our current taxable year and we do not anticipate becoming a PFIC in future taxable years, but this conclusion is a factual determination that is made annually and thus may be subject to change. If we were to be treated as a PFIC, gain realized on the sale or other disposition of your ADSs would in general not be treated as capital gain that is eligible for preferential tax rates in the case of non-corporate U.S. holders. Instead, if you are a U.S. holder, unless you make a timely “mark-to-market” election electing to be taxed annually on a mark-to-market basis with respect to your ADSs, or you make a timely “qualified electing fund” election electing to be taxed annually on the earnings and gains of the PFIC attributable to your ADSs (irrespective of distributions), you would be treated as if you had realized such gain ratably over your holding period in the ADSs and would be taxed at the highest tax rate in effect for each such year to which the gain was allocated, together with an interest charge in respect of the tax attributable to each such year except for the current year. In addition, unless you make a timely “mark-to-market” election or “qualified electing fund” election, distributions that you receive from us as a direct or indirect U.S. holder will not be eligible for the preferential tax rates applicable to qualified dividend income if we are treated as a PFIC with respect to you either in the taxable year of the distribution or the preceding taxable year, but instead will be taxable at the tax rates applicable to ordinary income, and to the extent they are treated as “excess distributions” under the PFIC rules, they will also be subject to the PFIC interest charge described above. A U.S. holder will be required to make an annual filing with the U.S. Internal Revenue Service if such holder holds ADSs in any year in which we are classified as a PFIC. With certain exceptions, your ADSs will continue to be treated as stock in a PFIC if we were a PFIC at any time during your holding period in your ADSs even if we no longer meet the PFIC tests in a later year.

The U.S. federal income tax rules relating to PFICs are complex. Prospective U.S. investors are urged to consult their own tax advisers with respect to the application of the PFIC rules to their investment in the ADSs.

Information Reporting and Backup Withholding

Dividends paid on, and proceeds from the sale or other disposition of, the ADSs to a U.S. holder generally are subject to the information reporting requirements of the Code and may be subject to backup withholding unless the U.S. holder provides an accurate taxpayer identification number and makes any other required certification or otherwise establishes an exemption. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. holder will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS in a timely manner.

A holder that is not a U.S. holder may be required to comply with certification and identification procedures in order to establish its exemption from information reporting and backup withholding.

Foreign Asset Reporting

Certain U.S. holders who are individuals (and certain entities) that hold an interest in “specified foreign financial assets” (which may include the ADSs) with an aggregate value in excess of U.S.$50,000 on the last day of the taxable year, or US$75,000 at any time during the taxable year, are required to report information relating to such assets, currently on Form 8938, subject to certain exceptions (including an exception for stock held in accounts maintained by certain financial institutions). Penalties can apply if U.S. holders fail to satisfy such reporting requirements. U.S. holders should consult their tax advisors regarding the effect, if any, of this requirement on their ownership and disposition of ADSs.

Plan of Distribution

We are registering the offer and sale of up to                  common shares and the ADSs that represent these shares, to permit the resale of these common shares and ADSs by the Selling Shareholders from time to time after the date of this prospectus. For purposes of this Plan of Distribution, references to the ADSs include the common shares represented by those ADSs. The ADSs covered by this prospectus may be offered and sold from time to time by the Selling Shareholders. We will not receive any of the proceeds from the sale by the Selling Shareholders of the common shares or the ADSs. We will bear all fees and expenses incident to our obligation to register the common shares and the ADSs.

The ADSs may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at privately negotiated prices. The Selling Shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

The Selling Shareholders may offer and sell all or a portion of the ADSs covered by this prospectus from time to time, in one or more or any combination of the following transactions:

•	on the NYSE or on any other national securities exchange or quotation service on which the ADSs may be listed or quoted at the time of sale;

•	in underwritten offerings;

•	in privately negotiated transactions, at-the market transactions, “overnight transactions” or block trades;

•	through ordinary brokerage transactions (including on an exchange or over-the-counter) and transactions in which the broker solicits purchasers;

•	through options, short sales, forward sales, puts, agented transactions, stock lending transactions and hedging and other derivative transactions;

•	in the over-the-counter market;

•

through trading plans entered into pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	through the distribution by any selling shareholder to its employees, partners (including limited partners), members or stockholders;

•	through a combination of any of the above methods of sale; or

•	through any other method permitted pursuant to applicable law.

Instead of selling the ADSs under this prospectus, the Selling Shareholders may sell all or a portion of the ADSs offered by this prospectus in compliance with the provisions of Rule 144 under the Securities Act, or pursuant to other available exemptions from the registration requirements of the Securities Act, provided that such sales meet the criteria and conform to the requirements of such exemptions.

To the extent required with respect to a particular offering, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:

•	the name of the participating broker-dealer(s);

•	the specific securities involved;

•	the initial price at which such securities are to be sold;

•	the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable; and

•	other facts material to the transaction.

The Selling Shareholders may, at their discretion, sell all, none, or a portion of the common shares or the ADSs beneficially owned by them and offered hereby from time to time directly or through one or more broker-dealers or agents. If the common shares or the ADSs are sold through broker-dealers or agents, the broker-dealers or their agents may receive commissions, discounts or concessions from the Selling Shareholders in amounts to be negotiated immediately prior to the sale and the Selling Shareholders will be responsible for broker-dealers or agents’ commissions, discounts or concessions. The Selling Shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the common shares or the ADSs against certain liabilities, including liabilities arising under the Securities Act.

To the extent that any of the Selling Shareholders are brokers or dealers, they may be deemed to be “underwriters” within the meaning of the Securities Act and any commissions received by them and any profit on the resale of the common shares or the ADSs represented by the registered common shares may be deemed to be underwriting commissions or discounts under the Securities Act. As of the date of this prospectus, based on the representations received by LATAM from the Selling Shareholders, none of the Selling Shareholders are brokers or dealers or affiliated with brokers or dealers.

In offering the common shares or the ADSs covered by this prospectus, any broker-dealers or agents who execute sales for the Selling Shareholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any compensation of any broker-dealer may be deemed to be underwriting discounts and commissions under the Securities Act.

The Selling Shareholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act. This regulation may limit the timing of purchases and sales of any of the common shares or the common shares or the ADSs offered by this prospectus by the Selling Shareholders and any other participating person. The anti-manipulation rules under the Exchange Act may apply to sales of common shares or ADSs in the market and to the activities of the Selling Shareholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the common shares or the ADSs to engage in market-making activities with respect to the common shares or the ADSs for a period of up to five business days before the distribution. All of the foregoing may affect the marketability of the common shares or the ADSs and the ability of any person or entity to engage in market-making activities with respect to the common shares or the ADSs.

Where You Can Find More Information

We have filed with the SEC a registration statement (including amendments and exhibits to the registration statement) on Form F-1 under the Securities Act with respect to the common share or the ADSs offered in this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information with respect to us and our common shares and ADSs, reference is made to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address is https://www.sec.gov. We currently make available to the public our annual and interim reports, as well as certain information regarding our corporate governance and other matters on our website https://www.latamairlinesgroup.net/. The reference to our website address does not constitute incorporation by reference of the information contained on or available through our website, and you should not consider it to be a part of this prospectus.

We are currently subject to the information reporting requirements of the Exchange Act applicable to foreign private issuers. Accordingly, we are required to file reports and other information with the SEC, including annual reports on Form 20-F and periodic reports on Form 6-K. Those reports may be inspected without charge at the locations described above. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of such act. In addition, we are not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered thereunder.

As a foreign private issuer, we are also exempt from the requirements of Regulation FD (Fair Disclosure) which, generally, are meant to ensure that select groups of investors are not privy to specific information about an issuer before other investors. We are, however, still subject to the anti-fraud and anti-manipulation rules of the SEC, such as Rule 10b-5 of the Exchange Act. Since many of the disclosure obligations required of us as a foreign private issuer are different than those required by U.S. domestic reporting companies, our shareholders, potential shareholders and the investing public in general should not expect to receive information about us in the same amount and at the same time as information is received from, or provided by, U.S. domestic reporting companies.

Incorporation of Certain Information By Reference

The SEC allows us to incorporate by reference information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this prospectus or incorporated by reference subsequent to the date of this prospectus.

We incorporate by reference the following documents or information that we have filed with the SEC:

•	our Annual Report on Form 20-F for the year ended December 31, 2021 (SEC File/Film No. 001-14728 / 22783310) (our “2021 Annual Report”); and

•	our report on Form 6-K furnished to the SEC on August 11, 2022 (SEC File/Film No. 001-14728 / 221153261).

Except as specifically incorporated by reference above, none of our current or future reports filed or furnished with or to the SEC are incorporated by reference herein.

You may request a copy of any and all of the information that has been incorporated by reference in this offering memorandum and that has not been delivered with this offering memorandum, at no cost, by writing us at InvestorRelations@latam.com or at Presidente Riesco 5711, 20th Floor, Las Condes, Santiago, Chile or by telephoning us at (56-2) 2565-3952.

EXPENSES OF THE OFFERING

The following table sets forth all expenses payable by us in connection with this offering. All the amounts shown are estimates except for the SEC registration fee.

Amount (in U.S. dollars)
SEC registration fee	$445,382.09
Legal, accounting and advisory fees	*
Printing and mailing expenses	*
Miscellaneous fees and expenses	*
Total	*

*	To be filed by amendment.

Legal Matters

The validity of the issuance of the common shares underlying the ADSs offered by this prospectus and certain other matters of Chilean law will be passed upon by Claro & Cia., Santiago, Chile. Certain legal matters governed by U.S. Federal law relating to the ADSs will be passed upon by Cleary Gottlieb Steen & Hamilton LLP.

Experts

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2021 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 2 to the financial statements) of PricewaterhouseCoopers Consultores Auditores SpA, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors, Officers and Employees.

Neither the laws of Chile nor the registrants’ constitutive documents provide for indemnification of directors and officers. However, the registrants’ directors and officers benefit from insurance against civil liabilities, including civil liabilities in connection with the registration, offering and sale of the securities.

Item 7. Recent Sales of Unregistered Securities.

None.

Item 8. Exhibits and Financial Statement Schedules.

(a)	Exhibits

The exhibits of the registration statement are listed in the Exhibit Index to this registration statement and are incorporated by reference herein.

(b)	Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or consolidated financial statements or the notes thereto.

Item 9. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by section 10(a)(3) of the Securities Act;

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered

(if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by “8.A. of Form 20-F (17 CFR 249.220f)” at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

(a) Exhibits.

The following is a list of all exhibits filed as part of this registration statement on Form F-1, including those incorporated by reference in this prospectus.

Exhibit No.	Description of Exhibit

1.1	Amended and Restated By-laws of LATAM Airlines Group S.A., dated July 25, 2022.

2.1	Joint Plan of Reorganization of LATAM Airlines Group, S.A. et al under Chapter 11 of the Bankruptcy Code, as confirmed by the Bankruptcy Court on June 18, 2022.

4.1*	Amended and Restated Deposit Agreement dated as of among the Company and its successors and J.P. Morgan Chase Bank N.A.

4.2*	Form of American Depositary Receipt included in Exhibit 4.1.

4.3*	Registration Rights Agreement.

5.1	Opinion of Claro & Cia.

10.1.1	Amendment No. 2, dated as of October 4, 2005, to the Second A320-Family Purchase Agreement dated as of March 20, 1998, as amended and restated, between the Company and Airbus S.A.S. (as successor to Airbus Industry) (incorporated by reference to our amended annual report on Form 20-F (File No. 001-14728), filed on June 30, 2006, and portions of which have been omitted pursuant to a request for confidential treatment).

10.1.2	Amendment No. 3, dated as of March 6, 2007, to the Second A320-Family Purchase Agreement, dated as of March 20, 1998, as amended and restated, between the Company and Airbus S.A.S. (incorporated by reference to our amended annual report on Form 20-F (File No. 001-14728), filed on June 30, 2006, and portions of which have been omitted pursuant to a request for confidential treatment).

10.1.3	Amendment No. 5, dated as of December 23, 2009, to the Second A320-Family Purchase Agreement, dated as of March 20, 1998, as amended and restated, between the Company and Airbus S.A.S. (incorporated by reference to our amended annual report on Form 20-F (File No. 001-14728), filed on June 29, 2010, and portions of which have been omitted pursuant to a request for confidential treatment).

10.1.4	Amendments No. 6, 7, 8 and 9 (dated as of May 10, 2010, May 19, 2010, September 23, 2010 and December 21, 2010, respectively), to the Second A320-Family Purchase Agreement dated as of March 20, 1998, as amended and restated, between the Company and Airbus S.A.S. (incorporated by reference to our amended annual report on Form 20-F (File No. 001-14728), filed on May 5, 2011, and portions of which have been omitted pursuant to a request for confidential treatment).

10.1.5	Amendments No. 10 and 11 (dated as of June 10, 2011 and November 8, 2011, respectively), to the Second A320-Family Purchase Agreement, dated as of March 20, 1998, as amended and restated, between the Company and Airbus S.A.S. (incorporated by reference to our annual report on Form 20-F (File No. 001-14728), filed on April 2, 2012 and portions of which have been omitted pursuant to a request for confidential treatment).

10.1.6	Amendment No. 12 (dated as of November 19, 2012), to the Second A320-Family Purchase Agreement, dated as of March 20, 1998, as amended and restated, between the Company and Airbus S.A.S. (incorporated by reference to our annual report on Form 20-F (File No. 001-14728), filed on April 30, 2013, and portions of which have been omitted pursuant to a request for confidential treatment).

10.1.7	Amendment No. 13 (dated as of August 19, 2013), to the Second A320-Family Purchase Agreement dated as of March 20, 1998, as amended and restated, between the Company and Airbus S.A.S. Portions of these documents have been omitted pursuant to a request for confidential treatment. Such omitted portions have been filed separately with the Securities and Exchange Commission.

10.1.8	Amendments No. 14, 15, 16 and 17 (dated as of March 31, 2014, May 16, 2014, July 15, 2015 and December 11, 2014, respectively), to the Second A320-Family Purchase Agreement dated as of March 20, 1998, as amended and restated, between the Company and Airbus S.A.S. (incorporated by reference to our annual report on Form 20-F (File No. 001-14728) filed on April 1, 2015 and portions of which have been omitted pursuant to a request for confidential treatment).

10.1.9	Novation Agreement (dated as of October 30, 2014) between TAM Linhas Aereas S.A., LATAM Airlines Group S.A. and Airbus S.A.S., relating to the A320 Family/A330 purchase agreement dated November 14, 2006, as amended and restated, between Airbus S.A.S. and TAM Linhas Aereas S.A. (incorporated by reference to our annual report on Form 20-F (File No. 001-14728) filed on April 1, 2015 and portions of which have been omitted pursuant to a request for confidential treatment).

10.1.10	Amendment No. 18 (dated as of August 4. 2021), to the Second A320-Family Purchase Agreement dated as of March 20, 1998, as amended and restated, between the Company and Airbus S.A.S. Portions of these documents have been omitted pursuant to a request for confidential treatment.

10.2	Aircraft Lease Common Terms Agreement between GE Commercial Aviation Services Limited and LAN Cargo S.A., dated as of April 30, 2007, and Aircraft Lease Agreements between Wells Fargo Bank Northwest N.A., as owner trustee, and LAN Cargo S.A., dated as of April 30, 2007 (incorporated by reference to our amended annual report on Form 20-F (File No. 001-14728), filed on May 7, 2007, and portions of which have been omitted pursuant to a request for confidential treatment).

10.3	Purchase Agreement No. 3256 between the Company and The Boeing Company relating to Boeing Model 787-8 and 787-9 aircraft, dated as of October 29, 2007, (incorporated by reference to our amended annual report on Form 20-F (File No. 001-14728), filed on June 25, 2008, and portions of which have been omitted pursuant to a request for confidential treatment).

10.3.1	Supplemental Agreements No. 1 and 2, (dated March 22, 2010 and July 8, 2010, respectively) to the Purchase Agreement No. 3256, dated October 29, 2007, as amended, between the Company and The Boeing Company (incorporated by reference to our amended annual report on Form 20-F (File No. 001-14728), filed on May 5, 2011, and portions of which have been omitted pursuant to a request for confidential treatment).

10.3.2	Supplemental Agreement No. 3, dated as of August 24, 2012, to the Purchase Agreement No. 3256, as amended, between the Company and The Boeing Company, dated as of October 29, 2007 (incorporated by reference to our annual report on Form 20-F (File No. 001-14728), filed on April 30, 2013, and portions of which have been omitted pursuant to a request for confidential treatment).

10.3.3	Delay Settlement Agreement, dated as of September 16, 2013, to the Purchase Agreement No. 3256, as amended, between the Company and The Boeing Company, dated as of October 29, 2007. Portions of this document have been omitted pursuant to a request for confidential treatment. Such omitted portions have been filed separately with the Securities and Exchange Commission.

10.3.4	Supplemental Agreements No. 4 and 5 (dated as of April 22, 2015 and July 3, 2015, respectively) to the Purchase Agreement No. 3256, as amended, between the Company and The Boeing Company, dated as of October 29, 2007 (incorporated by reference to our annual report on Form 20-F (File No. 001-14728) filed on April 29, 2016 and portions of which have been omitted pursuant to a request for confidential treatment).

10.3.5	Supplemental Agreements No. 6 and 7 (dated as of May 27, 2016 and December 20, 2016, respectively) to the Purchase Agreement No. 3256, as amended, between the Company and The Boeing Company, dated as of October 29, 2007. Portions of these documents have been omitted pursuant to a request for confidential treatment. Such omitted portions have been filed separately with the Securities and Exchange Commission.

10.3.6	Supplemental Agreement No. 18 (dated as of April 29, 2021) to the Purchase Agreement No. 3256, as amended, between the Company and The Boeing Company, dated as of October 29, 2007. Portions of these documents have been omitted pursuant to a request for confidential treatment.

10.4	General Terms Agreement No. CFM-1-2377460475 and Letter Agreement No. 1 to General Terms Agreement No. CFM-1-2377460475 between the Company and CFM International, Inc., both dated December 17, 2010 (incorporated by reference to our amended annual report on Form 20-F (File No. 001-14728), filed on May 5, 2011, and portions of which have been omitted pursuant to a request for confidential treatment).

10.5	Rate Per Flight Hour Engine Shop Maintenance Services Agreement between the Company and CFM International, Inc., dated December 17, 2010 (incorporated by reference to our amended annual report on Form 20-F (File No. 001-14728), filed on May 5, 2011, and portions of which have been omitted pursuant to a request for confidential treatment).

10.5	Implementation Agreement, dated as of January 18, 2011, among the Company, Costa Verde Aeronáutica S.A., Inversiones Mineras del Cantábrico S.A., TAM S.A., TAM Empreedimentos e Participações S.A. and Maria Cláudia Oliveira Amaro, Maurício Rolim Amaro, Noemy Almeida Oliveira Amaro and João Francisco Amaro (incorporated by reference to our amended annual report on Form 20-F (File No. 001-14728), filed on May 5, 2011).

10.5.1	Extension Letter to the Implementation Agreement and Exchange Offer Agreement, dated January 12, 2012, among the Company, Costa Verde Aeronáutica S.A., Inversiones Mineras del Cantábrico S.A., TAM S.A., TAM Empreedimentos e Participações S.A. and Maria Cláudia Oliveira Amaro, Maurício Rolim Amaro, Noemy Almeida Oliveira Amaro and João Francisco Amaro (incorporated by reference to our amended registration statement on Form F-4 (File No. 333-177984), filed on November 15, 2011).

10.6	Exchange Offer Agreement, dated as of January 18, 2011, among LAN Airlines S.A., Costa Verde Aeronáutica S.A., Inversiones Mineras del Cantábrico S.A., TAM S.A., TAM Empreedimentos e Participações S.A. and Maria Cláudia Oliveira Amaro, Maurício Rolim Amaro, Noemy Almeida Oliveira Amaro and João Francisco Amaro (incorporated by reference to our amended annual report on Form 20-F (File No. 001-14728), filed on May 5, 2011).

10.7	Shareholders Agreement, dated as of January 25, 2012, between the Company and TEP Chile S.A. (incorporated by reference to our amended registration statement on Form F-4 (File No. 333-177984), filed on November 15, 2011).

10.8	Shareholders Agreement, dated as of January 25, 2012, among the Company, TEP Chile S.A. and Holdco I S.A. (incorporated by reference to our amended registration statement on Form F-4 (File No. 333-177984), filed on November 15, 2011).

10.9	Shareholders Agreement, dated as of January 25, 2012, among the Company, TEP Chile S.A., Holdco I S.A. and TAM S.A. (incorporated by reference to our amended registration statement on Form F-4 (File No. 333-177984), filed on November 15, 2011).

10.10	Letter Agreement No. 12 (GTA No. 6-9576), dated July 11, 2011, between the Company and the General Electric Company (incorporated by reference to our annual report on Form 20-F (File No. 001-14728), filed on April 2, 2012 and portions of which have been omitted pursuant to a request for confidential treatment).

10.11	A320 NEO Purchase Agreement, dated as of June 22, 2011, between the Company and Airbus S.A.S. (incorporated by reference to our annual report on Form 20-F (File No. 001-14728), filed on April 2, 2012, and portions of which have been omitted pursuant to a request for confidential treatment).

10.11.1	Amendments No. 1, 2 and 3 (dated as of February 27, 2013, July 15, 2014 and December 11, 2014, respectively), to the A320 NEO Purchase Agreement dated as of June 22, 2011, between the Company and Airbus S.A. (incorporated by reference to our annual report on Form 20-F (File No. 001-14728) filed on April 1, 2015 and portions of which have been omitted pursuant to a request for confidential treatment).

10.11.2	Letter Agreement No. 1 (dated as of July 15, 2014) to Amendment No. 2 (dated as of July 15, 2014) to the A320 NEO Purchase Agreement dated as of June 22, 2011, between the Company and Airbus S.A. (incorporated by reference to our annual report on Form 20-F (File No. 001-14728) filed on April 1, 2015 and portions of which have been omitted pursuant to a request for confidential treatment).

10.11.3	Amendment No. 4, 5 and 6 (dated as of April 15, 2016, April 15, 2016, and August 8, 2016, respectively), to the A320 NEO Purchase Agreement dated as of June 22, 2011, between the Company and Airbus S.A.. Portions of these documents have been omitted pursuant to a request for confidential treatment. Such omitted portions have been filed separately with the Securities and Exchange Commission.

10.11.4	Amendment No. 9 (dated as of August 4, 2021), to the A320 NEO Purchase Agreement dated as of June 22, 2011, between the Company and Airbus S.A.. Portions of these documents have been omitted pursuant to a request for confidential treatment.

10.12	Buyback Agreement No. 3001 relating to One (1) Airbus A318-100 Aircraft MSN 3001, dated as of April 14, 2011, between the Company and Airbus Financial Services (incorporated by reference to our annual report on Form 20-F (File No. 001-14728), filed on April 2, 2012, and portions of which have been omitted pursuant to a request for confidential treatment).

10.13	Buyback Agreement No. 3030 relating to One (1) Airbus A318-100 Aircraft MSN 3003, dated as of August 10, 2011, between the Company and Airbus Financial Services (incorporated by reference to our annual report on Form 20-F (File No. 001-14728), filed on April 2, 2012, and portions of which have been omitted pursuant to a request for confidential treatment).

10.14	Buyback Agreement No. 3062, to One (1) Airbus A318-100 Aircraft MSN 3062, dated as of May 13, 2011, between the Company and Airbus Financial Services (incorporated by reference to our annual report on Form 20-F (File No. 001-14728), filed on April 2, 2012, and portions of which have been omitted pursuant to a request for confidential treatment).

10.15	Buyback Agreement No. 3214, to One (1) Airbus A318-100 Aircraft MSN 3214, dated as of June 9, 2011, between the Company and Airbus Financial Services (incorporated by reference to our annual report on Form 20-F (File No. 001-14728), filed on April 2, 2012, and portions of which have been omitted pursuant to a request for confidential treatment).

10.16	Buyback Agreement No. 3216, to One (1) Airbus A318-100 Aircraft MSN 3216, dated as of July 13, 2011, between the Company and Airbus Financial Services (incorporated by reference to our annual report on Form 20-F (File No. 001-14728), filed on April 2, 2012, and portions of which have been omitted pursuant to a request for confidential treatment).

10.17	Aircraft General Terms Agreement Number AGTA-LAN, dated May 9, 1997, between the Company and The Boeing Company (incorporated by reference to our annual report on Form 20-F (File No. 001-14728), filed on April 2, 2012, and portions of which have been omitted pursuant to a request for confidential treatment).

10.18	Buyback Agreement No. 3371, dated as of July 25, 2012, between the Company and Airbus Financial Services. Portions of this document have been omitted pursuant to a request for confidential treatment (incorporated by reference to our annual report on Form 20-F (File No. 001-14728), filed on April 30, 2013, and portions of which have been omitted pursuant to a request for confidential treatment).

10.19	Buyback Agreement No. 3390, dated as of October 26, 2012, between the Company and Airbus Financial Services. Portions of this document have been omitted pursuant to a request for confidential treatment (incorporated by reference to our annual report on Form 20-F (File No. 001-14728), filed on April 30, 2013, and portions of which have been omitted pursuant to a request for confidential treatment).

10.20	Buyback Agreement No. 3438, dated as of December 5, 2012, between the Company and Airbus Financial Services. Portions of this document have been omitted pursuant to a request for confidential treatment (incorporated by reference to our annual report on Form 20-F (File No. 001-14728), filed on April 30, 2013, and portions of which have been omitted pursuant to a request for confidential treatment).

10.21	Buyback Agreement No. 3469, dated as of January 4, 2013, between the Company and Airbus Financial Services. Portions of this document have been omitted pursuant to a request for confidential treatment (incorporated by reference to our annual report on Form 20-F (File No. 001-14728), filed on April 30, 2013, and portions of which have been omitted pursuant to a request for confidential treatment).

10.22	Buyback Agreement No. 3509, dated as of February 20, 2013, between the Company and Airbus Financial Services. Portions of this document have been omitted pursuant to a request for confidential treatment (incorporated by reference to our annual report on Form 20-F (File No. 001-14728), filed on April 30, 2013, and portions of which have been omitted pursuant to a request for confidential treatment).

10.23	A320 Family Purchase Agreement, dated March 19, 1998, between Airbus S.A.S. (formerly known as Airbus Industries GIE) and TAM Linhas Aéreas S.A. (formerly known as TAM Transportes Aéreas Meridionais S.A. and as successor in interest in TAM-Transportes Aéreas Regionais S.A.), incorporated by reference herein from our sixth pre-effective amendment to our Registration Statement on Form F-1, filed March 2, 2006, File No. 333-131938.

10.23.1	Amendment No. 12 (dated as of November 19, 2012), to the Second A320-Family Purchase Agreement, dated as of March 20, 1998, as amended and restated, between the Company and Airbus S.A.S. (incorporated by reference to our annual report on Form 20-F (File No. 001-14728), filed on April 30, 2013, and portions of which have been omitted pursuant to a request for confidential treatment).

10.23.2	Amendment No. 13 (dated as of August 19, 2013), to the Second A320-Family Purchase Agreement, dated as of March 20, 1998, as amended and restated, between the Company and Airbus S.A.S. (incorporated by reference to our annual report on Form 20-F (File No. 001-14728), filed on April 30, 2014, and portions of which have been omitted pursuant to a request for confidential treatment).

10.23.3	Amendment No. 14 (dated as of March 31, 2014), to the Second A320-Family Purchase Agreement, dated as of March 20, 1998, as amended and restated, between the Company and Airbus S.A.S. (incorporated by reference to our annual report on Form 20-F (File No. No. 001-14728), filed on April 1, 2015, and portions of which have been omitted pursuant to a request for confidential treatment).

10.24	A350 Family Purchase Agreement, dated December 20, 2005, between Airbus S.A.S. and TAM Linhas Aéreas S.A., incorporated by reference herein from our sixth pre-effective amendment to our Registration Statement on Form F-1, filed March 2, 2006, File No. 333-131938.

10.24.1	A350 Family Purchase Agreement, dated December 20, 2005, as amended and restated on January 21, 2008, between Airbus S.A.S. and TAM Linhas Aereas S.A. (incorporated by reference to our annual report on Form 20-F (File No. 001-14728) filed on April 1, 2015 and portions of which have been omitted pursuant to a request for confidential treatment).

10.24.2	Amendments No. 1, 2 and 3 (dated July 28, 2010, July 15, 2014 and October 30, 2014, respectively) to the A350 Purchase Agreement, dated December 20, 2005, as amended and restated on January 21, 2008, between Airbus S.A.S. and TAM Linhas Aereas S.A. (incorporated by reference to our annual report on Form 20-F (File No. 001-14728) filed on April 1, 2015 and portions of which have been omitted pursuant to a request for confidential treatment).

10.24.3	Novation Agreement (dated as of July 21, 2014) between TAM Linhas Aereas S.A., LATAM Airlines Group S.A. and Airbus S.A.S., relating to the A350 Family Purchase Agreement, dated December 20, 2005, as amended and restated on January 21, 2008, between Airbus S.A.S. and TAM Linhas Aereas S.A. (incorporated by reference to our annual report on Form 20-F (File No. 001-14728) filed on April 1, 2015 and portions of which have been omitted pursuant to a request for confidential treatment).

10.24.4	Amendments No. 4 and 5 (dated September 15, 2015 and November 19, 2015, respectively) to the A350 Purchase Agreement, dated December 20, 2005, as amended and restated on January 21, 2008, between Airbus S.A.S. and TAM Linhas Aereas S.A. (incorporated by reference to our annual report on Form 20-F (File No. 001-14728) filed on April 29, 2016 and portions of which have been omitted pursuant to a request for confidential treatment).

10.24.5	Amendments No. 6, 7 and 8 (dated February 3, 2016, August 8, 2016, and September 9, 2016, respectively) to the A350 Purchase Agreement, dated December 20, 2005, as amended and restated on January 21, 2008, between Airbus S.A.S. and TAM Linhas Aereas S.A.. Portions of these documents have been omitted pursuant to a request for confidential treatment. Such omitted portions have been filed separately with the Securities and Exchange Commission.

10.24.6	Termination Agreement (dated as of August 4, 2021) in respect of the A350 Purchase Agreement, dated December 20, 2005, as amended and restated on January 21, 2008, between Airbus S.A.S. and TAM Linhas Aereas S.A. Portions of these documents have been omitted pursuant to a request for confidential treatment.

10.25	V2500 Maintenance Agreement, dated September 14, 2000, between TAM Transportes Aéreos Regionais S.A. (incorporated by TAM Linhas Aéreas S.A.) and MTU Maintenance Hannover GmbH (MTU), incorporated by reference herein from our sixth pre-effective amendment to our Registration Statement on Form F-1, filed March 2, 2006, File No. 333-131938.

10.26	PW1100G-JM Engine Support and Maintenance Agreement, dated February 26, 2014, between LATAM Airlines Group S.A. and Pratt & Whitney Division. Portions of this document have been omitted pursuant to a request for confidential treatment. Such omitted portions have been filed separately with the Securities and Exchange Commission.

10.27	Framework Deed, dated May 28, 2013, between LATAM Airlines Group S.A. and Aercap Holdings N.V. Portions of this document have been omitted pursuant to a request for confidential treatment. Such omitted portions have been filed separately with the Securities and Exchange Commission.

10.28	A320 Family/A330 Purchase Agreement (dated as of November 14, 2006) between Airbus S.A.S. and TAM – Linhas Aereas S.A. (incorporated by reference to our annual report on Form 20-F (File No. 001-14728) filed on April 1, 2015 and portions of which have been omitted pursuant to a request for confidential treatment).

10.28.1	Amendments No. 15, 16, 17, 18, and 19 (dated as of February 18, 2013, February 27, 2013, August 19, 2013, July 15, 2014 and December 11, 2014, respectively) to the A320 Family/A330 Purchase Agreement (dated as of November 14, 2006) between Airbus S.A.S. and TAM – Linhas Aereas S.A. (incorporated by reference to our annual report on Form 20-F (File No. 001-14728) filed on April 1, 2015 and portions of which have been omitted pursuant to a request for confidential treatment).

10.28.2	Amendments No. 20 and 21 (dated as of June 3, 2015 and December 21, 2015, respectively) to the A320 Family/A330 Purchase Agreement (dated as of November 14, 2006) between Airbus S.A.S. and TAM – Linhas Aereas S.A. (incorporated by reference to our annual report on Form 20-F (File No. 001-14728) filed on April 1, 2015 and portions of which have been omitted pursuant to a request for confidential treatment).

10.28.3	Amendments No. 22, 23 and 24 (dated as of April 15, 2016, April 15, 2016, and August 8, 2016, respectively) to the A320 Family/A330 Purchase Agreement (dated as of November 14, 2006) between Airbus S.A.S. and TAM – Linhas Aereas S.A. Portions of these documents have been omitted pursuant to a request for confidential treatment. Such omitted portions have been filed separately with the Securities and Exchange Commission.

10.28.4	Amendment No. 27 (dated as of August 4, 2021) to the A320 Family/A330 Purchase Agreement (dated as of November 14, 2006) between Airbus S.A.S. and TAM – Linhas Aereas S.A. Portions of this document have been omitted pursuant to a request for confidential treatment.

10.29	Supplemental Agreement No. 7 (dated as of May 2014) to the Boeing 777-32WER Purchase Agreement (dated as of February 2007) between TAM – Linhas Aereas S.A. and The Boeing Company (incorporated by reference to our annual report on Form 20-F (File No. 001-14728) filed on April 1, 2015 and portions of which have been omitted pursuant to a request for confidential treatment).

10.29.1	Supplemental Agreement No. 8, dated as of April 22, 2015, to the Boeing 777-32WER Purchase Agreement (dated as of February 2007) between TAM Linhas Aéreas and The Boeing Company (incorporated by reference to our annual report on Form 20-F (File No. 001-14728) filed on April 29, 2016 and portions of which have been omitted pursuant to a request for confidential treatment).

10.29.2	Supplemental Agreement No. 13, dated as of April 29, 2021, to Purchase Agreement No. 3158, as amended, between TAM Linhas Aéreas and The Boeing Company (dated as of February 8, 2007). Portions of these documents have been omitted pursuant to a request for confidential treatment.

10.30	Operating Lease Agreement between Avolon Aerospace AOE 147 Limited and the Company, dated as of September 9, 2021, relating to Boeing Model 787-9 aircraft. Portions of this document have been omitted pursuant to a request for confidential treatment.

10.31	Form of Operating Lease Agreements between UMB Bank, N.A. and LATAM Airlines Group S.A. entered into in 2021 relating to Boeing Model 787-9 aircraft, portions of which have been omitted pursuant to a request for confidential treatment.

10.32	Form of Aircraft Lease Agreements between Wilmington Trust Company and LATAM Airlines Group S.A. entered into in 2021 relating to Airbus A321-200 aircraft, portions of which have been omitted pursuant to a request for confidential treatment.

10.33	Form of Aircraft Lease Agreements between Vermillion Aviation (Nine) Limited and LATAM Airlines Group S.A. entered into in August and September 2021 relating to Airbus A320-214 aircraft, portions of which have been omitted pursuant to a request for confidential treatment.

10.34	Framework Agreement dated as of September 26, 2019 by and between LATAM Airlines Group S.A. ad Delta Air Lines, Inc.

10.35	Restructuring Support Agreement, dated as of November 26, 2021 among the Company, other debtors party thereto and the commitment parties thereto, incorporated by reference from form 6-K (File No. 001-14728) furnished to the SEC on January 29, 2021.

10.36	Backstop Commitment Agreements, dated as of January 12, 2022 among the Company, other debtors party thereto and the respective backstop parties thereto, incorporated by reference from form 6-K (File No. 001-14728) furnished to the SEC on January 13, 2022.

21.1	List of all subsidiaries of the Company (incorporated by reference to our annual report on Form 20-F (File No. 001-14728), filed on March 30, 2022).

23.1	Consent of Claro & Cia. (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers Consultores Auditores SpA.

107	Filing Fee Table.

*	To be filed by amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Santiago, Chile, on August 12, 2022.

LATAM Airlines Group S.A.

By:	/s/ Roberto Alvo
Name: Roberto Alvo Title: Chief Executive Officer

By:	/s/ Ramiro Alfonsín
Name: Ramiro Alfonsín Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Ignacio Cueto Plaza	Chairman and Director	August 12, 2022
Name: Ignacio Cueto Plaza

/s/ Henri Philippe Reichstul	Director	August 12, 2022
Name: Henri Philippe Reichstul

/s/ Enrique Cueto Plaza	Director	August 12, 2022
Name: Enrique Cueto Plaza

/s/ Patrick Horn	Director	August 12, 2022
Name: Patrick Horn

/s/ Enrique Ostalé Cambiaso	Director	August 12, 2022
Name: Enrique Ostalé Cambiaso

/s/ Eduardo Novoa Castellón	Director	August 12, 2022
Name: Eduardo Novoa Castellón

/s/ Nicolás Eblen Hirmas	Director	August 12, 2022
Name: Nicolás Eblen Hirmas

/s/ Sonia Villalobos	Director	August 12, 2022
Name: Sonia Villalobos

/s/ Alexander Wilcox	Director	August 12, 2022
Name: Alexander Wilcox

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, the Registrant’s duly authorized representative has signed this registration statement on Form F-1 in Miami, Florida. the United States of America, on August 12, 2022.

By:	/s/ Helen Warner
Name: Helen Warner
Title: Authorized Representative in the United States